UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.    )

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The Charles Schwab Corporation
(Name of Registrant as Specified In Its Charter)
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March 31, 2023

Dear Fellow Stockholders,

We cordially invite you to attend our 2023 Annual Meeting of Stockholders to be held on Thursday, May 18, 2023, at 11:00 a.m. Central Time. The annual meeting will be held via the internet at www.schwabevents.com/corporation. Please follow the registration instructions as outlined in this proxy statement to attend the meeting virtually via the internet.

At the annual meeting, we will conduct the items of business outlined in this proxy statement. We also will report on our corporate performance in 2022 and answer questions.

Your vote is important. We encourage you to read this proxy statement carefully and to vote your shares as soon as possible, even if you plan to attend the meeting. Voting instructions are contained on the proxy card or voting instruction form that you received with this proxy statement.

We look forward to your participation.

Sincerely,

CHARLES R. SCHWAB	WALTER W. BETTINGER II
CO-CHAIRMAN	CO-CHAIRMAN AND CHIEF EXECUTIVE OFFICER

THE CHARLES SCHWAB CORPORATION PROXY STATEMENT	i

Notice of 2023 Annual Meeting of Stockholders

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS

Date:	Thursday, May 18, 2023

Time:	11:00 a.m. Central Time

Location:	www.schwabevents.com/corporation

Agenda:	• elect five directors for three-year terms;

•  vote to ratify the selection of independent auditors;

•  vote for the approval, on an advisory basis, of compensation of named executive officers;

•  vote on the frequency of the advisory vote on named executive officer compensation;

•  vote on two stockholder proposals, if properly presented; and

•  consider any other business properly coming before the meeting.

Stockholders who owned shares of our voting common stock at the close of business on March 20, 2023 are entitled to attend and vote at the meeting and any adjournment or postponement of the meeting. A complete list of registered stockholders will be available during the 10 days prior to the meeting at our principal executive offices at 3000 Schwab Way, Westlake, Texas 76262.

By Order of the Board of Directors,

PETER J. MORGAN III
MANAGING DIRECTOR, GENERAL COUNSEL AND
CORPORATE SECRETARY

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of

Stockholders to be Held on May 18, 2023. The proxy statement and annual report to security holders are available in the “Investor Relations” section of our website at

www.aboutschwab.com.

ii	THE CHARLES SCHWAB CORPORATION PROXY STATEMENT

Proxy Statement Summary

PROXY STATEMENT SUMMARY

The Board of Directors (the board) of The Charles Schwab Corporation (the company) is making the solicitation for proxies to be voted at the 2023 Annual Meeting of Stockholders to be held on May 18, 2023 (the annual meeting). These proxy materials were first made available to stockholders on or about March 31, 2023.

This summary highlights information contained in the proxy statement. This summary does not contain all of the information that you should consider, and you should review all of the information contained in the proxy statement before voting.

ANNUAL MEETING OF STOCKHOLDERS

Date:	Thursday, May 18, 2023
Time:	11:00 a.m. Central Time
Location:	www.schwabevents.com/corporation
Record Date:	March 20, 2023
Voting:	Stockholders as of the record date are entitled to vote. Each share of voting common stock is entitled to one vote.*
Registration:	Please follow the advance registration instructions contained in the proxy statement on page 86.

*	Unless otherwise specified, references to “common stock” in this proxy statement do not include non-voting common stock.

VOTING PROPOSALS

	Board Recommendation	Page

Election of Directors

Marianne C. Brown	For	13

Frank C. Herringer	For	18

Gerri K. Martin-Flickinger	For	20

Todd M. Ricketts	For	22

Carolyn Schwab-Pomerantz	For	26

Ratification of Independent Auditors	For	33

Advisory Approval of Named Executive Officer (NEO) Compensation	For	36

Frequency of Advisory Vote on NEO Compensation	One Year	72

Stockholder Proposal on Pay Equity Disclosure	Against	78

Stockholder Proposal on Discrimination Risk Oversight and Impact	Against	83

HOW TO VOTE

Internet	Telephone	Mail	During the Meeting
Go to www.proxypush.com/schw and follow the instructions on the website.	Call (866) 833-3382 and follow the instructions on your proxy card or your voting instruction form	Sign, date and mail your proxy card or your voting instruction form	While we encourage you to vote before the meeting, stockholders may vote online during the meeting by following the instructions on page 87.

THE CHARLES SCHWAB CORPORATION PROXY STATEMENT	iii

Proxy Statement Summary

DIRECTOR NOMINEES

We ask that you vote for the election of Marianne C. Brown, Frank C. Herringer, Gerri K. Martin-Flickinger, Todd M. Ricketts, and Carolyn Schwab-Pomerantz. The following table provides summary information on these nominees. Complete biographical information is contained in the proxy statement.

Name	Age	Director Since	Occupation	Skills	Independent	Committees

Marianne C. Brown	64	2020	Former Co-Chief Operating Officer of Fidelity National Information Services, Inc.	Public company knowledge and financial technology expertise	X	Risk

Frank C. Herringer	80	1996	Retired Chairman and Chief Executive Officer, Transamerica Corporation (Transamerica)	Public company knowledge and leadership experience	X	Compensation, Nominating and Corporate Governance

Gerri K. Martin-Flickinger	60	2020	Former Executive Vice President and Chief Technology Officer of Starbucks Corporation	Public company executive and cybersecurity experience	X	Audit

Todd M. Ricketts	53	2020	Former member of the Board of Directors of TD Ameritrade Holding Corporation (TD Ameritrade)	Business management and financial experience	X	Audit

Carolyn Schwab-Pomerantz	63	2022	Chair and President of Charles Schwab Foundation	Financial services industry experience and ESG expertise		Risk

INDEPENDENT AUDITORS

We ask that you ratify the appointment of Deloitte & Touche LLP and the member firms of Deloitte Touche Tohmatsu Limited (collectively referred to as Deloitte) as the company’s independent registered public accounting firm for the 2023 fiscal year. While the Audit Committee has the sole authority to retain the independent auditors, we are asking for your ratification as part of the Audit Committee’s evaluation process of the independent registered public accounting firm for the next fiscal year.

Fees for services provided by Deloitte in the last two fiscal years were:

	2022	2021
	(amounts in millions)
Audit Fees	$11.2	$11.2

Audit-Related Fees	4.2	4.5

Tax Fees	0.1	1.4

All Other Fees	—	—

Total	$15.5	$17.1

iv	THE CHARLES SCHWAB CORPORATION PROXY STATEMENT

Proxy Statement Summary

EXECUTIVE COMPENSATION

We ask that you approve, on an advisory basis, the compensation of our NEOs. The NEOs are those executive officers listed in the 2022 Summary Compensation Table (the 2022 SCT). The advisory approval of NEO compensation is required by federal law, and while the vote is not binding, the Compensation Committee considers the vote as part of its evaluation of executive compensation programs.

2022 Executive Compensation Highlights

Our management’s effective execution of our “Through Clients’ Eyes” strategy in 2022 led to healthy performance in the midst of a challenging economic backdrop. We had core net new assets of $428 billion, representing a full-year organic growth rate of 5%, and total client assets ended the year at $7.05 trillion, as the company’s asset gathering was offset by $1.5 trillion in lower market values over the past 12 months. Our operating performance supported strong financial results that highlight the resiliency of our diversified financial model, including net income of $7.2 billion and a pre-tax profit margin of 45.2%, or 50.0% on an adjusted basis. Diluted earnings per share (EPS) was $3.50 on a Generally Accepted Accounting Principles in the U.S. (GAAP) basis and $3.90 on an adjusted basis, Return on Common Equity (ROCE) was 18%, and Return on Tangible Common Equity (ROTCE) was 42%. For reconciliation of our results as reported under GAAP to non-GAAP financial measures, including diluted EPS to adjusted diluted EPS, ROCE to ROTCE, and pre-tax profit margin to adjusted pre-tax profit margin, please see Appendix A on page A-1.

The company’s compensation programs are designed to link pay to the long-term performance of the company. Key elements of 2022 compensation included:

Element	Form	Terms	Objectives

Base Salary	• Cash	• Reviewed annually	• Attract, motivate, and retain executives • Use effective governance and risk management practices

Annual Incentives	• Cash	• Subject to satisfaction of performance criteria	• Attract, motivate, and retain executives • Reward executives for individual performance • Link pay with company financial performance • Use effective governance and risk management practices

Long-term Incentives	• Performance-based restricted stock units • Stock options

• Restricted stock units with cliff-vesting based on a three-year performance period, subject to satisfaction of performance criteria

•  Stock options generally vest 25% per year and have a ten-year term

• Attract, motivate, and retain executives

•  Reward executives for individual performance

• Link pay with company financial performance

•  Align with long-term interests of stockholders and stock price performance

•  Use effective governance and risk management practices

THE CHARLES SCHWAB CORPORATION PROXY STATEMENT	v

Proxy Statement Summary

Given the company’s financial performance in 2022, the Compensation Committee approved funding at 105.71% of the target award for the NEOs for annual cash incentives. The performance goal for performance-based restricted stock units (PBRSUs) granted in 2022 was set at ROTCE equaling or exceeding the Cost of Equity (COE); this aligns the executives’ incentives with the long-term interests of stockholders. The PBRSUs have cliff-vesting based on a three-year performance period.

Summary compensation information for the NEOs is contained in the following table. As discussed in the proxy statement, these amounts are presented in accordance with accounting assumptions and Securities and Exchange Commission (SEC) rules, and the amount that the executive actually receives may vary from what is reported in the equity columns of the table.

2022 SUMMARY COMPENSATION

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)

Walter W. Bettinger II Chief Executive Officer and Co-Chairman	1,484,615	—	10,200,043	6,800,011	5,885,200	16,460	24,386,329

Peter B. Crawford Managing Director and Chief Financial Officer	688,462	—	1,800,045	1,200,016	1,455,545	16,133	5,160,201

Joseph R. Martinetto Managing Director and Chief Operating Officer	879,231	—	3,600,010	2,400,011	2,788,305	16,234	9,683,791

Richard A. Wurster President	876,923	—	4,200,079	2,800,009	2,780,986	16,260	10,674,257

Charles R. Schwab Co-Chairman	792,308	—	3,000,022	2,000,013	2,093,871	16,220	7,902,434

FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION

You will have the opportunity this year to indicate your preference on the frequency of having advisory votes on NEO compensation. You may indicate your preference to have the advisory vote every one, two, or three years, or you may abstain from voting. We recommend a frequency of one year for having advisory votes on NEO compensation, as we believe that having an advisory vote every year on NEO compensation provides the Compensation Committee regular input from stockholders.

STOCKHOLDER PROPOSALS

There are two stockholder proposals to vote on that are described in the proxy statement.

vi	THE CHARLES SCHWAB CORPORATION PROXY STATEMENT

Corporate Governance

CORPORATE GOVERNANCE

GOVERNANCE OVERVIEW

The Charles Schwab Corporation is a savings and loan holding company that engages, through its subsidiaries, in wealth management, securities brokerage, banking, asset management, custody, and financial advisory services. As of December 31, 2022, the company had $7.05 trillion in client assets, 33.8 million active brokerage accounts, 2.4 million corporate retirement plan participants, and 1.7 million banking accounts.

The company was founded on the belief that all Americans deserve access to a better investing experience. Although we offer a more modern way to build and manage wealth than at our founding, our purpose remains clear – to champion every client’s goals with passion and integrity. Guided by this purpose and our vision of creating the most trusted leader in investment services, management has adopted a strategy described as “Through Clients’ Eyes.”

The board is committed to the company’s vision of being the most trusted leader in investment services and believes that good corporate governance and high ethical standards are duties that we owe to our investors, customers, and employees, and are key to our long-term success and the creation of long-term stockholder value.

THE BOARD OF DIRECTORS

The board is committed to the company’s vision of being the most trusted leader in investment services. The board has the responsibility to hold management accountable for carrying out the company’s daily operations consistent with its strategic vision while navigating changes in the financial services industry, effectively managing risks, and responding to competitive pressures, new technologies, and an evolving regulatory environment.

Our practices to maintain board effectiveness include the following:

THE CHARLES SCHWAB CORPORATION PROXY STATEMENT	1

Corporate Governance

BOARD LEADERSHIP

Our Corporate Governance Guidelines provide that the roles of Chairman or Co-Chairman of the board and Chief Executive Officer may be separated or combined, and our board exercises its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances. Currently, Mr. Schwab and Mr. Bettinger serve as Co-Chairmen of the board, and Mr. Bettinger also serves as Chief Executive Officer. The board has carefully considered its leadership structure and determined that leveraging our founder, in the case of Mr. Schwab, and Chief Executive Officer, in the case of Mr. Bettinger, together as Co-Chairmen of the board currently serves the best interests of the company and its stockholders. Specifically, the board believes that Mr. Schwab and Mr. Bettinger are best situated to serve as Co-Chairmen given their deep knowledge of our business and strategy as the founder and Chief Executive Officer of the company, respectively, and their ability to draw on that experience in order to provide leadership to the board. This structure also reflects Mr. Schwab’s and the board’s intention to ensure strategic and leadership continuity for the company by following a thoughtful and long-term succession plan.

As provided in our Corporate Governance Guidelines, non-management directors meet regularly in executive session without management and independent directors meet at least annually in executive session with only independent directors. The Chair of the Nominating and Corporate Governance Committee, Mr. Herringer, presides over these sessions. Through the independence of the board’s committees and the regular use of executive sessions led by Mr. Herringer, the board is able to maintain independent oversight of our business strategy, annual operating plan, and other corporate activities. These features ensure a full and free discussion of issues that are important to the company and its stockholders. At the same time, the board is able to take advantage of the unique blend of leadership, experience, and knowledge of our industry and business that Mr. Schwab and Mr. Bettinger bring to the roles of Co-Chairmen.

The board has four standing committees (Audit, Compensation, Nominating and Corporate Governance, and Risk). Given the role and scope of authority of these committees, and that over 77% of the directors are independent, the board believes that its leadership structure, with the Co-Chairmen of the board leading board discussions, and the Chair of the Nominating and Corporate Governance Committee leading executive sessions, is appropriate.

DIRECTOR INDEPENDENCE

We have considered the independence of each director in accordance with New York Stock Exchange (NYSE) corporate governance standards. To assist us in our determination, we have general guidelines for independence. The guidelines for independence are available on the company’s website at www.aboutschwab.com/governance.

Based on our guidelines and NYSE corporate governance standards, we have determined that each of the company’s directors, except Mr. Schwab, Mr. Bettinger, Mr. Masrani, and Ms. Schwab-Pomerantz, is independent.

In determining independence, the board considers broadly all relevant facts and circumstances regarding a director’s relationships with the company. All non-employee directors receive compensation from the company for their service as directors, as disclosed in the “Director Compensation” section of this proxy statement, and are entitled to receive reimbursement for their expenses in traveling to and participating in board and committee meetings. As disclosed in the “Transactions with Related Persons” section of this proxy statement, some directors and entities with which they are affiliated have credit transactions with the company’s banking and brokerage subsidiaries, such as mortgage loans, revolving lines of credit, or other extensions of credit. These transactions with directors and their affiliates are made in the ordinary course of business and as permitted by the Sarbanes-Oxley Act of 2002. Such transactions are on substantially the

2	THE CHARLES SCHWAB CORPORATION PROXY STATEMENT

Corporate Governance

same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the lender and do not involve more than the normal risk of collectability or present other unfavorable features.

In addition to the relationships outlined above and in “Transactions with Related Persons” the board considered the following as part of its determination of independence:

•	Marianne C. Brown serves as a director of technology companies to which, or to the parent company of which, the company has made payments for products and services.

•	Joan T. Dea’s spouse serves as a trustee of a nonprofit organization to which the company, its affiliates, or its charitable foundation have made donations.

•	Mark A. Goldfarb serves as a member of an advisory council of a nonprofit organization to which the company, its affiliates, or its charitable foundation have made donations.

•	Frank C. Herringer’s spouse serves as a trustee of a nonprofit organization to which the company, its affiliates, or its charitable foundation have made donations.

•	Todd M. Ricketts serves as a director of a professional baseball organization to which the company has made payments in connection with sponsorship and advertising.

•	Arun Sarin serves as a director of a consulting firm to which the company has made payments for consulting services.

BOARD STRUCTURE AND COMMITTEES

The authorized number of directors is currently 18 and the company has 18 directors. There are five nominees for election this year and 12 directors will continue to serve the terms described in their biographies. Mr. Haraf’s term is expiring at the annual meeting and he is not standing for re-election as a director, and accordingly the authorized number of directors will be reduced from 18 to 17 effective at the annual meeting.

Directors currently serve staggered terms. Each director who is elected at an annual meeting of stockholders serves a three-year term, and the directors are divided into three classes.

The board held seven meetings in 2022. Each director attended at least 75% of applicable board and committee meetings during 2022. As provided in our Corporate Governance Guidelines, we expect directors to attend the annual meeting of stockholders. In 2022, all of the then-serving directors attended the annual meeting, which was held virtually.

Risk Oversight

We believe a fundamental commitment to strong and effective risk management is integral to achieving the company’s vision and executing on its strategy to be the most trusted leader in investment services. As part of its oversight functions, the board is responsible for oversight of risk management at the company and for holding senior management accountable for implementing the board’s approved risk tolerance. The board exercises this oversight both directly and indirectly through its standing committees, each of which is delegated responsibility for specific risks and keeps the board informed of its oversight efforts through regular reports by each committee Chair. The Risk Committee assists the board in fulfilling its oversight responsibilities with respect to the company’s risk management program and provides reports to the board and the Audit Committee. Among other responsibilities, the Risk Committee reviews the company’s overall risk governance and approves the enterprise-wide risk management framework. In addition, the Risk Committee has oversight of independent risk management, liquidity, market risk, and capital adequacy and credit-related and other key policies. The

THE CHARLES SCHWAB CORPORATION PROXY STATEMENT	3

Corporate Governance

Audit Committee reviews reports from management and the Risk Committee concerning the company’s risk assessment and major risk exposures and the steps management has taken to monitor and control such exposures. The Compensation Committee oversees incentive compensation risk and reviews the compensation program with respect to the potential impact of risk taking by employees. For further discussion of risk management at the company, please see “Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations – Risk Management” of the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Committees

Each of our four standing committees is chaired by an independent director. The Audit, Compensation, and Nominating and Corporate Governance Committees are composed entirely of independent directors as determined by the board in accordance with its independence guidelines and NYSE corporate governance standards, and the Risk Committee is chaired by an independent director. In addition to these standing committees, the board may from time to time establish ad hoc committees to assist in various matters.

The board and its committees are currently composed of the following individuals:

COMMITTEE MEMBERSHIPS

NAME	INDEPENDENT	AC	CC	NCGC	RC

Charles R. Schwab

Walter W. Bettinger II

John K. Adams, Jr.	∎	C

Marianne C. Brown	∎				X

Joan T. Dea	∎		X	X

Christopher V. Dodds	∎				C

Stephen A. Ellis	∎	X		X

Mark A. Goldfarb	∎	X

William S. Haraf	∎	X

Frank C. Herringer	∎		X	C

Brian M. Levitt	∎		VC

Gerri K. Martin-Flickinger	∎	X

Bharat B. Masrani					X

Todd M. Ricketts	∎	X

Charles A. Ruffel	∎				X

Arun Sarin	∎			X	X

Carolyn Schwab-Pomerantz					X

Paula A. Sneed	∎		C

AC CC	Audit Committee Compensation Committee	NCGC	Nominating and Corporate Governance Committee	RC	Risk Committee	Committee Member X Committee Chair C Committee Vice Chair VC

4	THE CHARLES SCHWAB CORPORATION PROXY STATEMENT

Corporate Governance

AUDIT COMMITTEE

John K. Adams, Jr. (Chair) • Stephen A. Ellis • Mark A. Goldfarb • William S. Haraf

Gerri K. Martin-Flickinger • Todd M. Ricketts

The Audit Committee held 13 meetings in 2022. None of the directors on the Audit Committee is or, during the past three years, has been an employee of The Charles Schwab Corporation or any of its subsidiaries. None of the Audit Committee members simultaneously serves on the audit committees of more than three public companies, including ours. The board has determined that all the members of the Audit Committee are financially literate in accordance with NYSE listing standards and Mr. Adams, Mr. Ellis, Mr. Goldfarb, and Mr. Haraf are Audit Committee financial experts in accordance with SEC rules.

Primary responsibilities:

•	reviews and discusses with management and the independent auditors the company’s annual and quarterly financial statements and earnings releases and the integrity of the financial reporting process;

•	reviews the qualifications, independence, and performance of the independent auditors;

•	reviews the activities and performance of the internal auditors;

•	reviews processes in place to assess and manage major risk exposures; and

•	reviews compliance with legal and regulatory requirements.

COMPENSATION COMMITTEE

Paula A. Sneed (Chair) • Brian M. Levitt (Vice Chair) • Joan T. Dea • Frank C. Herringer

The Compensation Committee held seven meetings in 2022.

Primary responsibilities:

•	annually reviews and approves corporate goals and objectives relating to compensation of executive officers and other senior officers;

•	reviews and determines the compensation of executive officers and other senior officers based on the achievement of performance goals and objectives;

•	reviews and assesses the independence and work of any compensation consultant it retains;

•	approves compensatory arrangements, including long-term awards, for executive officers and other senior officers;

•	reviews and recommends incentive compensation plans for executive officers and all equity plans; and

•	oversees risk management of incentive compensation practices.

THE CHARLES SCHWAB CORPORATION PROXY STATEMENT	5

Corporate Governance

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Frank C. Herringer (Chair) • Joan T. Dea • Stephen A. Ellis • Arun Sarin

The Nominating and Corporate Governance Committee held five meetings in 2022.

Primary responsibilities:

•	identifies and evaluates individuals qualified to serve on the board;

•	oversees environmental, social, and governance (ESG) policies, programs, and publications, and reviews reports from management on ESG activities;

•	recommends nominees to fill vacancies on the board and each standing committee and recommends a slate of nominees for election or re-election as directors by the stockholders;

•	makes recommendations regarding succession planning for the Chief Executive Officer and executive management; and

•	assesses the performance of the board and its committees and recommends corporate governance guidelines for adoption by the board.

RISK COMMITTEE

Christopher V. Dodds (Chair) • Marianne C. Brown • Bharat B. Masrani

Charles A. Ruffel • Arun Sarin • Carolyn Schwab-Pomerantz

The Risk Committee held five meetings in 2022.

Primary responsibilities:

•

reviews the company’s overall risk governance and approves the enterprise-wide risk management framework to identify, measure, monitor, and control the major types of risk posed by the business of the company;

•	reviews the performance and activities of the company’s independent risk management function;

•	reviews capital and liquidity planning and the assessment of capital adequacy; and

•

reviews and approves key policies with respect to oversight of specific risks, including capital, compliance, credit, liquidity, market, model, third-party, interest rate, information security, technology, data, reputational, strategic, and operational risk.

Each standing committee has a written charter. You may find a copy of these charters, as well as our Corporate Governance Guidelines and Code of Business Conduct and Ethics, on the company’s website at www.aboutschwab.com/governance. You also may request and obtain a paper copy of these items, without charge, from:

The Charles Schwab Corporation

Attn: Office of the Corporate Secretary

3000 Schwab Way

Building DFW-1

Westlake, Texas 76262

SchwabCorporateSecretary@Schwab.com

BOARD QUALIFICATIONS AND COMPOSITION

The Nominating and Corporate Governance Committee regularly assesses the board’s composition in light of our business operations, complexity, asset size, and risk profile to assure appropriate succession, and our Corporate Governance Guidelines provide that the board should be composed of directors who have the qualifications necessary for effective service as determined in this assessment.

6	THE CHARLES SCHWAB CORPORATION PROXY STATEMENT

Corporate Governance

Director Qualifications

The qualifications for directors are described in our Corporate Governance Guidelines, which are available on the company’s website at www.aboutschwab.com/governance. In addition, the Nominating and Corporate Governance Committee believes that the following specific, minimum qualifications must be met by any director nominee:

•	ability to work together with other directors, with full and open discussion and debate, as an effective group;

•

current knowledge of and experience in the company’s business or operations, or contacts in the communities in which the company does business or the industries relevant to the company’s business, or substantial business, financial, or industry-related experience commensurate with the business operations, complexity, asset size, and risk profile of the company; and

•	willingness and ability to devote adequate time to the company’s business.

The Nominating and Corporate Governance Committee also considers the following qualities and skills when making its determination whether a nominee is qualified for the position of director:

•	relationships that may affect the independence of the director or conflicts of interest that may affect the director’s ability to discharge the director’s duties;

•	diversity of experience, including the need for financial, business, academic, public sector, and other expertise on the board or board committees;

•	diversity of background, including race, ethnicity, and gender; and

•	the fit of the individual’s skills and experience with those of the other directors and potential directors in comparison to the needs of the company.

When evaluating a candidate for nomination, the committee does not assign specific weight to any of these factors or believe that all of the criteria need apply to every candidate.

Diversity

The Nominating and Corporate Governance Committee considers the qualifications and experience represented on the board when identifying director nominees and assessing the composition of the board. The board recognizes that a variety of viewpoints is vital to effective decision-making, constructive dialogue, and a healthy boardroom culture. As discussed in the “Director Qualifications” section above, the board’s evaluation encompasses the diversity of experience and background of directors. This consideration includes diversity of skill sets and experience as well as background, including race, ethnicity, and gender.

The Nominating and Corporate Governance Committee considers these qualifications and regularly assesses the overall effectiveness of the board in maintaining a balance of perspectives important to the company’s business. To this end, the Nominating and Corporate Governance Committee has acted repeatedly in recent years to increase board diversity. Since July 2020, three women directors and one underrepresented minority director have been added to the board, furthering board diversity.

Skills and Competencies

Set forth below are some of the experience, skills, and competencies that the Nominating and Corporate Governance Committee views as important for the board as a whole to possess in light of the board’s areas of oversight of management.

THE CHARLES SCHWAB CORPORATION PROXY STATEMENT	7

Corporate Governance

For simplicity, each qualification is assigned to one category of oversight, even though some qualifications may pertain to multiple areas.

Board Oversight of Management	Related Qualifications and Experience
Carrying out the company’s daily operations consistent with its strategic vision	• Financial Services • Banking • Asset Management • Brokerage/Investment Banking • Business Operations • ESG • Ethnic and Gender Diversity

Navigating changes in the financial services industry and responding to competitive pressures and new technologies	• Strategic Planning • Information Technology/Cybersecurity • Marketing • Academia

Overseeing the integrity of the company’s financial statements and financial reporting process	• Finance • Accounting • Public Company Executive Experience • Public Company Board Experience

Ensuring compliance with legal and regulatory requirements	• Regulatory • Government Service • International Business

Implementing the board’s approved risk tolerance, maintaining the company’s risk management and control program, and operating the company’s business in a safe and sound manner	• Risk Management

8	THE CHARLES SCHWAB CORPORATION PROXY STATEMENT

Corporate Governance

The following matrix highlights the qualifications and experience represented by our director nominees and continuing directors:

THE CHARLES SCHWAB CORPORATION PROXY STATEMENT	9

Corporate Governance

Succession Planning and Refreshment

The board views the annual nomination process conducted by the Nominating and Corporate Governance Committee, including its review of the skills and competencies represented on the board, and the self-assessment process as critical elements in planning for board succession. In addition, the Chair of the Nominating and Corporate Governance Committee discusses with each board member the member’s perspective on succession planning, including overall size and composition, tenure, and the effectiveness of the board and board committees. The Chair of the Nominating and Corporate Governance Committee also speaks with the Chairs of the Audit Committee, Compensation Committee, and Risk Committee about any particular succession issues that may affect their committees. As part of the succession planning process, the Nominating and Corporate Governance Committee considers the contributions made by directors with deep knowledge and experience with the company and its business through continued service over the years, as well as the need to refresh the board with new insights and perspectives. The board has demonstrated its commitment to refreshment by adding six new directors, including three women and one underrepresented minority, since the beginning of 2020.

As part of board succession planning, the Nominating and Corporate Governance Committee plans for anticipated vacancies and the timing thereof, including those due to directors’ plans for retirement or expected changes in status. The Nominating and Corporate Governance Committee evaluates potential needs for skills and experience due to anticipated departures.

Board and Committee Evaluations

The Nominating and Corporate Governance Committee leads the board in its annual self-evaluation of the performance of the board and its committees to determine whether they are functioning effectively. The charters of each committee require an annual performance evaluation. Committee self-evaluations are conducted by the Chair of each committee and are reported to the full board by the respective Chairs. The Chair of the Nominating and Corporate Governance Committee reviews any issues arising from the committee self-evaluations with the Chairs of the other board committees. The Chair of the Nominating and Corporate Governance Committee also discusses the results of the board self-evaluation with the full board. The respective committee or the full board, as appropriate, will take such steps as are necessary or advisable to address weaknesses or deficiencies identified as part of the performance evaluation process.

ENVIRONMENTAL, SOCIAL, AND GOVERNANCE PRACTICES

The company is invested in the success of its clients, employees, and communities. We describe certain of our ESG initiatives more fully on the “Citizenship” section of our website and in our Environmental, Social, and Governance Report, which is available at www.aboutschwab.com/citizenship. Information available on or through the company’s website is not incorporated by reference into and is not part of this proxy statement, and any references to the website are intended to be inactive textual references only.

10	THE CHARLES SCHWAB CORPORATION PROXY STATEMENT

Proposal One: Election of Directors

PROPOSAL ONE:

ELECTION OF DIRECTORS

Nominees for directors this year are:

•	Marianne C. Brown;

•	Frank C. Herringer;

•	Gerri K. Martin-Flickinger;

•	Todd M. Ricketts; and

•	Carolyn Schwab-Pomerantz.

Each nominee has consented to serve a three-year term and is presently a director of the company. Biographical information about each of the company’s director nominees and continuing directors is contained in the following section.

William S. Haraf, who is a current director and whose term is expiring at the annual meeting, is not standing for re-election as a director, and accordingly the size of the board will be reduced from 18 directors to 17 directors effective at the annual meeting. We would like to thank Mr. Haraf for his service on the board since 2015 and his important contributions to the company in that time.

DIRECTOR NOMINEES AND CONTINUING DIRECTORS

Director since 2015 Age at Annual Meeting: 67 Independent Director Committees Audit

John K. Adams, Jr.

Mr. Adams is the former Managing Director in the Financial Institutions Group at UBS Investment Bank (UBS), a financial services firm, where he served from 2002 until 2013. Prior to joining UBS, Mr. Adams was with Credit Suisse’s Financial Institutions Group from 1985 until 2002. He has served as a member of the Board of Directors of Charles Schwab Bank, SSB (CSB), a subsidiary of the company, since 2015. He served as a member of the Board of Directors of Navient Corporation, a financial services company that services and collects student loans, from 2014 to 2018. Mr. Adams’ term expires in 2025.

Mr. Adams has significant experience with respect to the financial services industry, investment banking, capital markets, and mergers and acquisitions, having served as head of UBS’ North American banks practice and in Credit Suisse’s Financial Institutions Group.

	Career Experience UBS Investment Bank Managing Director (2002-2013) Credit Suisse Financial Institutions Group (1985-2002)	Qualifications Public Company Board Financial Services Banking Asset Management Brokerage/Investment Banking Strategic Planning Finance Regulatory Environmental, Social, and Governance

THE CHARLES SCHWAB CORPORATION PROXY STATEMENT	11

Proposal One: Election of Directors

Director since 2008 Age at Annual Meeting: 62

Walter W. Bettinger II

Mr. Bettinger has served as Chief Executive Officer of The Charles Schwab Corporation and a member of the board since 2008. He has served as Co-Chairman since 2022 and served as President of the company from 2008 until 2021. He also serves as Co-Chairman of CSB and as a trustee of The Charles Schwab Family of Funds, Schwab Investments, Schwab Capital Trust, Schwab Annuity Portfolios, Laudus Trust, and Schwab Strategic Trust, all registered investment companies managed by an affiliate of the company. Prior to assuming his current role, he served as President and Chief Operating Officer of the company. He also served as Executive Vice President and President – Schwab Investor Services from 2005 until 2007, Executive Vice President and Chief Operating Officer – Individual Investor Enterprise from 2004 until 2005, Executive Vice President and President – Corporate Services from 2002 until 2004 and Executive Vice President and President – Retirement Plan Services from 2000 until 2002. Mr. Bettinger joined the company in 1995 as part of the acquisition of The Hampton Company, which he founded in 1983. Mr. Bettinger’s term expires in 2024.

Mr. Bettinger has significant financial services experience, having served in a senior executive role overseeing sales, service, marketing, and operations for 40 years. As Chief Executive Officer of the company, Mr. Bettinger works closely with the board in evaluating and enhancing the strategic position of the company.

Career Experience

The Charles Schwab Corporation

Co-Chairman

(2022-present)

Chief Executive Officer

(2008-present)

President (2008-2021)

President and Chief Operating

Officer (2007-2008)

Multiple Executive Vice President

positions (2000-2007)

Qualifications

Public Company Executive

Financial Services

Banking

Asset Management

Brokerage/Investment Banking

Strategic Planning

Finance

Business Operations

Marketing

Regulatory

Accounting

Risk Management

International Business

Environmental, Social, and Governance

12	THE CHARLES SCHWAB CORPORATION PROXY STATEMENT

Proposal One: Election of Directors

Director since 2020 Age at Annual Meeting: 64 Independent Director Committees Risk

Marianne C. Brown

Ms. Brown is the former Co-Chief Operating Officer of Fidelity National Information Services, Inc. (FIS), a financial services technology company, where she served from 2018 to 2019. She served as Chief Operating Officer, Institutional and Wholesale Business, of FIS from 2015, when it acquired SunGard Financial Systems LLC, a software and IT services provider, to 2018. She served as the Chief Operating Officer of SunGard Financial Systems from 2014 to 2015. Prior to that, Ms. Brown was the Chief Executive Officer and President of Omgeo, LLC, a financial services technology company, from 2006 to 2014. Before joining Omgeo LLC, she was the Chief Executive Officer of the Securities Industry Automation Corporation, a technical services company and subsidiary of the NYSE. Ms. Brown began her career at Automatic Data Processing, where she last served as general manager of Brokerage Processing Services, which spun off to become part of Broadridge Financial Services. Ms. Brown has served as a member of the Board of Directors of CSB since 2021. Ms. Brown has served as a member of the Boards of Directors of Northrop Grumman Corporation, an aerospace and defense technology company, since 2015, VMware, Inc., a software and cloud computing company, since 2019, and Akamai Technologies, Inc., a cybersecurity company, since 2020. Ms. Brown is a nominee for election this year.

Ms. Brown brings financial technology expertise and significant public company board experience to the board, having served as an executive at several financial technology companies and as a director of other public company boards.

Career Experience

Fidelity National Information Services, Inc.

Co-Chief Operating Officer

(2018-2019)

Chief Operating Officer

(2015-2018)

SunGard Financial Systems, LLC

Chief Operating Officer (2014-2015)

Omgeo, LLC

President and Chief Executive

Officer (2006-2014)

Qualifications

Public Company Executive

Public Company Board

Financial Services

Banking

Asset Management

Brokerage/Investment Banking

Strategic Planning

Business Operations

Information Technology/Cybersecurity

Risk Management

International Business

THE CHARLES SCHWAB CORPORATION PROXY STATEMENT	13

Proposal One: Election of Directors

Director since 2017 Age at Annual Meeting: 59 Independent Director Committees Compensation Nominating and Corporate Governance

Joan T. Dea

Ms. Dea is the founder of Beckwith Investments LLC, a private investment and consulting firm, and has served as Managing Director since 2008. She served on the Executive Committee of BMO Financial Group from 2003 to 2008, most recently as Executive Vice President, Strategic Management and Corporate Marketing. She was previously a partner and director at Boston Consulting Group from 1994 to 2003, where she was a leader in the global financial services practice. She has served as a member of the Board of Directors of CSB since 2011 and Cineplex Inc., a diversified media company, since 2006. She served as a member of the Board of Directors of Performance Sports Group, a sports equipment and apparel company, from 2015 to 2017 and Torstar Corporation, a media company, from 2009 to 2015. Ms. Dea’s term expires in 2024.

Ms. Dea brings public company, leadership, strategy, governance, and financial services experience to the board, having served in a variety of executive leadership positions at BMO Financial Group and Boston Consulting Group.

Career Experience Beckwith Investments LLC Managing Director (2008-present) BMO Financial Group Executive Committee (2003-2008) Boston Consulting Group Partner and Director (1994-2003)

Qualifications

Public Company Executive

Public Company Board

Financial Services

Banking

Asset Management

Brokerage/Investment Banking

Strategic Planning

Finance

Marketing

International Business

Environmental, Social, and Governance

14	THE CHARLES SCHWAB CORPORATION PROXY STATEMENT

Proposal One: Election of Directors

Director since 2014 Age at Annual Meeting: 63 Independent Director Committees Risk

Christopher V. Dodds

Mr. Dodds has served as the Co-Founder and Managing Member of Crown Oak Advisors LLC, a registered investment advisor, since May 2020. Mr. Dodds has also served as a senior advisor at The Cynosure Group, a private equity firm, since 2018. He served as a senior advisor at The Carlyle Group, a private equity firm, from 2008 to 2018. From 1986 to 2007, Mr. Dodds held several key positions at The Charles Schwab Corporation, including Executive Vice President and Chief Financial Officer. He has served as a member of the Board of Directors of CSB since 2007. He served as a member of the Board of Directors of Investment Technology Group, Inc., a brokerage and financial markets technology company, from 2008 to 2015. Mr. Dodds’ term expires in 2024.

Mr. Dodds brings leadership skills, knowledge of the financial services industry, and financial and accounting experience. He has deep knowledge of the company and its business, having served as its Chief Financial Officer from 1999 until 2007, and as a member of the Board of Directors of CSB since 2007.

Career Experience

Crown Oak Advisors, LLC

Managing Member (2020-present)

The Cynosure Group

Senior Advisor (2018-present)

The Carlyle Group

Senior Advisor (2008-2018)

The Charles Schwab Corporation

Chief Financial Officer (1999-2007)

Qualifications Public Company Executive Public Company Board Financial Services Banking Asset Management Brokerage/Investment Banking Strategic Planning Finance Regulatory Accounting Risk Management

THE CHARLES SCHWAB CORPORATION PROXY STATEMENT	15

Proposal One: Election of Directors

Director since 2012 Age at Annual Meeting: 60 Independent Director Committees Audit Nominating and Corporate Governance

Stephen A. Ellis

Mr. Ellis is a Managing Partner at TPG, a private equity and alternative investment firm, where he co-leads The Rise Fund, the firm’s impact investing platform. Prior to joining TPG in 2015, Mr. Ellis served as Chief Executive Officer of Asurion, LLC, a provider of consumer technology protection services, from 2012 through 2015. Prior to Asurion, Mr. Ellis served as Worldwide Managing Director of Bain & Company, a management consulting firm, from 2005 until 2012, and as Managing Partner for Bain’s West Coast offices from 1999 through 2004. Mr. Ellis joined Bain in 1993. Mr. Ellis served as a member of the Board of Directors of e.l.f. Beauty, Inc., a cosmetics company, in 2019. Mr. Ellis’ term expires in 2025.

Mr. Ellis brings leadership and management skills, investment expertise, and experience in global management consulting to the board, having served as Worldwide Managing Director of Bain & Company, Chief Executive Officer of Asurion, LLC, and as a Managing Partner at TPG.

	Career Experience TPG Managing Partner (2015-present) Asurion, LLC Chief Executive Officer (2012-2015) Bain & Company Worldwide Managing Director (2005-2012)	Qualifications Public Company Board Financial Services Asset Management Strategic Planning Finance Business Operations International Business Academia Environmental, Social, and Governance

16	THE CHARLES SCHWAB CORPORATION PROXY STATEMENT

Proposal One: Election of Directors

Director since 2012 Age at Annual Meeting: 71 Independent Director Committees Audit

Mark A. Goldfarb

Mr. Goldfarb is a former Managing Partner of BDO USA, LLP (BDO), an accounting and consulting firm, where he served from 2015 to 2021. He was a founder of SS&G, Inc. (SS&G), an accounting and business consulting firm, and served as Managing Partner of SS&G from 1987 until 2012, and as Senior Managing Director of SS&G from 2012 until January 2015, at which time SS&G merged with BDO. Mr. Goldfarb served on the Board of Trustees and as Chairman of the Audit Committee of Schwab Strategic Trust, a registered investment company, from 2009 until 2012. He has served as a member of the Board of Directors of CSB since 2021. He is also a past president of Cascade Capital Corporation, an economic development finance company. Mr. Goldfarb’s term expires in 2024.

Mr. Goldfarb brings financial and operational leadership experience to the board, having served as a founder and Senior Managing Director of SS&G and a Managing Partner with BDO.

	Career Experience BDO USA, LLP Managing Partner (2015-2021) SS&G, Inc. Senior Managing Director (2012-2015) Managing Partner (1987-2012)	Qualifications Financial Services Asset Management Brokerage/Investment Banking Strategic Planning Finance Business Operations Marketing Accounting Risk Management

THE CHARLES SCHWAB CORPORATION PROXY STATEMENT	17

Proposal One: Election of Directors

Director since 1996 Age at Annual Meeting: 80 Independent Director Committees Compensation Nominating and Corporate Governance

Frank C. Herringer

Mr. Herringer is the former Chairman of the Board and Chief Executive Officer of Transamerica, a financial services company. He served as Chairman of the Board of Transamerica from 1996 until 2015, Chief Executive Officer from 1991 until 1999 and President from 1986 until 1999, when Transamerica was acquired by AEGON N.V. (AEGON). From the date of the acquisition until 2000, Mr. Herringer served on the Executive Board of AEGON and as Chairman of the Board of AEGON USA, Inc. Mr. Herringer served as a member of the Board of Directors of Transamerica from 1986 to 2018. Mr. Herringer served as a member of the Boards of Directors of Amgen Inc. from 2004 to 2019, Cardax Pharmaceuticals, Inc. from 2006 to 2015, and Safeway, Inc. from 2008 to 2015. Mr. Herringer is a nominee for election this year.

Mr. Herringer brings public company knowledge and leadership experience to the board, having served as Chief Executive Officer of Transamerica, and his service at Transamerica and AEGON contributes to his knowledge of the financial services industry. Mr. Herringer brings insights to the board from his service on other public company boards.

Career Experience Transamerica Corporation Chairman of the Board (1996-2015) Chief Executive Officer (1991-1999)

Qualifications

Public Company Executive

Public Company Board

Financial Services

Strategic Planning

Business Operations

Finance

Regulatory

Risk Management

Government Service

Environmental, Social, and Governance

18	THE CHARLES SCHWAB CORPORATION PROXY STATEMENT

Proposal One: Election of Directors

Director since 2020 Age at Annual Meeting: 75 Independent Director Committees Compensation

Brian M. Levitt

Mr. Levitt has served as the Board Chair of The Toronto-Dominion Bank (TD Bank), a Canadian chartered bank, since 2011 and has been a director since 2008. He also served as a member of the Board of Directors of TD Ameritrade from 2016 to 2020. Mr. Levitt previously served as President and then Chief Executive Officer of Imasco Limited, a Canadian consumer products and services company, from 1991 to 2000, and served in various executive and non-executive leadership positions at the law firm Osler, Hoskin & Harcourt LLP from 2001 to 2015, where he most recently served as Vice-Chair. Mr. Levitt has served as a member of the Board of Directors of Xebec Adsorption Inc., a clean energy company, since 2021. He also served as a member of the Board of Directors of Domtar Corporation, a paper manufacturing company, from 2007 to 2021, Stelco Holdings, Inc., a primary steel producer, from 2017 to 2019, and Talisman Energy Inc., an oil and gas producer, from 2013 to 2015. Mr. Levitt’s term expires in 2025.

Mr. Levitt is one of the two directors currently designated by TD Bank. He brings significant strategy, governance, financial services, and public company board experience to the board.

Career Experience The Toronto-Dominion Bank Board Chair (2011-present) Osler, Hoskin & Harcourt LLP Partner (2001-2015) Imasco Limited President and Chief Executive Officer (1991-2000)

Qualifications

Public Company Executive

Public Company Board

Financial Services

Banking

Strategic Planning

Finance

Business Operations

Regulatory

Risk Management

International Business

Environmental, Social, and Governance

THE CHARLES SCHWAB CORPORATION PROXY STATEMENT	19

Proposal One: Election of Directors

Director since 2020 Age at Annual Meeting: 60 Independent Director Committees Audit

Gerri K. Martin-Flickinger

Ms. Martin-Flickinger is a former Executive Vice President and Chief Technology Officer of Starbucks Corporation, a coffeehouse chain and coffee roasting company, where she served from 2015 to 2021. Prior to joining Starbucks in 2015, Ms. Martin-Flickinger served as Senior Vice President and Chief Information Officer of Adobe Inc., a computer software company, from 2006 to 2015, where she led portions of Adobe’s technology transformation to a cloud-based, subscription services business. She has previously served as Chief Information Officer at VeriSign, Inc., Network Associates, Inc., and McAfee Associates, Inc. She began her career at Chevron Corporation, where she held several senior positions. Ms. Martin-Flickinger served as a member of the Board of Directors of Tableau Software, Inc., a computer software company, from 2018 to 2019. Ms. Martin-Flickinger is a nominee for election this year.

Ms. Martin-Flickinger brings consumer retail and customer-digital knowledge and executive leadership experience to the board, having served as Executive Vice President and the Chief Technology Officer of Starbucks. She brings technology company industry insight and cybersecurity experience having served as Chief Information Officer of Adobe, Verisign, Network Associates, and McAfee Associates, and public company board experience with Tableau Software.

	Career Experience Starbucks Corporation Executive Vice President and Chief Technology Officer (2015-2021) Adobe Inc. Senior Vice President and Chief Information Officer (2006-2015)	Qualifications Public Company Executive Public Company Board Strategic Planning Finance Information Technology/Cybersecurity Marketing Risk Management International Business

20	THE CHARLES SCHWAB CORPORATION PROXY STATEMENT

Proposal One: Election of Directors

Director since 2020 Age at Annual Meeting: 66 Committees Risk

Bharat B. Masrani

Mr. Masrani has served as Group President and Chief Executive Officer of TD Bank since 2014. He served as Chief Operating Officer of TD Bank from 2013 to 2014. He served as Group Head, U.S. Personal and Commercial Banking, of TD Bank and President and Chief Executive Officer of TD Bank US Holding Company and TD Bank, N.A., subsidiaries of TD Bank, from 2008 until 2013. In 2006, Mr. Masrani became the President of TD Banknorth and, in 2007, President and CEO. From 2003 to 2006, he served as Vice Chair and Chief Risk Officer of TD Bank. Mr. Masrani began his banking career with TD Bank in 1987. From 2013 to 2020, Mr. Masrani served as member of the Board of Directors of TD Ameritrade. Mr. Masrani has served as a member of the Board of Directors of TD Bank since 2014. He has served as a member of the Board of Directors of The Clearing House since 2014 and the Bank Policy Institute since 2018. Mr. Masrani’s term expires in 2024.

Mr. Masrani is one of the two directors currently designated by TD Bank. He brings leadership and risk management skills, knowledge of the banking and the financial services industry, and international experience to the board, having served as Chief Executive Officer of TD Bank.

Career Experience The Toronto-Dominion Bank Group President and Chief Executive Officer (2014-present) Chief Operating Officer (2013-2014) Group Head, U.S. Personal and Commercial Banking (2008-2013)

Qualifications

Public Company Executive

Public Company Board

Financial Services

Banking

Asset Management

Brokerage/Investment Banking

Strategic Planning

Finance

Business Operations

Marketing

Regulatory

Accounting

Risk Management

International Business

Environmental, Social, and Governance

THE CHARLES SCHWAB CORPORATION PROXY STATEMENT	21

Proposal One: Election of Directors

Director since 2020 Age at Annual Meeting: 53 Independent Director Committees Audit

Todd M. Ricketts

Mr. Ricketts served as a member of the Board of Directors of TD Ameritrade, a registered broker-dealer and investment advisory firm, from 2011 to 2020. He has managed his personal investment portfolio since 2001. Mr. Ricketts previously served as Corporate Secretary and Director of Business Development for TD Ameritrade. Mr. Ricketts has served as a member of the Board of Directors of the parent company of the Chicago Cubs, Chicago Baseball Holdings, LLC, since 2009. Mr. Ricketts is a nominee for election this year.

Mr. Ricketts is the director who was designated by TD Ameritrade. He brings business management and financial experience to the board through his entrepreneurial and financial services industry experience.

	Career Experience Chicago Baseball Holdings, LLC Director (2009-present) TD Ameritrade Holding Corporation Director (2011-2020)	Qualifications Public Company Board Financial Services Brokerage/Investment Banking Finance Business Operations Information Technology/Cybersecurity Environmental, Social, and Governance

22	THE CHARLES SCHWAB CORPORATION PROXY STATEMENT

Proposal One: Election of Directors

Director since 2018 Age at Annual Meeting: 67 Independent Director Committees Risk

Charles A. Ruffel

Mr. Ruffel is the founder and Managing Partner of Kudu Investment Management, LLC, a private equity firm. He served as Chief Executive Officer and Managing Partner of Kudu Advisors, LLC, an investment banking company, from 2009 to 2015. He was the founder and Chief Executive Officer of Asset International, Inc., an information provider in the field of asset management, retirement, and bank services, from 1989 to 2010. He served as a trustee of Schwab Strategic Trust from 2009 to 2018 and as a trustee of The Charles Schwab Family of Funds, Schwab Investments, Schwab Capital Trust and Schwab Annuity Portfolios, Laudus Trust, and Laudus Institutional Trust from 2015 to 2018. He has served as a member of the Board of Directors of CSB since 2018. Mr. Ruffel served as a member of the Board of Directors of Aspire Financial Services, LLC, a financial services and retirement planning company, from 2012 to 2019. Mr. Ruffel’s term expires in 2024.

Mr. Ruffel brings financial and leadership experience to the board, having served as Chief Executive Officer of Kudu Advisors, LLC and Asset International, Inc. He brings insight to the board from his service as a trustee of numerous asset management funds of the company.

Career Experience Kudu Investment Management, LLC Managing Partner (2015-present) Kudu Advisors, LLC Managing Partner (2009-2015) Asset International, Inc. Chief Executive Officer (1998-2010)

Qualifications

Asset Management

Brokerage/Investment Banking

Strategic Planning

Finance

Business Operations

Information Technology/Cybersecurity

Marketing

Regulatory

Risk Management

International Business

Environmental, Social, and Governance

THE CHARLES SCHWAB CORPORATION PROXY STATEMENT	23

Proposal One: Election of Directors

Director since 2009 Age at Annual Meeting: 68 Independent Director Committees Nominating and Corporate Governance Risk

Arun Sarin

Mr. Sarin served as Chief Executive Officer of Vodafone Group Plc (Vodafone), a mobile telecommunications company, from 2003 until his retirement in 2008. Beginning in 1984, he held a variety of management positions with Pacific Telesis Group, a telecommunications company, and AirTouch Communications, Inc. (AirTouch), a wireless telecommunications company, which was spun off from Pacific Telesis Group in 1994. He was appointed President and Chief Operating Officer of AirTouch in 1997. In 1999, Mr. Sarin was appointed Chief Executive Officer of Vodafone’s US/AsiaPacific region. He left Vodafone in 2000 to become Chief Executive Officer of Infospace, Inc., an information technology company. From 2002 until 2003, he served as Chief Executive Officer of Accel-KKR Telecom, a private equity firm. He served as a non-executive director of the Court of the Bank of England from 2005 until 2009. He served as a member of the Board of Directors of Blackhawk Network Holdings, Inc. from 2009 to 2018, Safeway, Inc. from 2009 to 2015, and Cisco Systems, Inc. from 2009 to 2020, and Chairman of the Board of Trepont Acquisition Corp I, a special purpose acquisition company, from 2020 to 2022. Mr. Sarin has served as a member of the Board of Directors of Accenture PLC, a consulting and information technology services company, since 2015. He has served as Chairman of the Board of Cerence Inc., an automotive software company, since 2019. Mr. Sarin’s term expires in 2025.

Mr. Sarin brings public company knowledge, information technology/cybersecurity experience, and leadership experience to the board, having served as President and Chief Operating Officer of AirTouch and Chief Executive Officer of Vodafone. He brings insights to the board from his service on other public company boards.

Career Experience

Trepont Acquisition Corp I

Chairman (2020-2022)

Vodafone Group Plc

Chief Executive Officer (2003-2008)

Accel-KKR Telecom

Chief Executive Officer (2001-2003)

Infospace, Inc.

Chief Executive Officer (2000-2001)

Qualifications

Public Company Executive

Public Company Board

Strategic Planning

Finance

Business Operations

Information Technology/Cybersecurity

Marketing

Regulatory

Risk Management

International Business

Environmental, Social, and Governance

24	THE CHARLES SCHWAB CORPORATION PROXY STATEMENT

Proposal One: Election of Directors

Director since 1986 Age at Annual Meeting: 85

Charles R. Schwab

Mr. Schwab has served as a director of The Charles Schwab Corporation since its incorporation in 1986, having served as Co-Chairman since 2022 and as Chairman from 1986 to 2022. Mr. Schwab served as Chief Executive Officer of the company from 1986 to 1997 and from 2004 until 2008. He served as Co-Chief Executive Officer of the company from 1998 to 2003. Mr. Schwab was a founder of Charles Schwab & Co., Inc. (CS&Co) in 1971 and served as its Chief Executive Officer from 2004 until 2008. Mr. Schwab served as Chairman and trustee of The Charles Schwab Family of Funds, Schwab Investments, Schwab Capital Trust, Schwab Annuity Portfolios, and Laudus Trust, all registered investment companies, through 2015. Mr. Schwab is the father of Carolyn Schwab-Pomerantz, a member of the Company’s board. Mr. Schwab’s term expires in 2025.

Mr. Schwab is the founder of the company, was the Chief Executive Officer of the company, and has been the Chairman or Co-Chairman since its inception. His vision continues to drive the company’s growth.

Career Experience

The Charles Schwab Corporation

Co-Chairman (2022-present)

Chairman (1986-present)

Chief Executive Officer (1986-1997;

    2004-2008)

Co-Chief Executive Officer
(1998-2003)

Charles Schwab & Co. Inc.

Chief Executive Officer (2004-2008)

Qualifications

Public Company Executive

Public Company Board

Financial Services

Banking

Asset Management

Brokerage/Investment Banking

Strategic Planning

Finance

Business Operations

Marketing

Regulatory

International Business

Environmental, Social, and Governance

THE CHARLES SCHWAB CORPORATION PROXY STATEMENT	25

Proposal One: Election of Directors

Director since 2022 Age at Annual Meeting: 63 Committees Risk

Carolyn Schwab-Pomerantz

Ms. Schwab-Pomerantz has served as President of Charles Schwab Foundation, the Company’s charitable foundation, since 2002, and as Chair of Charles Schwab Foundation since 2014. She has served as Managing Director, Consumer Education of CS&Co since April 2022 and served as Senior Vice President, Consumer Education of CS&Co from 2005 to May 2022. She has also served as Chair of Schwab Charitable Fund, a donor-advised fund, since 2012 and as Chair of the Board of Governors for Boys & Girls Clubs of America, a nonprofit corporation, since 2021. Ms. Schwab-Pomerantz has been employed by CS&Co for 40 years. Ms. Schwab-Pomerantz is the daughter of the company’s Co-Chairman and founder Charles R. Schwab. Ms. Schwab-Pomerantz is a nominee for election this year.

Ms. Schwab-Pomerantz has significant financial services and environmental, social, and governance experience, having served in a senior role overseeing consumer education with the company since 2005 and including through her roles with Charles Schwab Foundation, Schwab Charitable Fund, and Boys & Girls Clubs of America.

Career Experience

Charles Schwab Foundation

Chair (2004-present)

President (2002-present)

Charles Schwab & Co., Inc.

Managing Director – Consumer

Education (2022-present)

Senior Vice President – Consumer

Education (2005-2022)

Qualifications Financial Services Brokerage/Investment Banking Strategic Planning Finance Marketing Risk Management Government Service Environmental, Social, and Governance

26	THE CHARLES SCHWAB CORPORATION PROXY STATEMENT

Proposal One: Election of Directors

Director since 2002 Age at Annual Meeting: 75 Independent Director Committees Compensation

Paula A. Sneed

Ms. Sneed is Chairman and Chief Executive Officer of Phelps Prescott Group, LLC, a strategy and management consulting firm. She served as Executive Vice President, Global Marketing Resources and Initiatives, of Kraft Foods, Inc., a global food and beverage company, from 2005 until her retirement in 2006; Senior Vice President, Global Marketing Resources and Initiatives from 2004 to 2005; and Group Vice President and President of E-Commerce and Marketing Services for Kraft Foods North America, part of Kraft Foods, Inc., from 2000 until 2004. She joined General Foods Corporation (which later merged with Kraft Foods) in 1977 and held a variety of senior executive positions, including Chief Marketing Officer, Executive Vice President and President eCommerce division, Executive Vice President and President Desserts division, and Senior Vice President and President Food Service division. Ms. Sneed served as a member of the Board of Directors of Berry Global Group, Inc., a package manufacturing company, from 2018 to 2022; as a member of the Board of Directors of TE Connectivity, Ltd., a manufacturer of engineered electronic components, network solutions, and telecommunications systems, from 2007 to 2020; and as a member of the Board of Directors of Airgas, Inc. from 1999 to 2016. Ms. Sneed’s term expires in 2025.

Ms. Sneed brings marketing skills and general management and executive leadership experience to the board, having served in a variety of senior executive positions at Kraft Foods, and as Chairman and Chief Executive Officer of Phelps Prescott Group. She brings insights to the board through her service on other public company boards.

Career Experience

Phelps Prescott Group, LLC

Chairman and Chief Executive

Officer (2007-present)

Kraft Foods, Inc.

Executive Vice President

(2005-2006)

Senior Vice President (2004-2005)

Kraft Foods North America

Executive Vice President

(2000-2004)

Qualifications Public Company Executive Public Company Board Strategic Planning Business Operations Marketing Environmental, Social, and Governance

THE CHARLES SCHWAB CORPORATION PROXY STATEMENT	27

Proposal One: Election of Directors

DIRECTOR NOMINATIONS

The Nominating and Corporate Governance Committee recommended all of the nominees for election included in this year’s proxy statement.

The committee has a policy to consider candidates recommended by stockholders. The policy requires written stockholder recommendations that include the following information: (i) the name, address, and contact information of the recommending stockholder; (ii) proof of the stockholder’s share ownership; (iii) a resume or statement of the candidate’s qualifications; and (iv) a statement of the stockholder’s relationship with the proposed candidate or interest in the proposed candidacy. The written recommendation must be addressed to the Office of the Corporate Secretary at the address provided in the “Corporate Governance” section of this proxy statement.

IDENTIFYING AND EVALUATING CANDIDATES FOR DIRECTOR

The Nominating and Corporate Governance Committee reviews the appropriate skills and characteristics required of board members in the context of the current composition of the board, as well as director qualifications as determined by the board. The committee evaluates attributes and capabilities valuable to the company’s business and commensurate with the size, complexity, and risk profile of the company and, as needed, to bring fresh perspective to the board. Candidates considered for nomination to the board may come from several sources, including current and former directors, professional search firms, and stockholder recommendations. Nominees for director are evaluated, in consultation with the company’s Co-Chairmen, by the Nominating and Corporate Governance Committee, which may retain the services of a professional search firm to assist it in identifying or evaluating potential candidates.

Ms. Brown and Ms. Martin-Flickinger, each of whom is standing for election at the annual meeting for the first time since her appointment in July 2020, were first identified to the Nominating and Corporate Governance Committee as potential directors by a professional search firm. Ms. Schwab-Pomerantz, who is standing for election at the annual meeting for the first time since her appointment in October 2022, was recommended to the Nominating and Corporate Governance Committee as a potential director by a member of the board. Ms. Schwab-Pomerantz is the daughter of the company’s Co-Chairman and founder Charles R. Schwab.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

If you wish to communicate with the board, the Chair of the Nominating and Corporate Governance Committee, or the independent directors as a group, you may send your communication in writing to the Office of the Corporate Secretary at the address provided in the “Corporate Governance” section of this proxy statement or by email to SchwabCorporateSecretary@Schwab.com. You must include your name and address in the written communication and indicate whether you are a stockholder of the company.

The Office of the Corporate Secretary will compile all communications, summarize lengthy, repetitive, or duplicative communications, and forward them to the appropriate director or directors. The Office of the Corporate Secretary will not forward non-substantive communications or communications that pertain to personal grievances, but instead will forward them to the appropriate department within the company for resolution. In such cases, the Office of the Corporate Secretary will retain a copy of such communication for review by any director upon the director’s request.

28	THE CHARLES SCHWAB CORPORATION PROXY STATEMENT

Proposal One: Election of Directors

DIRECTOR COMPENSATION

The Compensation Committee reviews, approves, and establishes guidelines for the compensation of directors, including appropriate levels of compensation for service on board committees. In 2021, the Compensation Committee conducted a review of non-employee director compensation with input from its outside consultant, Semler Brossy Consulting Group LLC (Semler Brossy). This review included a comparison to the company’s peer group. Based on this review and upon recommendation by the Compensation Committee, the board approved increases to annual cash retainers for committee Chairs and members and an increase to the annual equity retainer for 2022. In addition, non-employee directors received equity grants with an increased aggregate value as compared to grants made in 2021. Mr. Schwab, Mr. Bettinger, and Ms. Schwab-Pomerantz, who are employed by the company, receive no additional compensation for their service as directors. In 2022, non-employee directors received the following cash retainers and equity grants:

CASH RETAINERS

Each non-employee director received an annual cash retainer in the amount of $100,000. In addition, the Chairs of the Audit Committee and the Risk Committee each received an annual cash retainer of $50,000, and the other members of the Audit Committee and the Risk Committee each received an annual cash retainer of $20,000. The Chairs of the Compensation Committee and the Nominating and Corporate Governance Committee each received an annual cash retainer of $50,000, and the other members of the Compensation Committee and the Nominating and Corporate Governance Committee each received an annual cash retainer of $15,000.

There are no fees for attendance at board or committee meetings, but the board retains the discretion to establish special committees and to pay a special retainer to the Chair and the members of any special committee.

EQUITY GRANTS

For 2022, each non-employee director received an annual equity grant under the 2022 Stock Incentive Plan, which was approved by stockholders at the company’s 2022 annual meeting of stockholders, with an aggregate value of $215,000. Non-employee directors received this equity grant 60% in restricted stock units (RSUs) and 40% in stock options.

TERMS AND CONDITIONS

Non-employee directors receive annual RSU and option grants on the second business day after the annual meeting of stockholders. In the event a new non-employee director is elected to the board during the year, the company grants that individual a pro rata amount of cash retainers and equity awards for the first calendar year in lieu of the full amount. The non-employee director equity grants are subject to the following terms and conditions:

•

the annual grants of RSUs and options vest over the three-year period following the grant date, with 25% vesting on each of the first and second anniversary of the grant date and the remaining 50% on the third anniversary of the grant date. The RSUs and options become 100% vested in the event of the non-employee director’s death, disability, or retirement;

•

the number of RSUs for the 2022 annual grant was determined by dividing 60% of the aggregate value of the annual equity grant by the average of the high and low market price of the company’s common stock on the grant date;

•	the number of options for the 2022 annual grant of stock options was determined by dividing 40% of the aggregate value of the annual equity grant by the fair value of an option on the grant date;

•	each stock option is designated as a nonqualified stock option and has an exercise price equal to the fair market value of common stock on the grant date; and

THE CHARLES SCHWAB CORPORATION PROXY STATEMENT	29

Proposal One: Election of Directors

•

each stock option expires on the earliest of (i) the date ten years after the grant date, (ii) the date three months after termination of service for any reason other than death, disability, or retirement, or (iii) the date one year after termination of service because of death or disability.

The board has adopted stock ownership guidelines to promote significant equity ownership by non-employee directors and further align their long-term financial interests with those of stockholders. Under the guidelines, each non-employee director is expected to maintain an investment position in the company’s common stock with a fair market value equal to at least $400,000. A new director is expected to reach this target level upon completing five years of service. Once this target level is reached, the director is deemed to meet this target so long as he or she continues to hold an equivalent number of shares as on the date the target level was met. Shares owned outright, deferred shares, and RSUs are included in determining ownership levels, but stock options are not. As of December 31, 2022, all directors complied with the stock ownership guidelines.

DIRECTORS’ DEFERRED COMPENSATION PLAN

Non-employee directors also may participate in the Directors’ Deferred Compensation Plan II (the DCP2). This plan allows them to defer receipt of all or a portion of their cash retainers and, at their election, to receive:

(1) stock options that:

•	have a fair value equal to the amounts deferred (as determined under the valuation method used by the company to value stock options at the time of the deferral);

•	have an option exercise price equal to the closing price of common stock on the date the deferred amount would have been paid; and

•	vest immediately upon grant and generally expire ten years after the grant date;

– or –

(2)	RSUs that are funded by an equivalent number of shares of common stock to be held in a “rabbi” trust and distributed to the director when he or she ceases to be a director.

The company does not provide any non-equity incentive plans, defined benefit and actuarial pension plans, or other defined contribution retirement plans for non-employee directors. The company does not offer above-market or preferential earnings under its nonqualified deferred compensation plans for directors. The following table shows compensation paid to each of our non-employee directors during 2022.

30	THE CHARLES SCHWAB CORPORATION PROXY STATEMENT

Proposal One: Election of Directors

2022 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)
	Cash[1] ($)	Deferred into Restricted Stock Units or Options[2,5] ($)	Stock Awards3, [5] ($)	Option Awards4, [5] ($)	All Other Compensation ($)	Total ($)

John K. Adams, Jr.	185,000	—	129,007	86,018	—	400,025

Marianne C. Brown	95,000	60,000	129,007	86,018	—	370,025

Joan T. Dea	165,000	—	129,007	86,018	—	380,025

Christopher V. Dodds	185,000	—	129,007	86,018	—	400,025

Stephen A. Ellis	—	135,000	129,007	86,018	—	350,025

Mark A. Goldfarb	155,000	—	129,007	86,018	—	370,025

William S. Haraf	155,000	—	129,007	86,018	—	370,025

Frank C. Herringer	—	165,000	129,007	86,018	—	380,025

Brian M. Levitt	115,000	—	129,007	86,018	—	330,025

Gerri K. Martin-Flickinger	120,000	—	129,007	86,018	—	335,025

Bharat B. Masrani	—	120,000	129,007	86,018	—	335,025

Todd M. Ricketts	120,000	—	129,007	86,018	—	335,025

Charles A. Ruffel	35,000	120,000	129,007	86,018	—	370,025

Arun Sarin	135,000	—	129,007	86,018	—	350,025

Carolyn Schwab-Pomerantz[6]	—	—	—	—	898,154	898,154

Paula A. Sneed	150,000	—	129,007	86,018	—	365,025

(1)	This column shows cash amounts earned for retainers. For Mr. Adams, Ms. Brown, Ms. Dea, Mr. Dodds, Mr. Goldfarb, Mr. Haraf, and Mr. Ruffel, the amounts in this column include their cash retainers for service on the Board of Directors of CSB.

(2)	This column shows the dollar amount of retainers deferred into RSUs or options under the DCP2. The corresponding RSUs or options were as follows: 795 RSUs for Ms. Brown; 6,517 options for Mr. Ellis; 2,185 RSUs for Mr. Herringer; 1,590 RSUs for Mr. Masrani; and 5,794 options for Mr. Ruffel.

(3)	The amounts shown in this column represent the grant date fair value of the RSU award. In 2022, non-employee directors who served the full year received an automatic grant of RSUs with a grant date fair value of $129,007.

(4)	The amounts shown in this column represent the grant date fair value of the stock option award. In 2022, non-employee directors who served the full year received an automatic grant of stock options with a grant date fair value of $86,018.

THE CHARLES SCHWAB CORPORATION PROXY STATEMENT	31

Proposal One: Election of Directors

(5)	The following table shows the aggregate number of outstanding stock option and RSU awards held by the non-employee directors as of December 31, 2022. This includes stock options and RSUs acquired under the DCP2.

Name	Stock Option Awards	Restricted Stock Unit Awards

John K. Adams, Jr.	52,337	4,899

Marianne C. Brown	12,199	4,587

Joan T. Dea	30,411	4,899

Christopher V. Dodds	18,377	4,899

Stephen A. Ellis	118,604	14,878

Mark A. Goldfarb	36,636	4,899

William S. Haraf	36,636	4,899

Frank C. Herringer	77,906	145,187

Brian M. Levitt	10,336	3,436

Gerri K. Martin-Flickinger	12,199	3,787

Bharat B. Masrani	10,336	6,823

Todd M. Ricketts	10,336	3,436

Charles A. Ruffel	46,145	4,899

Arun Sarin	58,061	4,899

Paula A. Sneed	36,636	54,500

(6)	The amount shown for Ms. Schwab-Pomerantz reflects compensation received in connection with her employment with CS&Co. She receives no additional compensation for her service as director. Ms. Schwab-Pomerantz’s total compensation in 2022 includes $327,200 in base salary; $315,000 in bonus; $240,027 in RSUs granted; $15,500 in employer match contributions under the company’s defined contribution plan, the SchwabPlan Retirement Savings and Investment Plan, which is a 401(k) plan available to all eligible employees; and $427 in other compensation.

32	THE CHARLES SCHWAB CORPORATION PROXY STATEMENT

Proposal Two: Ratification of the Selection of Independent Auditors

PROPOSAL TWO:

RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has the sole authority to appoint, retain, and terminate the independent auditors. The independent auditors report directly to the Audit Committee, and the Audit Committee is directly responsible for oversight of the work of the independent auditors. The Audit Committee oversees fees paid to the independent auditors and pre-approves all audit, internal control-related, and permitted non-audit services to be performed by the independent auditors. The Audit Committee conducts a comprehensive annual evaluation of the independent auditor’s qualifications, performance, and independence (including assessing non-audit fees and services). The Audit Committee takes into account the insight provided to the Audit Committee and the quality of information provided on accounting issues, auditing issues, and regulatory developments. The Audit Committee also considers whether, in order to ensure continuing auditor independence, there should be periodic rotation and selection of the lead audit partner and rotation of the audit firm itself, taking into consideration the advisability and potential costs and impact of selecting a different firm.

The Audit Committee has selected Deloitte as the company’s independent registered public accounting firm for the 2023 fiscal year. Deloitte has served in this capacity since the company’s inception. The Audit Committee evaluated Deloitte’s institutional knowledge and experience, quality of service, sufficiency of resources, and quality of the team’s communications and interactions, as well as the team’s objectivity and professionalism. As a result, the Audit Committee and the board believe that the retention of Deloitte for the 2023 fiscal year is in the best interests of the company and its stockholders. Although we are not required to submit the selection of the independent auditors to stockholders, we are asking for your ratification as part of the Audit Committee’s evaluation process of the independent registered public accounting firm for the next fiscal year.

We expect representatives of Deloitte to attend the annual meeting, where they will respond to appropriate questions from stockholders and have the opportunity to make a statement.

AUDITOR FEES

Fees for services provided by Deloitte in the last two fiscal years were:

	2022	2021
	(amounts in millions)
Audit Fees[1]	$11.2	$11.2

Audit-Related Fees[2]	4.2	4.5

Tax Fees[3]	0.1	1.4

All Other Fees[4]	—	—

Total	$15.5	$17.1

(1)	Audit fees are the aggregate fees for professional services billed by Deloitte in connection with their audits of the consolidated annual financial statements and the effectiveness of internal control over financial reporting, and reviews of the consolidated financial statements included in quarterly reports on Form 10-Q.

THE CHARLES SCHWAB CORPORATION PROXY STATEMENT	33

Proposal Two: Ratification of the Selection of Independent Auditors

(2)	Audit-Related fees include assurance and related services, service auditor reports over internal controls, review of SEC filings, merger and acquisition due diligence, and related services.

(3)	Tax fees include permitted compliance and advisory services such as tax return review, preparation and compliance, advice on the application of rules or changes to tax laws, and review of tax issues in connection with merger and acquisition activity.

(4)	All other fees represent fees not included in “audit fees,” “audit-related fees,” and “tax fees.”

In addition to the services listed above, Deloitte provides audit and tax return review and preparation and compliance services to certain unconsolidated mutual funds, charitable trusts, and foundations. The fees for such services are included in the expenses of the mutual funds, charitable trusts, and foundations and borne by the stockholders of the funds and foundations. Amounts billed by Deloitte for these services were $3.1 million for 2022 and $3.2 million for 2021. These amounts are not included in the expenses of The Charles Schwab Corporation.

NON-AUDIT SERVICES POLICIES AND PROCEDURES

The Audit Committee has adopted a policy regarding non-audit services performed by Deloitte. The Audit Committee’s policy prohibits engaging Deloitte to perform the following services:

•	any contingent fee arrangement;

•	bookkeeping or other services relating to accounting records or financial statements of the audit client;

•	broker-dealer, investment advisor, or investment banking services;

•	actuarial services;

•	management and human resource functions (including executive search services);

•	legal services or expert services unrelated to the audit;

•	appraisal and valuation services, fairness opinions or contribution-in-kind reports;

•	internal audit outsourcing;

•	financial information systems design and implementation;

•	tax consulting or advice or a tax opinion on an “aggressive” tax position or on a “listed transaction” or a “confidential transaction” as defined by U.S. Department of Treasury regulations; and

•	tax services to employees who have a financial reporting oversight role.

The Audit Committee may approve other non-audit services in advance of their performance as part of its review and approval of Deloitte’s audit service plan. In addition, the Audit Committee has pre-approved three separate categories of non-audit services under the policy, subject to an annual aggregate dollar limit for each category. If the dollar limit in each of these three categories is reached, the Audit Committee will decide whether to establish an additional spending limit for the category or specifically pre-approve each additional service in the category for the remainder of the year. The three categories are:

•	accounting theory consultation (includes services such as guidance on the application of GAAP to various transactions and guidance on the effects of new accounting pronouncements);

•

assurance and due diligence (includes services such as certain service auditor reports over internal controls, review of SEC filings, consents related to financings that include audited financial statements, merger and acquisition due

34	THE CHARLES SCHWAB CORPORATION PROXY STATEMENT

Proposal Two: Ratification of the Selection of Independent Auditors

diligence, audit consultation pertaining to acquisitions or the calculation of gain or loss from dispositions, and employee benefit plan audits); and

•

tax related services (includes tax return review, preparation and compliance, advice on the application of rules or changes to tax laws, and review of tax issues in connection with merger and acquisition activity).

Services not subject to pre-approval limits in one of the three categories above require specific pre-approval from the Audit Committee. Fees related to services requiring specific pre-approval are limited, on an annual basis, to 50% of the combination of audit fees, audit-related fees, and tax fees.

The policy permits the Audit Committee to delegate pre-approval authority to one or more members of the Audit Committee, provided that the member or members report to the entire Audit Committee pre-approval actions taken since the last Audit Committee meeting. The policy expressly prohibits delegation of pre-approval authority to management.

AUDIT COMMITTEE REPORT

The Audit Committee has met and held discussions with management and the company’s independent registered public accounting firm. As part of this process, the committee has:

•  reviewed and discussed the audited financial statements with management;

•  discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission; and

•  received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence and has discussed with the independent registered public accounting firm its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

John K. Adams, Jr., Chair

Stephen A. Ellis

Mark A. Goldfarb

William S. Haraf

Gerri K. Martin-Flickinger

Todd M. Ricketts

THE CHARLES SCHWAB CORPORATION PROXY STATEMENT	35

Proposal Three: Advisory Approval of Named Executive Officer Compensation

PROPOSAL THREE:

ADVISORY APPROVAL OF NAMED

EXECUTIVE OFFICER COMPENSATION

This proxy statement contains detailed information in the Compensation Discussion and Analysis and executive compensation tables regarding compensation of the NEOs. The NEOs are those executive officers who are listed in the 2022 SCT. We ask that you provide an advisory vote to approve the following, non-binding resolution on NEO compensation:

RESOLVED, that the stockholders of The Charles Schwab Corporation approve the compensation paid to the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and related footnotes, and narrative disclosures.

The advisory approval of NEO compensation is required by federal law, and the company currently conducts annual advisory votes on that compensation. Although the vote is not binding on the board or the Compensation Committee, the Compensation Committee intends to consider the vote as part of its evaluation of executive compensation programs.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

This section describes the company’s executive compensation program, policies, and practices, and how executive compensation is designed to support the company’s strategic objectives. It also summarizes our compensation decisions for the company’s NEOs:

Named Executive Officer	Title
Walter W. Bettinger II	Co-Chairman of the Board and Chief Executive Officer (Chief Executive Officer)

Peter B. Crawford	Managing Director and Chief Financial Officer

Joseph R. Martinetto	Managing Director and Chief Operating Officer

Richard A. Wurster	President

Charles R. Schwab	Co-Chairman of the Board (Mr. Schwab)

Key Business Results

The company’s strategy is to put clients’ perspectives, needs, and desires at the forefront by seeing the business through clients’ eyes. Because investing plays a fundamental role in building financial security, the company strives to deliver a better investing experience for its clients – individual investors and the people and institutions who serve them – by disrupting longstanding industry practices on their behalf and providing superior service. In pursuing this strategy, the company:

•	offers a broad range of products and solutions to meet client needs with a focus on transparency, value, service, and trust;

•	combines its scale and resources with ongoing expense discipline to keep operating costs low and ensure that products and solutions are affordable as well as responsive to client needs; and

•	seeks to build stockholder value over time.

36	THE CHARLES SCHWAB CORPORATION PROXY STATEMENT

Proposal Three: Advisory Approval of Named Executive Officer Compensation

The company’s “Through Clients’ Eyes” strategy is based on the principle that developing trusted relationships will translate into more assets from both new and existing clients, ultimately driving more revenue and, along with expense discipline and thoughtful capital management, will generate earnings growth and build long-term stockholder value.

Effective execution of this strategy in 2022 led to healthy performance in the midst of a challenging economic backdrop, as reflected in key metrics:

✓ Core net new assets of $427.7 billion represents a 5% annual organic growth rate. ✓ 33.8 million active brokerage accounts at year end represents an increase of 2% over year-end 2021.

✓  Total client assets of $7.05 trillion as of December 31, 2022 represents a decrease of 13% from year-end 2021. Of these assets, approximately half ($3.67 trillion) were receiving some form of ongoing advisory service, down 10% from year-end 2021, $3.17 trillion were under the guidance of an independent advisor and $499.8 billion were enrolled in a retail advisory solution.

The resiliency of Schwab’s diversified financial model in a challenging macroeconomic environment and impacts from higher market interest rates led to strong financial performance in 2022:

✓ Total net revenues of $20.8 billion were up12% over 2021 ✓ Net income of $7.2 billion was up 23% ✓ Diluted EPS was $3.50 on a GAAP basis and $3.90 on an adjusted basis*	✓ Pre-tax profit margin was 45.2% on a GAAP basis and 50.0% on an adjusted basis* ✓ ROCE was 18% and ROTCE was 42%*

The ongoing integration of TD Ameritrade supports the company’s efforts to enhance the client experience, to provide deeper resources for individual investors and registered investment advisors, including more robust trading capabilities, and to continue to improve our operating efficiency.

*	For reconciliation of our results as reported under GAAP to non-GAAP financial measures, including diluted EPS to adjusted diluted EPS, ROCE to ROTCE, and pre-tax profit margin to adjusted pre-tax profit margin, please see Appendix A on page A-1.

Executive Compensation Program

The executive compensation program supports the company’s strategic objectives through the following design principles:

•	provide competitive compensation opportunities to attract, motivate, and retain talented, highly capable executive officers;

•	reward executive officers for individual performance;

•	link executive officers’ pay with the company’s financial and stock price performance;

THE CHARLES SCHWAB CORPORATION PROXY STATEMENT	37

Proposal Three: Advisory Approval of Named Executive Officer Compensation

•	align executive officers’ incentives with the long-term interests of the company and its stockholders by linking incentives to long-term financial performance; and

•	use effective governance and risk management practices to protect stockholders’ interests.

The program uses three elements – base salary, annual cash incentives, and long-term incentive (LTI) awards. As illustrated by the charts below, the majority of compensation is delivered through variable performance-based incentives: 94% for the Chief Executive Officer and 90% on average for the other NEOs. This approach maintains a strong link between executive pay and the company’s financial performance, rewards executives when value has been created for stockholders, and drives long-term performance.

*	Pay mix is based on amounts in the 2022 SCT. Annual cash incentive is the amount reported for the Corporate Executive Bonus Plan under Non-Equity Incentive Plan Compensation. Stock awards are the amounts reported for PBRSUs.

Key Compensation Decisions

The Compensation Committee’s decisions for 2022 aligned with disciplined focus on financial results. For 2022, the Compensation Committee:

•

assessed the competitiveness of executive compensation, acknowledging the increased scope of operations and responsibilities for executive roles and the importance of maintaining leadership stability to ensure the successful integration of recent acquisitions;

•

continued to select adjusted diluted EPS as the performance criterion for the Corporate Executive Bonus Plan because it measures profitability and focuses executive officers on operating performance and decisions around capital structure;

•	continued to set the target adjusted diluted EPS goal for 100% payout upon achieving the company’s financial plan for 2022 approved by the board;

•	approved annual cash incentive payouts under the Corporate Executive Bonus Plan of 105.71% of the target set by the Compensation Committee based on the company’s financial performance;

38	THE CHARLES SCHWAB CORPORATION PROXY STATEMENT

Proposal Three: Advisory Approval of Named Executive Officer Compensation

•	continued to award a mix of equity incentives of 60% PBRSUs and 40% stock options;

•	continued to award PBRSUs with cliff-vesting based on a three-year performance period to ensure continued focus on long-term performance and retention;

•

continued to select the performance criteria of ROTCE for the 2022 PBRSUs because ROTCE reflects the capital position of the company absent the effects of goodwill, acquired intangible assets - net, deferred tax liabilities related to goodwill and acquired intangible assets, and preferred stock;

•

continued to use the performance goal of ROTCE equaling or exceeding COE for the 2022 PBRSUs, because this measure reflects the creation of financial value for stockholders in all phases of the business cycle and measures the earnings power of the company; and

•

approved payment of shares for 2020 PBRSUs awards at 194.86% of target based on the company’s financial performance as measured by ROTCE divided by COE for the three-year performance period 2020 through 2022.

The Compensation Committee continuously reviews and evaluates the company’s executive compensation program and policies and considers stockholder views regarding executive compensation. For the 2023 program, the Compensation Committee determined that the program design continues to provide a strong relationship between compensation opportunity and the management team’s success in executing on the business strategy. The Compensation Committee continued to: select adjusted diluted EPS as the performance criterion for the Corporate Executive Bonus Plan and set the target for 100% payout upon achieving the company’s financial plan for 2023 approved by the board; award a mix of equity incentives of 60% PBRSUs and 40% stock options; award PBRSUs with cliff-vesting based on a three-year performance period; and select performance goal based on ROTCE divided by COE. For the 2023 PBRSUs, the Compensation Committee adjusted ROTCE to exclude accumulated other comprehensive income (AOCI) and lowered the threshold level of payment. The new scale for payment begins at 50% of target shares when ROTCE excluding AOCI divided by COE is at least 100% and progresses to 100% of target shares when ROTCE excluding AOCI divided by COE is at least 200%.

THE CHARLES SCHWAB CORPORATION PROXY STATEMENT	39

Proposal Three: Advisory Approval of Named Executive Officer Compensation

SUMMARY OF THE EXECUTIVE COMPENSATION PROGRAM

The executive compensation program uses three elements: base salary; annual cash incentives; and LTI. The table below identifies how each compensation element supports the design principles articulated above.

Element of Compensation
Design Principle	Base Salary	Annual Cash Incentives	Long-Term Incentives

Competitive Compensation Opportunities to Attract, Motivate, and Retain	✓	✓	✓

Reward Executives for Individual Performance		✓	✓

Link Pay with Company Financial Performance		✓	✓

Align Incentives with Long-term Interests of Stockholders and Stock Price Performance			✓

Use Effective Governance and Risk Management Practices	✓	✓	✓

Performance Metric		Adjusted diluted EPS measures profitability and reflects the annual impact of operational actions and decisions around capital structure.

PBRSUs: ROTCE equaling or exceeding COE reflects the creation of financial value for stockholders in all phases of the business cycle and measures the earnings power of the company.

Stock options: rewards share price appreciation by delivering compensation only when the stock price appreciates above the exercise price.

COMPENSATION PLANNING AND THE DECISION-MAKING PROCESS

The Compensation Committee reviews and approves compensation for Mr. Schwab, the Chief Executive Officer, the other executive officers and select senior officers, and reviews and recommends compensation for the non-employee directors on the board.

The Compensation Committee evaluates as a committee, or together with the other independent directors and Mr. Schwab, the performance and compensation of the Chief Executive Officer. The Compensation Committee also evaluates Mr. Schwab’s performance and compensation. The Compensation Committee also considers:

•

recommendations from Mr. Schwab and the Chief Executive Officer regarding compensation for the other executive officers and performance criteria for annual and long-term incentives, developed in consultation with the Managing Director and Head of Human Resources;

•	advice from the Managing Director and Chief Financial Officer regarding performance criteria and goals for annual and long-term incentives;

•

advice from the Managing Director and Chief Risk Officer regarding the design and results of incentive compensation programs to ensure consistency with the company’s financial plan, strategic objectives, and risk profile; and

•	guidance and advice from its independent compensation consultant, Semler Brossy.

While the Compensation Committee considers the information provided by management and its independent compensation consultant, it does not delegate authority to management for executive compensation decisions.

40	THE CHARLES SCHWAB CORPORATION PROXY STATEMENT

Proposal Three: Advisory Approval of Named Executive Officer Compensation

Executive officers may not be present when the Compensation Committee deliberates or votes on their compensation.

The Compensation Committee’s review of NEO compensation in 2022 included consideration of:

•	the company’s performance, the company’s recent acquisitions, the economic environment, and market trends;

•

a competitive pay analysis of peer companies with data from proxy statements and the McLagan 2021 Global Financial Services Executive Management Survey and the McLagan 2021 US Asset Management Retirement Plan Services Survey;

•	each executive’s experience, responsibilities, changes in job scope, individual performance, and pay relative to internal peers; and

•	reports prepared by the independent compensation consultant and the company’s Human Resources Department on each executive’s pay history with:

•	actual total compensation from 2019 to 2021;

•	proposed 2022 total compensation;

•	option exercises, equity vesting amounts, dividend equivalents, 401(k) balances, deferred compensation balances, and other cash compensation (e.g., company match for the 401(k) plan);

•	the value and vesting schedule of outstanding long-term awards; and

•	each component of pay as a percentage of total compensation.

The Compensation Committee does not use a formula or assign a weighting to various factors considered in setting compensation. It does not target a specific percentage mix between cash compensation and LTI or any specific percentage of total compensation for each compensation element.

Peer Group

The Compensation Committee uses a peer group as a source of market data to assess the competitiveness of compensation and pay practices for executive officers and non-employee directors. The data is not used to set compensation targets. Peers were selected considering the following factors:

•	quantitative: revenue; market capitalization; and number of employees; and

•	qualitative: business model; geographic coverage; and competition for customers and/or employees.

The peer group includes a mix of brokerage firms, banking and asset management companies, and companies that provide custody services and process a significant daily volume of consumer financial transactions because the company has few competitors comparable in terms of business model and geographic coverage.

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Proposal Three: Advisory Approval of Named Executive Officer Compensation

Annually, the Compensation Committee reviews the peer group to ensure that it remains relevant as a market reference tool and modifies it as necessary to reflect changes at the company, among peers or within the industry. In October 2022, the Compensation Committee reviewed the peer group based on the factors noted above and did not make any changes. The peer group of 20 companies used for compensation analyses for 2022 was:

Compensation Consultant

Under its charter, the Compensation Committee is authorized to retain compensation consultants and to approve the terms of the engagement. In 2022, the Compensation Committee engaged Semler Brossy to review pay trends across the financial services industry and in the peer group, advise directly on compensation for the Chief Executive Officer, Mr. Schwab, the President, and the non-employee directors, provide competitive assessments of executive compensation, review the company’s annual cash incentive and LTI as well as incentives used by companies in the peer group, assist with the review and analysis of the peer group, and provide general advice and counsel with respect to executive compensation programs, market practices, and trends. Semler Brossy was engaged by the Compensation Committee directly and does not provide other services to the company. To assess Semler Brossy’s independence in 2022, the Compensation Committee reviewed information regarding potential conflicts of interest, including other services it provides to the company, fees received from the company as a percentage of Semler Brossy’s total revenue, policies and procedures designed to prevent conflicts of interest, any business and/or personal relationships with members of the Compensation Committee, company stock owned, and any business and/or personal relationships between Semler Brossy consultants and any executive officer of the company.

ELEMENTS OF COMPENSATION

Base salary, annual cash incentives, and LTI are the compensation elements used to motivate executives to achieve the company’s objectives. In addition to the factors enumerated in the decision-making process above, the Compensation Committee considered the increase in the company’s size, scope, and complexity following recent acquisitions in setting the base salary, annual cash incentives, and LTI for the NEOs for 2022. Each compensation element included in the executive compensation program is described in the following paragraphs.

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Base Salary

Base salaries are established at levels intended to attract, motivate, and retain highly capable executive officers. As illustrated by the pay mix charts above, NEOs receive a small percentage of their overall compensation in base salary. The Compensation Committee approved the base salaries listed below effective February 28, 2022.

Executive	2021 Base Salary Effective December 31, 2021	2022 Base Salary Effective February 28, 2022	Increase Amount ($)	Increase Amount (%)

Walter W. Bettinger II	$1,400,000	$1,500,000	$100,000	7.1%

Peter B. Crawford	$625,000	$700,000	$75,000	12.0%

Joseph R. Martinetto	$765,000	$900,000	$135,000	17.6%

Richard A. Wurster	$750,000	$900,000	$150,000	20.0%

Charles R. Schwab	$750,000	$800,000	$50,000	6.7%

Annual Cash Incentives

Annual cash incentive awards for the NEOs were made pursuant to the Corporate Executive Bonus Plan. In the first quarter of 2022, the Compensation Committee established the performance criterion, set performance goals, and approved a target bonus award, expressed as a percentage of salary, for each NEO.

Adjusted diluted EPS was established as the performance criterion for all NEOs. The Compensation Committee believes adjusted diluted EPS provides a comprehensive measure of the company’s profitability and focuses executives on operating performance and decisions around capital structure. For purposes of the Corporate Executive Bonus Plan, adjusted diluted EPS is defined as the fully diluted EPS for net income available to common stockholders calculated in accordance with GAAP for the applicable performance period, adjusted to remove the after-tax fully diluted per share impact of (i) acquisition and integration-related costs and (ii) amortization of acquired intangible assets, as defined by the company’s Use of Non-GAAP Financial Measures Policy and supported by the company’s policy guidance defining acquisition and integration-related costs. Adjusted diluted EPS is subject to further categories of adjustments and exclusions for unusual items approved by the Compensation Committee at the time the performance criterion was established.

Adjusted diluted EPS goals were summarized in a matrix with potential payouts up to 200% of the target bonus award, with a 100% payout assigned to the adjusted diluted EPS goal set by the Compensation Committee based on achieving the company’s financial plan approved by the board. Achieving adjusted diluted EPS of less than the threshold of 50% of the target adjusted diluted EPS goal would result in no bonus payment; achieving adjusted diluted EPS between the threshold and the target adjusted diluted EPS goal would result in a payout of between 50% and 100% of the target bonus award; and achieving adjusted diluted EPS of more than the target would result in a payout between 100% and 200% of the target bonus award. Bonus payouts are interpolated for adjusted diluted EPS results falling between 50% and 200%.

When determining whether the performance goals have been achieved, the Compensation Committee reviews unusual gains and losses and whether results have been achieved in a manner consistent with the company’s risk profile. Based on this review, the Compensation Committee may exercise discretion to reduce payouts.

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Proposal Three: Advisory Approval of Named Executive Officer Compensation

For 2022, the Compensation Committee approved the following threshold, target, and maximum performance goals for adjusted diluted EPS in line with the company’s 2022 financial plan approved by the board:

In January 2023, the Compensation Committee reviewed performance, certified the achievement of performance goals, and determined bonus awards based on the approved target percentage, which is applied to the salary earned during the performance period by each NEO. The Compensation Committee approved payouts based on adjusted diluted EPS of $3.90. For a reconciliation of GAAP diluted EPS to non-GAAP adjusted diluted EPS, please see Appendix A on page A-1. The Compensation Committee determined that the company achieved these results while maintaining a low credit risk profile.

The Compensation Committee did not apply negative discretion to reduce the cash incentive award for any individual NEO and approved funding at 105.71% of target for each of the NEOs. The Compensation Committee approved the following annual incentives for 2022:

Executive	2022 Target Cash Incentive (%)	2022 Target Cash Incentive ($)*	2022 Actual Cash Incentive ($)

Walter W. Bettinger II	375%	$5,567,303	$5,885,200

Peter B. Crawford	200%	$1,376,923	$1,455,545

Joseph R. Martinetto	300%	$2,637,692	$2,788,305

Richard A. Wurster	300%	$2,630,769	$2,780,986

Charles R. Schwab	250%	$1,980,769	$2,093,871

*	Target cash incentive equals base salary earned for 2022 multiplied by the target cash incentive percentage approved by the Compensation Committee for each NEO.

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Long-Term Incentives

Long-term, equity-based incentives align executive incentives with the long-term interests of the company and its stockholders. For 2022, the long-term equity-based incentives were a mix of 40% stock option grants and 60% PBRSU grants. In the first quarter of 2022, the Compensation Committee approved the following equity awards with a grant date of March 1, 2022 for the NEOs pursuant to the 2013 Stock Incentive Plan:

Executive	2022 PBRSUs ($)	2022 Stock Options ($)	2022 Total LTI ($)

Walter W. Bettinger II	$10,200,000	$6,800,000	$17,000,000

Peter B. Crawford	$1,800,000	$1,200,000	$3,000,000

Joseph R. Martinetto	$3,600,000	$2,400,000	$6,000,000

Richard A. Wurster	$4,200,000	$2,800,000	$7,000,000

Charles R. Schwab	$3,000,000	$2,000,000	$5,000,000

Stock Options

The Compensation Committee includes stock options in the equity mix so a portion of the LTI program is growth-oriented and aligns executives with the company’s stockholders and stock price. The Compensation Committee approved stock options to be granted on March 1, 2022 vesting 25% annually over four years. The stock options provide for accelerated vesting due to a change in control, death or disability, or retirement, and the amounts associated with accelerated vesting are included in the Termination and Change in Control Benefits Table. The stock options also provide for accelerated vesting on awards that would otherwise vest during the severance period following termination under the Charles Schwab Severance Pay Plan (Severance Plan) and the value of awards subject to the accelerated vesting is included in the Termination and Change in Control Benefits Table.

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Proposal Three: Advisory Approval of Named Executive Officer Compensation

PBRSUs

The Compensation Committee includes PBRSUs in the equity mix to tie executive equity opportunity to the results achieved on multi-year financial performance goals. The Compensation Committee approved PBRSUs with cliff-vesting based on the three-year performance period from January 1, 2022 to December 31, 2024. The main features of the 2022 PBRSUs are summarized below.

Feature	Comments

Grant Date	• March 1, 2022

Vesting Schedule	• 100% vesting on the third anniversary of the grant date • All vesting is subject to Compensation Committee certification that the performance goal for the performance period has been met

Performance Period	• January 1, 2022 to December 31, 2024

Dividend Equivalent Payments

•  Dividend equivalent payments equal to the dividends paid on a share of company stock will accumulate and be paid in cash when, and if, the underlying units vest

•  If the performance goals for the units are not met, the dividend equivalent payments are forfeited

Payment

•  The number of shares of company stock payable upon vesting will vary based upon performance

•  200% of the target award is the maximum number of shares of company stock payable for each unit that vests

Performance Criteria	• ROTCE • COE

The Compensation Committee approved a performance goal based on ROTCE divided by COE with potential payouts ranging from 100% to 200% of the target shares granted when performance goals are met. Where ROTCE divided by COE equals at least one, 100% of target shares are paid. Where ROTCE divided by COE is less than one, the target shares are forfeited. Where ROTCE divided by COE is 3.25 or more, the target shares are paid out in a range from 100% to 200% of target. When determining whether the performance goals have been achieved, the Compensation Committee reviews unusual gains and losses and whether results have been achieved in a manner consistent with the company’s risk profile. Based on this review, the Compensation Committee may exercise discretion to reduce payouts.

The Compensation Committee selected the performance measure of ROTCE because it reflects the capital position of the company absent the effects of goodwill, acquired intangible assets, deferred tax liabilities related to goodwill and acquired intangible assets, and preferred stock. The performance goal of ROTCE equaling or exceeding COE reflects the creation of financial value for stockholders in all phases of the business cycle and measures the earnings power of the company. The opportunity for a payout up to 200% of the target award incents executives to exceed target performance and directly links the magnitude of the payout to the company’s performance up to a cap of 200%. If the Compensation Committee certifies that the goal has been met for the performance period, then the award for that performance period will vest. If the goal has not been met, then the PBRSUs and associated dividend equivalent payments will be forfeited.

For 2022, ROTCE is defined as adjusted net income available to common stockholders for the calendar year divided by average tangible common stockholders’ equity (defined as the balance of tangible common stockholders’ equity at the beginning of the calendar year plus the balance of tangible common stockholders’ equity at the end of the calendar year divided by two). Adjusted net income available to common stockholders equals net income available to common stockholders calculated in accordance with GAAP for the applicable performance period, adjusted to remove the after-tax

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impact of (i) acquisition and integration-related costs and (ii) amortization of acquired intangible assets as defined by the company’s Use of Non-GAAP Financial Measures Policy and supported by the company’s policy guidance defining acquisition and integration-related costs. Tangible common stockholders’ equity equals total stockholders’ equity calculated in accordance with GAAP, minus the sum of (i) preferred stock, (ii) goodwill, (iii) acquired intangible assets - net, and (iv) deferred tax liabilities related to goodwill and acquired intangible assets - net. The calculation of ROTCE is subject to further categories of adjustments and exclusions for unusual items approved by the Compensation Committee at the time the performance criteria were established.

COE is calculated using the Capital Asset Pricing Model, which is a commonly used financial metric that incorporates the risk-free interest rate (the company uses the six-month average of the five-year Treasury rate), the beta of the company’s equity (a measure of the volatility of the company’s common stock relative to the broader equity market), and a market equity risk premium (an estimate of the expected excess return required for holding equities instead of a risk-free asset).

In determining whether the performance goals have been met, the Compensation Committee excludes losses from any unusual or non-recurring items, including, but not limited to, charges, or costs associated with reorganizations or restructurings, discontinued operations, goodwill, other intangible assets, long-lived assets (non-cash), real estate strategy (e.g., costs related to lease terminations or facility closure obligations), litigation or the resolution of litigation, or currency or commodity fluctuations, and the effects of changes in applicable laws, regulations or accounting principles, and any other unusual or non-recurring losses, provided that such items are not already taken into account in the normal calculation of ROTCE.

The PBRSUs provide for accelerated vesting and payment of target awards due to a change in control, death, or disability. The PBRSUs also provide for continued vesting following termination under the Severance Plan or retirement, subject to achievement of performance goals established at the time such awards were granted. The values of awards subject to these accelerated vesting and continued vesting provisions are included in the Termination and Change in Control Benefits Table.

Vesting of PBRSUs for the Performance Period Ended December 31, 2022

In January 2020, the Compensation Committee approved the grant of PBRSUs with cliff-vesting and a three-year performance period ended December 31, 2022, subject to the Compensation Committee certifying achievement of the applicable performance goals. The Compensation Committee chose ROTCE compared to COE as the performance criterion for these equity awards, because it reflects the creation of financial value for stockholders in all phases of the business cycle and measures the earnings power of the company. For the PBRSUs granted in 2020, ROTCE is defined with respect to net income available to common stockholders from continuing operations rather than adjusted net income available to common stockholders, which was used for the PBRSUs granted in 2021 and 2022. Shares are earned at target when ROTCE divided by COE is at least one and no more than two. Shares are earned above target when ROTCE divided by COE is greater than two. For PBRSUs vesting based on the three-year performance period ended December 31, 2022, the Compensation Committee certified that the performance goal was exceeded based on ROTCE of 26.67% and COE of 6.84%, which resulted in ROTCE divided by COE of 389.72%, and approved payout above target at 194.86%. The approved payout of 194.86% reflects exact arithmetic, while ROTCE of 26.67% and COE of 6.84% have been rounded for simplicity. The Compensation Committee determined the achievement of the performance goals with adjustments for 2020, 2021, and 2022 for acquisition and integration-related costs, amortization of acquired intangible assets, and the tax impacts of these adjustments in the calculation of net income available to common stockholders.

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Proposal Three: Advisory Approval of Named Executive Officer Compensation

Other Compensation

Executive Benefits and Perquisites

The company provides limited executive perquisites. The Compensation Committee previously approved certain benefits, including a car service for commuting purposes for Mr. Bettinger, which he has not used, parking for Mr. Bettinger, and use of fractionally-owned aircraft for Mr. Bettinger and Mr. Wurster consistent with company policies and the terms of aircraft time-sharing arrangements. Under the terms of their time-sharing arrangements, Mr. Bettinger and Mr. Wurster reimburse the company in connection with any personal use of the aircraft, subject to Federal Aviation Administration regulations. In 2022, personal use of the aircraft was limited to guests accompanying Mr. Bettinger and Mr. Wurster on business flights. Mr. Bettinger and Mr. Wurster reimbursed the company in full for the aggregate incremental costs of this use, including disallowed tax deductions.

For NEOs, the company:

•	does not provide financial planning assistance;

•	does not gross up payments to cover executives’ personal tax liability;

•	does not offer executive retirement or medical plans; and

•	does not match contributions to the deferred compensation plan.

Employee Benefit Plans

The company offers no defined benefit plan, special retirement plan for executives, or other nonqualified excess plans to NEOs. Executive officers may participate in the company’s 401(k) plan and Employee Stock Purchase Plan (the ESPP) available to all eligible employees subject to Internal Revenue Service limits (except Mr. Schwab, who is excluded from the ESPP because he owns more than 5% of the company’s stock), and a deferred compensation plan available to officers and other key employees.

Severance

All employees, including executive officers other than Mr. Schwab, are eligible to receive severance benefits under the Severance Plan, which is described in the narrative following the Termination and Change in Control Benefits Table. Benefits are available under this plan only in the event of termination of employment on account of job elimination. Under the Severance Plan, executive officers are eligible to receive 15 days of base salary for each year of service with a minimum of seven months and a maximum of 12 months of severance pay. Mr. Schwab is entitled to severance benefits pursuant to his employment agreement, as described in the narrative to the 2022 SCT.

COMPENSATION POLICIES

Stock Ownership Guidelines

The board has adopted stock ownership guidelines to promote significant equity ownership by executives and further align their long-term financial interests with those of other stockholders. Under the guidelines:

•	the Chief Executive Officer is expected to maintain an investment position in company stock equal to at least five times base salary; and

•	all other executive officers are expected to maintain an investment position equal to at least three times base salary.

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Shares owned directly, shares beneficially owned under company benefit plans, restricted stock, RSUs, and PBRSUs are included in determining ownership levels, but stock options are not. The Compensation Committee monitors compliance with the stock ownership guidelines and may take compensation related action if the target ownership levels are not met within five years. For 2022, all of the NEOs had stock ownership exceeding the guidelines.

Prohibition on Speculative Trading and Certain Types of Hedging Activity

Speculative trading in the company’s stock, including short term trading, is prohibited. The company’s policies prohibiting speculative trading apply to employees (including officers) and non-employee directors and prohibit certain types of hedging activities, including selling short, buying options to open a position, and selling uncovered options.

Guidelines for Equity Awards

The company has no program, plan, or practice to time the grant of stock-based awards relative to the release of material non-public information or other corporate events. All equity grants to directors and executive officers are approved by the Compensation Committee or the independent directors at regularly scheduled meetings or, in limited cases involving key recruits or promotions, by a special meeting or unanimous written consent. The grant date is the meeting date, or a fixed, future date specified at the time the Compensation Committee or the independent directors take action. Under the terms of the company’s stock incentive plan, the exercise price of options cannot be less than the closing price of company stock on the grant date.

Recoupment Policies

The company has a recoupment policy to recover incentive awards granted to executive officers in the event of a significant restatement of financial results from material noncompliance with financial reporting requirements due to misconduct. The SEC has adopted final rules regarding recovery of erroneously awarded compensation required under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the Dodd-Frank Act), and the NYSE has proposed listing standards to implement those rules. Once the NYSE adopts final listing standards implementing the rules, the company will review its recoupment policy and make changes, as necessary or advisable, to comply with the final rules and listing standards.

In addition, in the event of certain securities law violations, the Compensation Committee reserves the right to reduce or cancel equity awards or require executives to disgorge any profit realized from equity awards.

The company also reserves the right to cancel equity awards of employees who are terminated for cause.

Response to Advisory Vote on Say-on-Pay and Stockholder Engagement

The Compensation Committee considers the result of the stockholders’ advisory say-on-pay vote when reviewing and evaluating the executive compensation program throughout the year. The Compensation Committee noted the strong overall support of the stockholders, who approved the company’s advisory say-on-pay proposal by approximately 93% at the company’s 2022 annual meeting of stockholders, and believes this vote reflects broad support of our executive compensation program and policies.

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Proposal Three: Advisory Approval of Named Executive Officer Compensation

The Compensation Committee continues to review and evaluate the company’s executive compensation program and policies in the context of our business, regulatory requirements, and evolving best practices. As part of this process, members of our investor relations and legal team meets with stockholders, and the Compensation Committee takes into consideration stockholder views regarding executive compensation.

Given the nature of the feedback received through stockholder engagement and the results of our 2022 say-on-pay vote, the Compensation Committee determined that the executive compensation program should remain generally consistent. In addition, members of our investor relations and legal teams met with stockholders who provided feedback on a variety of topics, including corporate governance, workforce diversity, and environmental and social matters.

Risk Assessment

The Compensation Committee reviewed the annual report by the company’s Human Resources and Corporate Risk Management Departments on incentive compensation practices and policies throughout the company and the potential impact on risk-taking by employees. The report reviewed payouts, risk ratings, and balancing methods for incentive compensation plans, changes in incentive compensation plans and programs made in 2022, bank product incentives, and enhancements to the incentive compensation risk management program. The annual report identified the following risk-mitigating compensation practices currently in place:

•	a balanced mix of compensation components (i.e., base salary, annual cash incentives, and LTI);

•	a balanced suite of performance metrics with a strong link to stockholder value;

•	payments may be subject to adjustment based on risk management factors;

•	performance goals based on financial plans approved by the board;

•	caps on annual incentive opportunities;

•	a four-year vesting period for stock options and RSUs with limited opportunities for accelerated vesting;

•	a three-year performance period and cliff-vesting for PBRSUs with limited opportunities for accelerated vesting; and

•	meaningful executive stock ownership guidelines.

The annual report also identified the following risk-mitigating oversight practices currently in place:

•	approval of executive compensation by an independent board committee with advice from an independent compensation consultant;

•	review of plan design and performance results for all executive incentive plans by the corporate risk officer;

•	annual review of incentive plan performance, along with centralized design and administration of all incentive plans;

•	a committee of senior management overseeing the company’s incentive compensation risk management program and reporting directly to the Compensation Committee;

•	risk management performance assessments for covered employees as defined in the 2010 Guidance on Sound Incentive Compensation Policies; and

•	monitoring of incentive compensation plan results to identify emerging risks and recommend modifications and balancers, as appropriate.

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Proposal Three: Advisory Approval of Named Executive Officer Compensation

In addition, when reviewing the design of and payments pursuant to incentive compensation programs, the Compensation Committee considers the review by the Managing Director and Chief Risk Officer regarding consistency with the company’s financial plan, strategic objectives, and risk profile.

Internal Revenue Code Section 162(m)

Historically, the company’s compensation plans were structured so that compensation would be performance-based and deductible under Section 162(m) of the Internal Revenue Code, as amended (Section 162(m)), with the Compensation Committee approving compensatory arrangements that were not deductible under Section 162(m) based on business needs. The Tax Cuts and Jobs Act enacted in 2017 eliminated the performance-based compensation exemption from the Section 162(m) one million dollar deduction limit, with an exception for certain agreements in effect on November 2, 2017 (the 162(m) Grandfather). The company intends to administer outstanding arrangements and plans to the extent compatible with business needs to preserve potential deductions that may be available under the 162(m) Grandfather.

COMPENSATION DECISIONS MADE FOR 2023

2023 Compensation for the Chief Executive Officer

In 2023, the Compensation Committee approved a $1,250,000 increase in target LTI for Mr. Bettinger to recognize his recent accomplishments as Chief Executive Officer, including the substantial growth in the company, the ongoing integration of TD Ameritrade, the strategic positioning of the company for an inflationary environment, and managing the company through the Covid-19 pandemic.

The Compensation Committee considered Mr. Bettinger’s success in creating a leadership team and maintaining its stability during the integration of recent acquisitions. The Compensation Committee also considered the size and scale of the company following recent acquisitions — $7.05 trillion in client assets across more than 33.8 million brokerage accounts; $20.8 billion in revenues; and $7.2 billion in earnings — and the ongoing financial performance of the company, including with respect to adjusted diluted EPS and ROTCE.

The Compensation Committee believes that Mr. Bettinger’s leadership is a key factor in growing the long-term strength of our company by focusing on serving clients, operating in a disciplined manner, and building a leadership team for the future. The increase in Mr. Bettinger’s LTI grant reinforces the importance of Mr. Bettinger’s leadership on the successful execution of the company’s strategy in the years to come.

2023 Annual Cash Incentives

In 2023, the Compensation Committee established a performance criterion for 2023 annual cash incentive awards under the Corporate Executive Bonus Plan. The Compensation Committee again selected overall corporate performance as measured by adjusted diluted EPS as the performance measure for purposes of these awards and set the target adjusted diluted EPS goal for 100% payout upon achieving the company’s 2023 financial plan approved by the board.

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Proposal Three: Advisory Approval of Named Executive Officer Compensation

2023 Long-Term Incentives

In 2023, the Compensation Committee approved long-term equity awards under the 2022 Stock Incentive Plan of 40% stock options and 60% PBRSUs based on the grant-date fair values to align the LTI of the executives with the long-term interests of the stockholders. These equity awards were granted on March 1, 2023. The stock options vest 25% annually over four years. The PBRSUs have cliff-vesting based on the three-year performance period from January 1, 2023 to December 31, 2025. The main features of the 2023 PBRSUs are summarized below.

Feature	Comments
Grant Date	• March 1, 2023

Vesting Schedule	• 100% vesting on the third anniversary of the grant date • All vesting is subject to Compensation Committee certification that the performance goal for that period has been met

Performance Period	• January 1, 2023 to December 31, 2025

Dividend Equivalent Payments

• Dividend equivalent payments equal to the dividends paid on a share of company stock will accumulate and be paid in cash when, and if, the underlying units vest

•  If the performance goals for the units are not met, the dividend equivalent payments are forfeited

Payment

•  The number of shares of company stock payable upon vesting will vary based upon performance

•  200% of the target award is the maximum number of shares of company stock payable for each unit that vests

Performance Criteria	• ROTCE excluding AOCI • COE

The Compensation Committee selected the performance measure of ROTCE excluding AOCI divided by COE as it incorporates the creation of financial value for stockholders in all phases of the business cycle and measures the earnings power of the company. For 2023, ROTCE is defined as adjusted net income available to common stockholders for the calendar year divided by average tangible common stockholders’ equity (defined as the balance of tangible common stockholders’ equity at the beginning of the calendar year plus the balance of tangible common stockholders’ equity at the end of the calendar year divided by two). Adjusted net income available to common stockholders equals net income available to common stockholders calculated in accordance with GAAP for the applicable performance period, adjusted to remove the after-tax impact of (i) acquisition and integration-related costs and (ii) amortization of acquired intangible assets. Tangible common stockholders’ equity equals total stockholders’ equity calculated in accordance with GAAP, minus the sum of (i) preferred stock, (ii) goodwill, (iii) acquired intangible assets - net, (iv) deferred tax liabilities related to goodwill and acquired intangible assets - net, and (v) AOCI. AOCI is calculated in accordance with GAAP and reported in the company’s consolidated balance sheets.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and the proxy statement on Schedule 14A.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Paula A. Sneed, Chair

Brian M. Levitt, Vice Chair

Joan T. Dea

Frank C. Herringer

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Proposal Three: Advisory Approval of Named Executive Officer Compensation

EXECUTIVE COMPENSATION TABLES

The following tables show compensation information for the NEOs: Walter W. Bettinger II, Chief Executive Officer; Peter B. Crawford, Managing Director and Chief Financial Officer; and the next three most highly compensated executive officers as of December 31, 2022.

2022 SUMMARY COMPENSATION TABLE

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	BONUS[1] ($)	STOCK AWARDS[2] ($)	OPTION AWARDS[3] ($)	NON-EQUITY INCENTIVE PLAN COMPEN- SATION[4] ($)	ALL OTHER COMPEN- SATION[5] ($)	TOTAL ($)

Walter W. Bettinger II Chief Executive Officer and Co-Chairman	2022 2021 2020	1,484,615 1,400,000 1,383,333	— — —	10,200,043 8,010,000 6,300,000	6,800,011 5,340,000 4,200,000	5,885,200 7,172,550 4,060,256	16,460 15,854 15,604	24,386,329 21,938,404 15,959,193

Peter B. Crawford Managing Director and Chief Financial Officer	2022 2021 2020	688,462 621,073 587,500	— — —	1,800,045 2,550,000 900,000	1,200,016 1,700,000 600,000	1,455,545 1,697,019 919,672	16,133 15,412 15,080	5,160,201 6,583,504 3,022,252

Joseph R. Martinetto Managing Director and Chief Operating Officer	2022 2021 2020	879,231 759,188 723,333	— — —	3,600,010 4,950,000 1,950,000	2,400,011 3,300,000 1,300,000	2,788,305 2,437,425 1,273,844	16,234 15,554 15,273	9,683,791 11,462,167 5,262,450

Richard A. Wurster President	2022 2021	876,923 640,038	— 109,924	4,200,079 6,860,000	2,800,009 1,240,000	2,780,986 1,748,840	16,260 15,357	10,674,257 10,614,159

Charles R. Schwab[6] Co-Chairman	2022 2021 2020	792,308 750,000 741,667	— — —	3,000,022 2,700,000 2,340,000	2,000,013 1,800,000 1,560,000	2,093,871 2,561,625 1,451,256	16,220 14,998 14,732	7,902,434 7,826,623 6,107,655

(1)	The amount shown in this column represents a bonus paid outside of the Corporate Executive Bonus Plan, a non-equity incentive plan, for Mr. Wurster, who received a promotion after the beginning of the performance period.

(2)	The amounts shown in this column represent the aggregate grant date fair value of PBRSUs and RSUs and do not reflect the amounts ultimately realized by the NEO. The values shown are as of the grant date determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (Topic 718), which is the date on which all the significant terms, including any performance criteria, were established. The values represent the aggregate compensation cost expected at the grant date to be recognized over the service period and are not adjusted for the effect of any estimated forfeitures. The maximum value of the 2022 PBRSU grants on the grant date, assuming the performance conditions are met at 200% of the target award, would be: $20,400,486 for Mr. Bettinger; $3,600,090 for Mr. Crawford; $7,200,020 for Mr. Martinetto; $8,400,158 for Mr. Wurster; and $6,000,044 for Mr. Schwab.

PBRSUs awarded in 2022, 2021, and 2020 vest only upon satisfaction of the performance conditions of those awards. For the 2022, 2021, and 2020 PBRSUs, the date the Compensation Committee granted the units and the date all significant terms of the award were finalized were the same. The values reflected in the table for the grants are the number of units granted multiplied by the average of the high and low market price of the company’s common stock on the accounting grant date.

For further discussion of the company’s accounting for its equity compensation plans, including key assumptions, see “Part II—Item 8—Financial Statements and Supplementary Data—Notes to Consolidated Financial Statements—Note 2.

54	THE CHARLES SCHWAB CORPORATION PROXY STATEMENT

Proposal Three: Advisory Approval of Named Executive Officer Compensation

Summary of Significant Accounting Policies,” and “Note 21. Employee Incentive, Retirement, Deferred Compensation, and Career Achievement Plans” from the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

(3)	The amounts shown in this column represent the aggregate grant date fair value of the stock option awards as determined in accordance with Topic 718, and not the amount ultimately realized by the NEO. For further discussion of the company’s accounting for its equity compensation plans, including key assumptions, see “Part II—Item 8—Financial Statements and Supplementary Data—Notes to Consolidated Financial Statements—Note 2. Summary of Significant Accounting Policies,” and “Note 21. Employee Incentive, Retirement, Deferred Compensation, and Career Achievement Plans” from the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

(4)	The amounts shown in this column represent amounts earned under the Corporate Executive Bonus Plan.

(5)	The amounts shown in this column for 2022 include $15,500 for each NEO for employer match contributions under the company’s defined contribution plan, the SchwabPlan Retirement Savings and Investment Plan, which is a 401(k) plan available to all eligible employees.

(6)	Mr. Schwab has had an employment contract with the company since 1987. His employment contract is described in the Narrative to Summary Compensation and Grants of Plan-Based Awards Tables.

2022 GRANTS OF PLAN-BASED AWARDS TABLE

NAME	GRANT DATE	DATE OF ACTION[1]	ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS[2]			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS[3]			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK (#)	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS[4] (#)	EXERCISE OR BASE PRICE OF OPTION AWARDS ($/Sh)	GRANT DATE FAIR VALUE OF EQUITY AWARDS ($)[5]
			THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)

Walter W. Bettinger II	1/25/2022 3/1/2022 3/1/2022	— — 1/25/2022	2,783,654 — —	5,567,308 — —	11,134,616 — —	— — —	— 127,401 —	— 254,802 —	— — —	— — 304,115	— — 77.86	— 10,200,043 6,800,011

Peter B. Crawford	1/25/2022 3/1/2022 3/1/2022	— — 1/25/2022	688,462 — —	1,376,923 — —	2,753,846 — —	— — —	— 22,483 —	— 44,966 —	— — —	— — 53,668	— — 77.86	— 1,800,045 1,200,016

Joseph R. Martinetto	1/25/2022 3/1/2022 3/1/2022	— — 1/25/2022	1,318,846 — —	2,637,692 — —	5,275,384 — —	— — —	— 44,965 —	— 89,930 —	— — —	— — 107,335	— — 77.86	— 3,600,010 2,400,011

Richard A. Wurster	1/25/2022 3/1/2022 3/1/2022	— — 1/25/2022	1,315,385 — —	2,630,769 — —	5,261,538 — —	— — —	— 52,460 —	— 104,920 —	— — —	— — 125,224	— — 77.86	— 4,200,079 2,800,009

Charles R. Schwab	1/25/2022 3/1/2022 3/1/2022	— — 1/25/2022	990,385 — —	1,980,769 — —	3,961,538 — —	— — —	— 37,471 —	— 74,942 —	— — —	— — 89,446	— — 77.86	— 3,000,022 2,000,013

(1)	This column shows the date that the Compensation Committee or the independent directors took action with respect to the award if that date is different than the grant date. If the grant date is not the meeting date, it is a fixed, future date specified at the time of the grant.

(2)

These columns show the range of possible payouts for annual cash incentive awards granted in 2022 under the Corporate Executive Bonus Plan. The actual annual cash incentive awards paid for 2022 performance under this plan

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Proposal Three: Advisory Approval of Named Executive Officer Compensation

are shown in the “non-equity incentive plan compensation” column of the 2022 SCT. The “threshold” column shows the bonus payment for achieving 50% of the target EPS goal; achieving less than 50% of the target EPS goal would result in no bonus payment.

(3)	These PBRSU awards were granted under the 2013 Stock Incentive Plan and vest on the third anniversary of the grant date, provided that a target performance goal based on ROTCE divided by COE for the three-year performance period ending December 31, 2024 is met. Shares are forfeited if the performance target is not met or will be paid in a range from 100% to 200% of the target award when performance equals or exceeds target.

(4)	These stock option awards were granted under the 2013 Stock Incentive Plan, vest in four equal annual installments beginning on the first anniversary of the grant date and expire on the tenth anniversary of the grant date.

(5)	Represents the grant date fair value of each equity award as determined in accordance with Topic 718. For the option awards, the grant date fair value was determined by multiplying the number of shares granted by the fair value of the option as determined by an options pricing model. The fair value of the option determined by the pricing model on March 1, 2022 was $22.36. For PBRSU awards, the grant date fair value was determined by multiplying the number of units granted by the average of the high and low market price of the company’s common stock on the grant date of March 1, 2022, which was $80.0625.

NARRATIVE TO SUMMARY COMPENSATION AND GRANTS OF PLAN-BASED AWARDS TABLES

Base Salaries

In 2022, the Compensation Committee increased the base salary for Mr. Bettinger by $100,000 (7.1%), for Mr. Crawford by $75,000 (12.0%), for Mr. Martinetto by $135,000 (17.6%), for Mr. Wurster by $150,000 (20.0%), and for Mr. Schwab by $50,000 (6.7%). The Compensation Committee made no other adjustments to base salary for the NEOs in 2022.

Annual Cash Incentives

In 2022, the Compensation Committee increased Mr. Martinetto’s annual cash incentive from 235% to 300% of base salary and increased Mr. Wurster’s annual cash incentive from 250% to 300%. The Compensation Committee made no other adjustments to annual cash incentive targets for the NEOs in 2022.

Long-Term Incentives

In 2022, the Compensation Committee approved annual LTI awards for the NEOs commensurate with their role and individual performance, as disclosed on page 45. In the prior year, the LTI approved by the Compensation Committee also included consideration of one-time awards to maintain stability within the leadership team throughout the integration of TD Ameritrade and a promotional grant for Mr. Wurster.

Defined Benefits and Deferred Compensation

The company does not offer defined benefit and actuarial pension plans, special retirement plans, or other nonqualified excess plans for executives. The company does not offer above-market or preferential earnings under nonqualified deferred compensation plans or defined contribution plans.

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Proposal Three: Advisory Approval of Named Executive Officer Compensation

Employment Agreement for Mr. Schwab

The company and Mr. Schwab entered into an amended employment agreement, effective March 31, 2003, and stockholders approved the annual bonus provision contained in the employment agreement. The amended agreement has an initial term of five years, and provides that as of each March 31, the term of the employment agreement is automatically extended by an additional year, under the same terms and conditions, unless beforehand either party provides notice to the other of an intention not to extend it. To address potential penalty taxes on deferred compensation pursuant to Section 409A of the Internal Revenue Code and associated regulations, the board and Mr. Schwab agreed to amendments to his employment agreement in 2008 to specify the timing of payments, establish definitions of triggering events that are consistent with the Internal Revenue Service’s guidance under Section 409A, and delay certain payments until six months after Mr. Schwab terminates employment, as required by Section 409A for certain employees. The amendments do not impact the amount of the payments.

The amended employment agreement provides for an annual base salary, subject to annual review by the board, and provides that Mr. Schwab will be entitled to participate in all compensation and fringe benefit programs made available to other executive officers, including stock-based incentive plans. Mr. Schwab’s bonus is determined under the Corporate Executive Bonus Plan, as described in the Compensation Discussion and Analysis.

The employment agreement also provides that certain compensation and benefits will be paid or provided to Mr. Schwab (or his immediate family or estate) if his employment is terminated involuntarily, except for cause. “Cause” is defined as the commission of a felony, or willful and gross negligence, or misconduct that results in material harm to the company. “Involuntary termination” includes a material change in Mr. Schwab’s capacities or duties at the company.

If an involuntary termination is not due to death, disability, or cause:

•

Mr. Schwab will be entitled to receive for a period of 36 months all compensation to which he would have been entitled had he not been terminated, including his then current base salary and participation in all bonus, incentive, and other compensation and benefits for which he was or would have been eligible (but excluding additional grants under stock incentive plans); and

•	all his outstanding unvested shares and options under stock incentive plans will vest fully on the termination date.

If an involuntary termination is due to disability, Mr. Schwab will be entitled to receive:

•	his base salary and benefits, less any payments under the long-term disability plan, for a period of 36 months from the termination date; and

•	a prorated portion of any bonus or incentive payments for the year in which the disability occurs.

If an involuntary termination is due to death, a lump-sum payment will be made to Mr. Schwab’s estate equal to five times his then current base salary.

If Mr. Schwab voluntarily resigns his employment within 24 months of a change in control of the company, he will be entitled to receive his base salary up to the date of resignation, plus a prorated portion of any bonus or incentive payments payable for the year in which the resignation occurs. In addition, Mr. Schwab has the right (but not the obligation) to enter into a consulting arrangement with the company if he voluntarily resigns his employment upon six months’ written notice to the company, or within 24 months of a change in control of the company if he voluntarily resigns or his employment is involuntarily terminated. Under that arrangement, Mr. Schwab would provide certain consulting services to the company for a period of five years for an annual payment equal to $1.0 million or 75% of his then current base salary, whichever is less.

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Proposal Three: Advisory Approval of Named Executive Officer Compensation

For estimated termination and change in control payments and benefits to Mr. Schwab, please refer to the Termination and Change in Control Benefits Table.

The employment agreement prohibits Mr. Schwab from becoming associated with any business competing with the company during the term of the agreement and for a period of five years following a voluntary resignation of employment. However, that restriction does not apply if Mr. Schwab resigns his employment within 24 months of a change in control of the company.

License Agreement for Mr. Schwab

The company and CS&Co also are parties to an assignment and license agreement with Mr. Schwab that was approved in July 1987 by the company’s non-employee directors. Under the agreement, Mr. Schwab has assigned to the company all service mark, trademark, and trade name rights to Mr. Schwab’s name (and variations on the name) and likeness. However, Mr. Schwab has the perpetual, exclusive, irrevocable right to use his name and likeness for any activity other than the financial services business, so long as Mr. Schwab’s use of his name does not cause confusion about whether the company is involved with goods or services actually created, endorsed, marketed, or sold by Mr. Schwab or by third parties unrelated to the company. The assignment and license agreement defines the “financial services business” as the business in which CS&Co is currently engaged and any additional and related business in which that firm or the company is permitted to engage under rules and regulations of applicable regulatory agencies.

Beginning immediately after any termination of his employment, Mr. Schwab will be entitled to use his likeness in the financial services business for some purposes (specifically, the sale, distribution, broadcast, and promotion of books, videotapes, lectures, radio and television programs, and any financial planning services that do not directly compete with any business in which the company or its subsidiaries are then engaged or plan to enter within three months). Beginning two years after any termination of his employment, Mr. Schwab may use his likeness for all other purposes, including in the financial services business, as long as that use does not cause confusion as described above.

No cash consideration is to be paid to Mr. Schwab for the name assignment while he is employed by the company or, after his employment terminates, while he is receiving compensation under an employment agreement with the company. Beginning when all such compensation ceases, and continuing for a period of 15 years, Mr. Schwab or his estate will receive three-tenths of one percent (0.3%) of the aggregate net revenues of the company (on a consolidated basis) and those of its unconsolidated assignees and licensees that use the name or likeness. These payments may not, however, exceed $2.0 million per year, adjusted up or down to reflect changes from the cost of living prevailing in the San Francisco Bay Area in May 1987, and they will terminate if the company and its subsidiaries cease using Mr. Schwab’s name and likeness. For estimated payments to Mr. Schwab under his license agreement, please refer to the Termination and Change in Control Benefits Table below.

The license agreement permits the company to continue using Mr. Schwab’s name and likeness even after he is no longer affiliated with the company and, under most circumstances, limits Mr. Schwab’s separate use of his name and likeness in the financial services business. However, the company’s ability to assign the license agreement, or to permit others to use Mr. Schwab’s name and likeness, is limited during Mr. Schwab’s lifetime. Thus, without Mr. Schwab’s consent, the company may not transfer the license, or any of the company’s rights under the license, to a third party, including by means of mergers or reorganizations in which the stockholders who held shares prior to the transaction do not retain the ability to elect the majority of the board immediately following such transaction (among other circumstances).

58	THE CHARLES SCHWAB CORPORATION PROXY STATEMENT

Proposal Three: Advisory Approval of Named Executive Officer Compensation

2022 TERMINATION AND CHANGE IN CONTROL BENEFITS TABLE

NAME	EVENT[1]	SALARY AND BONUS ($)		EARLY VESTING OF STOCK OPTIONS[2] ($)		EARLY OR CONTINUED VESTING OF RESTRICTED STOCK UNITS[2] ($)	OTHER ($)	TOTAL ($)

Walter W. Bettinger II	Termination under Severance Plan	1,773,069	[3]	16,704,342	[4]	46,114,550[4]	26,049[5]	64,618,010
	Change in control	—		16,704,342	[6]	46,114,550[6]	—	62,818,892
	Death or disability	—		16,704,342	[6]	46,114,550[6]	—	62,818,892
	Retirement or voluntary resignation	—		16,704,342	[4]	46,114,550[4]	—	62,818,892

Peter B. Crawford	Termination under Severance Plan	827,439	[3]	2,501,528	[7]	6,098,415[7]	26,049[5]	10,263,431
	Change in control	—		3,060,632	[6]	8,780,350[6]	—	11,840,982
	Death or disability	—		3,060,632	[6]	8,780,350[6]	—	11,840,982

Joseph R. Martinetto	Termination under Severance Plan	1,063,841	[3]	6,502,831	[4]	17,961,014[4]	26,045[5]	25,554,091
	Change in control	—		6,502,831	[6]	17,961,014[6]	—	24,463,845
	Death or disability	—		6,502,831	[6]	17,961,014[6]	—	24,463,845
	Retirement or voluntary resignation	—		6,502,831	[4]	17,961,014[4]	—	24,463,845

Richard A. Wurster	Termination under Severance Plan	683,074	[3]	1,404,942	[7]	2,872,886[7]	15,403[5]	4,976,306
	Change in control	—		2,907,476	[6]	13,412,437[6]	—	16,319,913
	Death or disability	—		2,907,476	[6]	13,412,437[6]	—	16,319,913

Charles R. Schwab	Termination without cause	8,681,613	[8]	5,938,189	[9]	15,948,786[4]	85,897,345[10]	116,555,933
	Change in control	—		5,938,189	[6]	15,948,786[6]	—	21,886,975
	Death	4,000,000	[11]	5,938,189	[6]	15,948,786[6]	84,854,010[12]	110,740,985
	Disability	2,400,000	[13]	5,938,189	[6]	15,948,786[6]	84,854,010[12]	109,140,985
	Resignation following a change in control	3,000,000	[14]	5,938,189	[6]	15,948,786[6]	84,854,010[12]	109,140,985
	Retirement or voluntary resignation	3,000,000	[14]	5,938,189	[4]	15,948,786[4]	84,854,010[12]	109,140,985

(1)	This table shows the amount of benefits due to termination or change in control to be paid to the NEOs pursuant to existing agreements (assuming the event triggering the termination or change in control took place as of December 31, 2022).

The benefits payable to Mr. Schwab are based on the terms of his employment, license, and equity award agreements. The events triggering payments are described more fully in the description of his employment and license agreements contained in the Narrative to Summary Compensation and Grants of Plan-Based Awards Tables.

Except for Mr. Schwab, all other NEOs are eligible for benefits in the event of job elimination under the Severance Plan, and these benefits are included in amounts shown for “termination under Severance Plan.”

Stock option and RSU agreements contain provisions for accelerated vesting due to a change in control, death or disability, or retirement, and these accelerated amounts are included in amounts shown for “change in control,” “death or disability,” and “retirement or voluntary resignation.” As of December 31, 2022, Mr. Bettinger, Mr. Martinetto, and Mr. Schwab met the eligibility criteria for retirement under certain existing equity award agreements.

PBRSU award agreements contain provisions for accelerated vesting and payment of target awards due to a change in control, death, or disability. These accelerated amounts are included in the amounts shown for “change in control” or “death or disability.” PBRSU award agreements contain provisions for continued vesting following either termination under the Severance Plan or retirement, subject to achievement of performance goals established at the time such awards were granted. The value of awards subject to these continued vesting and performance achievement provisions

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Proposal Three: Advisory Approval of Named Executive Officer Compensation

is included in amounts shown for “termination under Severance Plan” and “retirement or voluntary resignation” as applicable.

(2)	For stock options, the amounts are based on the spread between the exercise price and the closing price of a share of company common stock on December 30, 2022 ($83.26), multiplied by the number of shares subject to accelerated vesting. For RSUs, the amounts are based on the closing price of a share of company common stock on December 30, 2022 ($83.26), multiplied by the number of shares subject to accelerated vesting. For the 2020 PBRSUs with the performance period ending December 31, 2022, the amount is based on $83.26 multiplied by the number of shares granted at 194.86% of the target based on the achievement of performance goals. For the 2021 and 2022 PBRSUs, the amounts are based on $83.26 multiplied by the target number of shares that would vest to the extent not already forfeited, under accelerated vesting provisions (in the case of death, disability, or change in control), or the number of target shares that will continue to vest, to the extent not already forfeited, under continued vesting provisions (in the case of retirement or severance under the Severance Plan) subject to achievement of performance goals established at the time such awards were granted.

(3)	Includes a base salary payable under the Severance Plan for the severance period and a 60-day notice period. Under the terms of the Severance Plan, an executive officer is eligible to receive a lump-sum severance benefit equal to base salary (at the December 31, 2022 rate) for a specified period (a minimum of seven months and a maximum of 12 months) based upon years of service. In addition, the Severance Plan provides for base salary during the 60-day notice period. To receive the lump-sum severance benefit, an employee must execute a severance agreement that provides the company and its affiliates with a general release and waiver of claims.

(4)	Under equity award agreements, if the employee meets the eligibility criteria for retirement at the time of termination, stock options and RSUs vest and PBRSUs continue to vest based on the achievement of the related performance goals.

(5)	Under the Severance Plan, amounts represent a lump-sum payment to cover part of the cost of COBRA premiums based on group health plan COBRA rates for the severance period.

(6)	Under equity award agreements, these awards fully vest in the event of a change in control of the company, death, or disability.

(7)	Under the Severance Plan, amounts result from vesting of outstanding long-term awards that would have vested during the 60-day notice period, accelerated vesting of outstanding stock options and RSU awards that would have vested during the severance period after termination, and continued vesting of PBRSU awards that may vest during the severance period after termination.

(8)	Under Mr. Schwab’s employment agreement, includes 36 months of salary (at the December 31, 2022 rate of $800,000) and bonus (at 2022 cash incentive of $2,093,871 under the Corporate Executive Bonus Plan), to be paid in 36 monthly installments.

(9)	Under Mr. Schwab’s employment agreement, unvested stock options fully vest upon an involuntary separation from service other than for cause.

(10)	Under Mr. Schwab’s employment and license agreements, includes annual installments of $5,565,934 (which represents $2.0 million adjusted to the consumer price index from 1987 as specified in his license agreement) for 15 years, and estimated cost of office space and secretarial support for 36 months of $1,133,335.

(11)	Under Mr. Schwab’s employment agreement, represents a lump-sum death benefit payable to Mr. Schwab’s estate in an amount equal to five times annual salary (at the December 31, 2022 rate of $800,000).

(12)	Under Mr. Schwab’s license agreement, represents annual installments of $5,565,934 for 15 years payable to Mr. Schwab or his estate.

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Proposal Three: Advisory Approval of Named Executive Officer Compensation

(13)	Under Mr. Schwab’s employment agreement, represents 36 months of annual salary (at the December 31, 2022 rate of $800,000), to be paid in monthly installments. A prorated bonus is not included, as it is already included in the 2022 SCT and is not an additional expense to the company.

(14)	Under Mr. Schwab’s employment agreement, represents 60 monthly installments of $50,000 in the event that Mr. Schwab elects to provide consulting services following a voluntary resignation, or resignation or termination after a change in control. A prorated bonus is not included, as it is already included in the 2022 SCT and is not an additional expense to the company.

Charles Schwab Severance Pay Plan

Employees other than Mr. Schwab are eligible for benefits under the Severance Plan in the event of job elimination, as defined in the Severance Plan.

Under the Severance Plan, an executive officer is eligible to receive a lump-sum severance pay benefit of base salary equal to 15 business days multiplied by the officer’s full years of service, with a minimum of seven months and maximum of 12 months of the base salary that would have been payable to the executive officer. Prorated benefits will be provided for partial years of service. The lump-sum amount is in addition to base salary for the 60-day notice period.

An executive officer who becomes eligible for severance benefits under the Severance Plan is also eligible to receive a lump-sum payment to cover a portion of the cost of group health plan coverage. The amount of the payment is based upon the period of time for which he or she is eligible to receive severance pay and current COBRA rates for group health plan coverage. In addition, the portion of the executive officer’s long-term awards, except PBRSUs or similar performance-based awards, which would have vested had the officer remained employed during the severance period, will vest following the officer’s termination date. Executive officers are treated as employees during their severance period for purposes of determining their vesting in PBRSUs to the extent performance goals are met or exceeded for the period.

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Proposal Three: Advisory Approval of Named Executive Officer Compensation

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2022

	OPTION AWARDS				STOCK AWARDS
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED[1] ($)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED[1] ($)

Walter W. Bettinger II	464,629		26.39	3/1/2026	300,813[7]	25,045,690	253,049[8,9]	21,068,860
	324,924		42.99	3/1/2027
	285,896		52.05	3/1/2028
	303,890	101,297[2]	46.81	3/1/2029
	180,879	180,879[3]	41.98	3/2/2030
	67,904	203,714[4]	64.10	3/1/2031
		304,115[5]	77.86	3/1/2032

Peter B. Crawford	3,792		23.12	11/1/2023	42,974[7]	3,578,015	62,483[8,9]	5,202,335
	14,963		28.44	11/3/2024
	22,910		34.70	8/3/2025
	29,977		26.39	3/1/2026
	28,670		42.99	3/1/2027
	11,191		39.70	6/1/2027
	31,767		52.05	3/1/2028
	37,986	12,663[2]	46.81	3/1/2029
	25,840	25,840[3]	41.98	3/2/2030
	21,617	64,853[4]	64.10	3/1/2031
		53,668[5]	77.86	3/1/2032

Joseph R. Martinetto	71,474		52.05	3/1/2028	93,109[7]	7,752,255	122,613[8,9]	10,208,758
	24,607		50.41	4/2/2028
	98,764	32,922[2]	46.81	3/1/2029
	55,986	55,987[3]	41.98	3/2/2030
	41,963	125,891[4]	64.10	3/1/2031
		107,335[5]	77.86	3/1/2032

Richard A. Wurster	4,956		46.39	11/1/2028	79,454[7,10,11]	6,615,340	81,637[8,9]	6,797,097
	13,034	13,035[6]	41.63	6/3/2029
	18,949	18,950[3]	41.98	3/2/2030
	15,768	47,305[4]	64.10	3/1/2031
		125,224[5]	77.86	3/1/2032

62	THE CHARLES SCHWAB CORPORATION PROXY STATEMENT

Proposal Three: Advisory Approval of Named Executive Officer Compensation

	OPTION AWARDS				STOCK AWARDS
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED[1] ($)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED[1] ($)

Charles R. Schwab	121,066		16.40	3/1/2023	111,730[7]	9,302,640	79,824[8,9]	6,646,146
	77,640		22.67	8/1/2023
	72,047		23.12	11/1/2023
	71,226		25.86	3/3/2024
	67,386		27.45	8/1/2024
	62,345		28.44	11/3/2024
	180,506		30.17	3/2/2025
	179,857		26.39	3/1/2026
	126,147		42.99	3/1/2027
	109,594		52.05	3/1/2028
	112,439	37,480[2]	46.81	3/1/2029
	67,183	67,184[3]	41.98	3/2/2030
	22,889	68,668[4]	64.10	3/1/2031
		89,446[5]	77.86	3/1/2032

(1)	Represents the market value of unvested RSUs or PBRSUs held as of December 31, 2022 based on the closing price of a share of common stock of $83.26 on December 30, 2022.

(2)	These non-qualified stock options under the 2013 Stock Incentive Plan have a grant date of March 1, 2019 and vest in four equal annual installments beginning on the first anniversary of the grant date.

(3)	These non-qualified stock options under the 2013 Stock Incentive Plan have a grant date of March 2, 2020 and vest in four equal annual installments beginning on the first anniversary of the grant date.

(4)	These non-qualified stock options under the 2013 Stock Incentive Plan have a grant date of March 1, 2021 and vest in four equal annual installments beginning on the first anniversary of the grant date.

(5)	These non-qualified stock options under the 2013 Stock Incentive Plan have a grant date of March 1, 2022 and vest in four equal annual installments beginning on the first anniversary of the grant date.

(6)	These non-qualified stock options under the 2013 Stock Incentive Plan have a grant date of June 3, 2019 and vest in four equal annual installments beginning on the first anniversary of the grant date.

THE CHARLES SCHWAB CORPORATION PROXY STATEMENT	63

Proposal Three: Advisory Approval of Named Executive Officer Compensation

(7)	Includes PBRSU awards under the 2013 Stock Incentive Plan with a grant date of March 2, 2020 and vest 100% on the third anniversary of the grant date. The shares underlying the PBRSU awards granted on March 2, 2020 were paid based on an achievement of performance goals of 194.86% as follows:

NAME	VESTING DATE	NUMBER OF UNITS

Walter W. Bettinger II	3/2/2023	300,813

Peter B. Crawford	3/2/2023	42,974

Joseph R. Martinetto	3/2/2023	93,109

Richard A. Wurster	3/2/2023	31,514

Charles R. Schwab	3/2/2023	111,730

(8)	Includes PBRSU awards under the 2013 Stock Incentive Plan with a grant date of March 1, 2021 and vest 100% on the third anniversary of the grant date. Based on a target of 100%, future vesting for the PBRSUs is as follows:

NAME	VESTING DATE	NUMBER OF UNITS

Walter W. Bettinger II	3/1/2024	125,648

Peter B. Crawford	3/1/2024	40,000

Joseph R. Martinetto	3/1/2024	77,648

Richard A. Wurster	3/1/2024	29,177

Charles R. Schwab	3/1/2024	42,353

(9)	Includes PBRSU awards under the 2013 Stock Incentive Plan with a grant date of March 1, 2022 and vest 100% on the third anniversary of the grant date. Based on a target of 100%, future vesting for the PBRSUs is as follows:

NAME	VESTING DATE	NUMBER OF UNITS

Walter W. Bettinger II	3/1/2025	127,401

Peter B. Crawford	3/1/2025	22,483

Joseph R. Martinetto	3/1/2025	44,965

Richard A. Wurster	3/1/2025	52,460

Charles R. Schwab	3/1/2025	37,471

(10)	Includes time-based RSUs under the 2013 Stock Incentive Plan with a grant date of June 3, 2019 and vest in four equal annual installments beginning on the first anniversary of the grant date. Future vesting for these RSUs is as follows:

NAME	VESTING DATE	NUMBER OF UNITS

Richard A. Wurster	6/3/2023	2,991

64	THE CHARLES SCHWAB CORPORATION PROXY STATEMENT

Proposal Three: Advisory Approval of Named Executive Officer Compensation

(11)	Includes time-based RSUs under the 2013 Stock Incentive Plan with a grant date of October 25, 2021 and vest in four equal annual installments beginning on the first anniversary of the grant date. Future vesting for these RSUs is as follows:

NAME	VESTING DATE	NUMBER OF UNITS

Richard A. Wurster	10/25/2023	14,983

	10/25/2024	14,983

	10/25/2025	14,983

2022 OPTION EXERCISES AND STOCK VESTED TABLE

	OPTION AWARDS		STOCK AWARDS

NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)[1]	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)[2]

Walter W. Bettinger II	—	—	148,226	11,867,344

Peter B. Crawford	13,500	922,476	18,529	1,483,478

Joseph R. Martinetto	—	—	48,173	3,856,851

Richard A. Wurster	61,423	3,130,442	20,159	1,460,302

Charles R. Schwab	—	—	54,844	4,390,948

(1)	The value realized on exercise of stock options as shown in this chart was calculated as the difference between the market price of the underlying share at exercise and the exercise price of the options multiplied by the number of shares subject to the option exercised. The market price for each transaction was determined as follows: If upon exercising, the NEO sold the shares acquired, the market price was determined to be the sale price. If upon exercising, the NEO kept the shares acquired, then the market price was determined to be the average of the high and low market price of the company’s common stock on the date of the exercise.

(2)	Amounts in this column were calculated by multiplying the number of shares vesting by the average of the high and low market price of the company’s common stock on the vesting date. If the vesting date was a weekend or holiday, the next business day’s prices were used to value the shares.

THE CHARLES SCHWAB CORPORATION PROXY STATEMENT	65

Proposal Three: Advisory Approval of Named Executive Officer Compensation

2022 NONQUALIFIED DEFERRED COMPENSATION TABLE

NAME[1]	PLAN	EXECUTIVE CONTRIBUTIONS IN LAST FISCAL YEAR[2] ($)	AGGREGATE EARNINGS IN LAST FISCAL YEAR[3] ($)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS ($)	AGGREGATE BALANCE AT LAST FISCAL YEAR-END ($)

Walter W. Bettinger II	DCP2	—	(955,345)	—	19,981,783[4]

Peter B. Crawford	DCP2	—	(489,872)	—	2,565,410

Charles R. Schwab	DCP1	—	(7,579,054)	—	32,359,813[5]

(1)	Mr. Schwab participates in The Charles Schwab Corporation Deferred Compensation Plan I (the DCP1) only, and Mr. Bettinger and Mr. Crawford participate in the DCP2 only. No NEOs participating in the deferred compensation plans made contributions to the deferred compensation plans in 2022. Mr. Martinetto and Mr. Wurster did not participate in the company’s deferred compensation plans.

(2)	The company does not make contributions to the deferred compensation plans.

(3)	The earnings reported in this column are not above-market or preferential and therefore are not reported in the 2022 SCT.

(4)	For Mr. Bettinger, includes prior executive contributions of $19,746,990 and aggregate plan earnings of $243,793.

(5)	For Mr. Schwab, includes prior executive contributions of $6,513,138 and aggregate plan earnings of $25,846,675.

The Charles Schwab Corporation Deferred Compensation Plans

In December 2004, the Compensation Committee adopted the DCP2. Deferrals for income earned prior to January 1, 2005 were made under the DCP1, and all deferrals for income earned after January 1, 2005 were made pursuant to the DCP2. Subject to the terms and conditions set forth in the plans, each eligible participant may elect to defer a portion of amounts earned under the company’s non-equity incentive plans (and in some cases, participants can elect to defer a portion of their base salary). All of a participant’s compensation deferrals are credited to a deferral account maintained for each participant. Amounts credited to deferral accounts are adjusted periodically to reflect earnings and losses (calculated based on the market return of investment options selected by participants that the company makes available under the plans). Investment options available under the plans are listed mutual funds and the Schwab Managed Retirement Trust Funds. Participants may make investment changes at any time. With certain exceptions, deferral accounts are paid or commence payment upon a fixed payment date, as elected by the participant, or upon the participant’s retirement. Participants generally may elect that payments be made in a single lump sum or in annual installments over a period of four, five, ten or fifteen years. However, payment will be made in a lump sum after a change in control of the company or upon a termination of a participant’s employment for any reason other than retirement.

66	THE CHARLES SCHWAB CORPORATION PROXY STATEMENT

Proposal Three: Advisory Approval of Named Executive Officer Compensation

2022 CEO PAY RATIO

The following is a reasonable estimate, calculated in accordance with SEC rules, of the ratio of the 2022 annual total compensation of the company’s median employee to the 2022 annual total compensation of Mr. Bettinger, the Chief Executive Officer:

•	the annual total compensation of the median employee, calculated in accordance with SCT rules, was $116,203;

•	the annual total compensation of the CEO, as reported in the 2022 SCT, was $24,386,329; and

•	the ratio of the annual total compensation of the CEO to the annual total compensation of the median employee was 210 to 1.

The same median employee was used for 2022 as was used in 2021 as there was no material change to the employee population or compensation arrangements that would have significantly impacted the pay ratio disclosure.

To identify the company’s median employee in 2021, the company used internal records to determine the employee population as of December 31, 2021, which equaled 31,449 individuals, including full-time, part-time, temporary, and seasonal employees. Of the 31,449 individuals represented on our compensation and benefits platforms, 31,401 were employed in the United States and 48 outside the United States. The company’s 48 non-U.S. employees accounted for less than 5% of the total employee population and were excluded from the analysis. Such employees were located in: Hong Kong (28 employees); Singapore (11 employees); India (one employee); and the United Kingdom (eight employees).

The company used the taxable Medicare wages as reflected in the Company’s payroll records as reported to the Internal Revenue Service on Forms W-2 Box 5 (Taxable Medicare Wages) as the consistently applied compensation measure. The company’s payroll records were used to calculate total Taxable Medicare Wages compensation for each of the 31,400 employees, other than the CEO and non-U.S. employees identified as excluded above. The median employee was then identified by consistently applying this compensation measure to all employees included in the analysis.

THE CHARLES SCHWAB CORPORATION PROXY STATEMENT	67

Proposal Three: Advisory Approval of Named Executive Officer Compensation

PAY VERSUS PERFORMANCE
In accordance with SEC rules, the following table sets forth information with respect to how “compe nsation ac
tually paid” (CAP) for our NEOs aligns with company performance. CAP is an
SEC-defined
term that does not necessarily reflect the amounts realized by the NEOs or how the Compensation Committee evaluates the link between company performance and NEO compensation. In addition, a significant portion of CAP relates to changes in fair value of unvested equity awards over the course of each year. Unvested equity awards remain subject to vesting conditions and possible future declines in value based on changes in the price of our common stock. The ultimate value realized by our NEOs from unvested equity awards will not be determined until the awards vest.

YEAR 1	SUMMARY COMPENSATION TABLE TOTAL FOR CEO 2 ($)	COMPENSATION ACTUALLY PAID TO CEO 3 ($)	AVERAGE SUMMARY COMPENSATION TABLE TOTAL FOR OTHER NEOS 2 ($)	AVERAGE COMPENSATION ACTUALLY PAID TO OTHER NEOS 3 ($)	VALUE OF INITIAL FIXED $100 INVESTMENT BASED ON: 4		NET INCOME 5 ($) (IN MILLIONS)	ADJUSTED DILUTED EARNINGS PER SHARE 6 ($)
					Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)

2022	24,386,329	57,877,151	8,355,171	18,470,980	182	149	7,183	3.90

2021	21,938,404	41,631,785	9,121,613	14,041,967	182	166	5,855	3.25

2020	15,959,193	20,212,072	4,645,494	5,780,703	114	118	3,299	2.45

(1)	Walter W. Bettinger II was the CEO and Peter B. Crawford, Joseph R. Martinetto, and Charles R. Schwab were also NEOs for each year presented. Richard A. Wurster was an NEO for 2022 and 2021 and Jonathan M. Craig was an NEO for 2020.

(2)	As reported in or, with respect to the
non-CEO
NEOs, the average of the amounts reported in, the “Total” column of the SCT (the SCT Total) for the applicable year. See the footnotes to the SCTs for further detail regarding the amounts in this column.

(3)	The SCT Total or, with respect to the non-CEO NEOs, the average of the SCT Totals reported for the applicable year, adjusted as follows in accordance with Item 402(v) of Regulation S-K:

YEAR		SCT TOTAL COMPENSATION ($)	MINUS SCT EQUITY AWARDS TOTAL i ($)	PLUS FAIR VALUE OF CURRENT YEAR EQUITY AWARDS AT YEAR-END ii ($)	PLUS CHANGE IN FAIR VALUE OF UNVESTED PRIOR YEAR EQUITY AWARDS ii, iii ($)	PLUS CHANGE IN FAIR VALUE OF EQUITY AWARDS VESTED IN CURRENT YEAR ii, iii ($)	PLUS DIVIDENDS PAID ON UNVESTED RSUS ($)	EQUALS COMPENSATION ACTUALLY PAID ($)

2022	CEO	24,386,329	17,000,054	28,364,147	22,970,143	(843,414)	N/A	57,877,151
	Other NEOs	8,355,171	5,250,051	8,759,579	6,811,517	(257,346)	52,110	18,470,980

2021	CEO	21,938,404	13,350,000	16,459,427	13,949,981	2,633,973	N/A	41,631,785
	Other NEOs	9,121,613	6,275,000	7,457,857	3,117,944	600,340	19,213	14,041,967

2020	CEO	15,959,193	10,500,000	13,285,558	1,914,194	(446,873)	N/A	20,212,072
	Other NEOs	4,645,494	2,762,500	3,495,393	494,257	(92,803)	862	5,780,703
(i)	Amounts in this column reflect the totals or, with respect to the non-CEO
NEOs, the average of the totals under the Stock Awards and Option Awards columns in the SCT for the applicable year. See the footnotes to the SCTs for further detail regarding the
amounts in this column.

68	THE CHARLES SCHWAB CORPORATION PROXY STATEMENT

Proposal Three: Advisory Approval of Named Executive Officer Compensation

(ii)	Fair value of equity awards is calculated in accordance with Topic 718. Fair value of PBRSUs with unsatisfied performance conditions as of the applicable measurement date also reflects the probable outcome of the applicable performance conditions as of that date. Fair value of unvested options is based on the fair value of the options as of the applicable measurement date as determined using an options pricing model. If a vesting event is on a weekend or holiday, the next preceding day’s prices are used for valuation purposes. Dividend equivalents accumulating on unvested PBRSUs are included in the year-end
fair value for the year in which the dividends are accrued.

(iii)	Changes in fair value are measured by comparing fair value as of the end of the applicable year or at vesting, as applicable, to the fair value as of the end of the prior year.

(4)	Cumulative total shareholder return (TSR) of the company and the Dow Jones U.S. Investment Services Index, which is the same industry index included in Part II, Item 5, “Market for Registrant’s Common Equity, Related Stockholder Matters, and Issuer Purchases of Equity Securities,” furnished on page 23 of the company’s Annual Report on Form
10-K
for the fiscal year ended December 31, 2022, assuming an initial investment of $100 in the company’s common stock on December 31, 2019 and reinvestment of dividends.

(5)	Net Income as reported in Part II, Item 8, “Financial Statements and Supplementary Data – Consolidated Statements of Income” on page 64 of the company’s Annual Report on Form
10-K
for the fiscal year ended December 31, 2022.

(6)	Adjusted diluted EPS as reported in Part I, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on page 30 of the company’s Annual Report on Form
10-K
for the fiscal year ended December 31, 2022. For a reconciliation of GAAP diluted EPS to non-GAAP
adjusted diluted EPS, which in the company’s assessment represents the most important financial performance measure used by the company to link CAP to the NEOs for 2022 to company performance, please see Appendix A on page A-1.
In accordance with SEC rules, the following charts describe the relationship between CAP and the company’s financial performance as measured by our cumulative TSR, net income, and adjusted diluted EPS, as well as the relationship between our TSR and peer group TSR.

The following chart lists the financial performance measures that, in the company’s assessment, are the most important financial performance measure
s
used by the company to link CAP to NEOs for 2022 to company performance. The way

THE CHARLES SCHWAB CORPORATION PROXY STATEMENT	69

Proposal Three: Advisory Approval of Named Executive Officer Compensation

these measures, together with certain other performance measures, determine the amounts of incentive compensation paid to our NEOs is describe
d
above in the Compensation Discussion and Analysis. The order of the measures in this chart should not be interpreted as a ranking.

Measures Schwab Considers Important in Linking CAP to Company Performance
Adjusted Diluted EPS
Return on Tangible Common Equity / Cost of Equity
Stock Price

70	THE CHARLES SCHWAB CORPORATION PROXY STATEMENT

Proposal Three: Advisory Approval of Named Executive Officer Compensation

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY

COMPENSATION PLANS

The following table summarizes information as of December 31, 2022 with respect to equity compensation plans approved and not approved by stockholders:

SECURITIES AUTHORIZED FOR ISSUANCE AS OF DECEMBER 31, 2022

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (#)	WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS[1] ($)	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (#)

Equity compensation plans approved by stockholders	24,549,021[2]	$43.28	141,655,601[3]

Equity compensation plans not approved by stockholders	—	—	—

Total[4]	24,549,021	$43.28	141,655,601

(1)	The weighted-average exercise price does not consider awards that have no exercise price, such as RSUs and PBRSUs.

(2)	Consists of shares of common stock underlying: 15,985,437 stock options outstanding under the company’s 2004, 2013, and 2022 Stock Incentive Plans; 6,901,189 RSUs outstanding under the company’s 2013 and 2022 Stock Incentive Plans; and 1,662,395 unearned PBRSUs awarded under the 2013 and 2022 Stock Incentive Plans (assuming the achievement of target performance with respect to each applicable performance metric such that 100% of the target PBRSUs are earned). The number of shares to be issued pursuant to such PBRSUs, if any, will be determined following completion of the relevant performance period.

(3)	Consists of 113,560,409 shares of common stock (including shares underlying stock options, stock appreciation rights, restricted stock, RSUs, performance stock, PBRSUs, performance units, and other stock awards) that may be awarded under the 2022 Stock Incentive Plan and 28,095,192 shares that may be purchased under the ESPP. An offering period under the ESPP had begun but was not completed as of December 31, 2022 (431,069 shares were subsequently purchased at the end of this offering period).

(4)	In accordance with applicable SEC rules, this table does not include information with respect to equity awards that were assumed by the company in connection with the acquisitions of the companies that originally established those plans or agreements and under which we may not make new award grants. The share amounts do not include equity awards granted under the TD Ameritrade Holding Corporation Long-Term Incentive Plan (the TD Ameritrade Plan) that were assumed by the company in connection with the company’s acquisition of TD Ameritrade in October 2020 (the TD Ameritrade Acquisition). As of December 31, 2022, there were 280,000 stock options, with a weighted-average exercise price of $25.81 and a weighted-average remaining term of three years, and 415,360 RSUs outstanding under the TD Ameritrade Plan.

THE CHARLES SCHWAB CORPORATION PROXY STATEMENT	71

Proposal Four: Frequency of Advisory Vote on Named Executive Officer Compensation

PROPOSAL FOUR:

FREQUENCY OF ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Act and Section 14A of the Securities Exchange Act of 1934, as amended (the Exchange Act), provide stockholders the opportunity to indicate how frequently the company should hold future advisory votes to approve the compensation of our NEOs. You will have the opportunity this year to indicate your preference on the frequency of having advisory votes on NEO compensation. You may indicate your preference to have the advisory vote every one, two, or three years, or you may abstain from voting.

The vote on the frequency of advisory votes on NEO compensation is required by federal law at least once every six years, and we last held a vote on the frequency of advisory votes in 2017. Although the advisory vote is not binding, the board has a policy that it will submit the advisory vote on NEO compensation to stockholders in accordance with the frequency that receives a majority of votes cast on the proposal. If none of the options regarding voting frequency receives a majority, the board will submit the advisory vote with such frequency as determined by the board in accordance with its best judgment.

In 2017, the board recommended, and stockholders voted for, a preference of a frequency of one year to conduct an advisory vote on NEO compensation. The company has not observed any reason why the previously expressed stockholder preference should not continue to govern, and market practice is that annual “say on pay” votes are held. The board again recommends a frequency of one year, as we believe that having an advisory vote every year on NEO compensation provides the Compensation Committee regular input from stockholders and is an element to be considered as part of its broader review of executive compensation programs.

72	THE CHARLES SCHWAB CORPORATION PROXY STATEMENT

Security Ownership of Certain Beneficial Owners and Management

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

This table shows common stock that is beneficially owned by owners of 5% or more of the outstanding company common stock, the directors, the NEOs, and directors and executive officers as a group, as of the close of business on March 3, 2023 or as noted otherwise.

	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP				PERCENT OF OUTSTANDING SHARES
NAME OF BENEFICIAL OWNER	SHARES OWNED[1]		RIGHT TO ACQUIRE WITHIN 60 DAYS[2]	TOTAL BENEFICIAL OWNERSHIP[3]

The Toronto-Dominion Bank	175,778,751	[4]	—	175,778,751	9.9%

The Vanguard Group	125,888,270	[5]	—	125,888,270	7.1%

Charles R. Schwab	106,733,693	[6]	1,265,582	107,999,275	6.1%

BlackRock, Inc.	106,891,269	[7]	—	106,891,269	6.0%

John K. Adams, Jr.	32,056		41,013	73,069	*

Walter W. Bettinger II	618,669	[8]	1,963,791	2,582,460	*

Marianne C. Brown	1,197		3,821	5,018	*

Joan T. Dea	17,520		19,087	36,607	*

Christopher V. Dodds	442,807		7,053	449,860	*

Stephen A. Ellis	65,414	[9]	118,744	184,158	*

Mark A. Goldfarb	23,017		25,312	48,329	*

William S. Haraf	29,656		25,312	54,968	*

Frank C. Herringer	207,651	[10]	193,474	401,125	*

Brian M. Levitt	22,267	[11]	1,718	23,985	*

Gerri K. Martin-Flickinger	968	[12]	2,650	3,618	*

Bharat B. Masrani	421		5,484	5,905	*

Todd M. Ricketts	530,643	[13]	1,718	532,361	*

Charles R. Ruffel	18,991		36,113	55,104	*

Arun Sarin	18,617		46,737	65,354	*

Carolyn Schwab-Pomerantz	2,342,343	[14]	37,428	2,379,771	*

Paula A. Sneed	116,723		54,182	170,905	*

Peter B. Crawford	44,725		289,331	334,056	*

Joseph R. Martinetto	260,445	[15]	422,506	682,951	*

Richard A. Wurster	54,970		109,256	164,226	*

Directors and Executive Officers as a Group (25 Persons)[16]	111,833,074		5,497,455	117,330,529	6.6%

*Less than 1%

(1)	This column includes outstanding shares for which the named person has sole or shared voting or investment power.

THE CHARLES SCHWAB CORPORATION PROXY STATEMENT	73

Security Ownership of Certain Beneficial Owners and Management

(2)	Shares that can be acquired through stock option exercises or RSU settlements within 60 days of March 3, 2023. As of March 3, 2023, there are no RSUs or PBRSUs held by executive officers that vest within 60 days.

(3)	This column includes the total number of shares beneficially owned, including shares owned and the number of shares underlying stock options exercisable and RSUs that can be settled within 60 days of March 3, 2023.

(4)	Includes shares held by TD Bank and its subsidiaries, for which TD Bank has sole voting and dispositive power. TD Bank also owns 50,893,695 shares of non-voting common stock that, when taken together with the shares of common stock owned by TD Bank, represents approximately 12.4% of the issued and outstanding common stock and non-voting common stock of the company. The address of TD Bank is Toronto-Dominion Centre, P.O. Box 1, Toronto, Ontario, Canada M5K IA2.

(5)	Includes shares held by The Vanguard Group (Vanguard) as reported on its Schedule 13G/A filed with the SEC on February 9, 2023 and includes 2,176,897 shares for which Vanguard has sole voting power, 119,607,183 shares for which Vanguard has sole dispositive power, and 6,281,087 shares for which Vanguard has shared dispositive power. The address of Vanguard is 100 Vanguard Boulevard, Malvern, PA 19355.

(6)	Includes 9,216,012 shares held by Mr. Schwab’s spouse as trustee, 30,731,256 shares held by family limited partnerships, 44,025 shares held by 188 Corp, and the following shares for which Mr. Schwab disclaims beneficial ownership: 6,863,066 shares held by nonprofit public benefit corporations established by Mr. Schwab; and 6,000 shares held in a trust for which Mr. Schwab acts as trustee. Mr. Schwab’s address is c/o The Charles Schwab Corporation, 3000 Schwab Way, Westlake, TX 76262.

(7)	Includes shares held by BlackRock, Inc. (BlackRock) as reported on its Schedule 13G filed with the SEC on February 7, 2023 and includes 95,787,809 shares for which BlackRock has sole voting power and 106,891,269 shares for which BlackRock has sole dispositive power. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.

(8)	Includes 2,456 shares held by Mr. Bettinger’s spouse.

(9)	Includes 58,657 shares held by a revocable living trust for which Mr. Ellis and his spouse are trustees.

(10)	Includes 50,625 shares held by Mr. Herringer’s spouse.

(11)	Includes 21,846 shares held by a company of which Mr. Levitt is the sole stockholder and that he controls.

(12)	These shares are held by a trust for which Ms. Martin-Flickinger and her spouse are trustees.

(13)	Includes 7,867 shares held by Mr. Ricketts’ spouse and 295,320 shares held by Mr. Ricketts’ spouse as trustee.

(14)	Includes 596,456 shares held by Ms. Schwab-Pomerantz’s spouse as trustee, 2,798 shares held by a limited liability company of which Ms. Schwab-Pomerantz is the sole member and that she controls, and 1,733,583 shares held in trusts for which Ms. Schwab-Pomerantz acts as trustee.

(15)	Includes 259,786 shares held by a trust.

(16)	In addition to the officers and directors named in this table, four other executive officers are members of this group.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires the company’s directors, executive officers, and beneficial owners of more than 10% of the company’s common stock to file reports with the SEC indicating their holdings of, and transactions in, the company’s equity securities. Based solely on a review of copies of these reports and written representations from the company’s executive officers and directors, all of the company’s executive officers, directors, and 10% owners timely complied with all Section 16(a) filing requirements for fiscal 2022 except for one late Form 4 reporting an option exercise by Nigel Murtagh.

74	THE CHARLES SCHWAB CORPORATION PROXY STATEMENT

Transactions with Related Persons

TRANSACTIONS WITH RELATED PERSONS

Effective as of the closing of the TD Ameritrade Acquisition, the company entered into a registration rights agreement with Mr. Schwab, certain other stockholders, and TD Bank, which beneficially owns 5% or more of the company’s common stock that among other things provides Mr. Schwab, TD Bank, and the other stockholders party to the agreement up to three “demand” registrations in any 12-month period as well as customary “piggyback” registration rights with respect to all of their shares of company common stock and shares of company common stock issuable upon conversion, exercise, or exchange, as applicable, of any other company equity securities. The registration rights agreement also requires the company to indemnify the stockholders against certain liabilities that may arise under the Securities Act of 1933, as amended. This registration rights agreement replaced for Mr. Schwab the registration rights agreement that he entered into with the company in 1987.

The company and subsidiaries of TD Bank (together, the TD Depository Institutions) entered into an amended and restated insured deposit account agreement (the IDA agreement). In accordance with the IDA Agreement, which became effective October 6, 2020, cash held in eligible brokerage client accounts is swept off balance sheet to deposit accounts at the TD Depository Institutions. The company provides recordkeeping and support services to the TD Depository Institutions with respect to the deposit accounts for which the company receives an aggregate monthly fee. During 2022, the company generated approximately $1.3 billion in revenue from bank deposit account fees under the IDA Agreement.

Also in connection with the TD Ameritrade Acquisition, the company entered into a stockholder agreement with TD Bank (the Stockholder Agreement) effective as of the closing of the TD Ameritrade Acquisition that governs certain rights and obligations of TD Bank with respect to shares of the company’s voting and non-voting common stock that TD Bank acquired as part of the TD Ameritrade Acquisition. The Stockholder Agreement sets out, among other things, standstill restrictions, a voting agreement, board designation rights, and transfer restrictions.

As a result of the TD Ameritrade Acquisition, the company assumed certain agreements existing between TD Ameritrade and TD Bank and its affiliates. The following describes certain transactions between TD Ameritrade and TD Bank and its affiliates during fiscal year 2022. Unless otherwise disclosed, amounts cited relate to fiscal year 2022.

•

TD Waterhouse Canada Order Routing Agreement. TD Ameritrade Clearing, Inc., a wholly owned subsidiary of the company, provided certain order routing services to TD Waterhouse Canada Inc. (TDW Canada), a wholly owned subsidiary of TD Bank. This agreement generated $35.3 million of trading revenue, partially offset by $26.8 million of other expense.

•

Trading Platform Hosting and Services Agreement. TDW Canada offers its clients TD Ameritrade’s “Thinkorswim” trading platform, and TD Ameritrade, Inc. provides the services to support the platform, including routing orders generating $5.9 million of trading revenue, $4.1 million of other revenue, and $4.7 million of other expense.

•

Securities Based Lending. Securities-based lending is an offering for TD Ameritrade’s institutional and retail clients that allows them to open a line of credit against their securities portfolio. An arrangement is in place for institutional and retail clients for TD Bank to lend against brokerage assets, resulting in $3.72 million of other revenue.

•	Cash Management Services Agreement. TD Bank USA, N.A., a wholly owned subsidiary of TD Bank, provides cash management services to clients of TD Ameritrade, resulting in $1.5 million of expenses.

•

Revolving Credit Facility. TD Ameritrade had in place a senior unsecured revolving credit facility with the company, until its expiration in April 2022, in the aggregate principal amount of approximately $600 million, in which a wholly

THE CHARLES SCHWAB CORPORATION PROXY STATEMENT	75

Transactions with Related Persons

owned subsidiary of TD Bank participated as a lender on terms no more favorable than the terms of the other lenders participating in the credit facility, including receiving an upfront fee percentage the same as those payable to the other lenders participating in the credit facility, as well as certain customary expense reimbursement. Through expiration of the facility in April 2022, the total lending commitment received from the subsidiary of TD Bank under this facility was $76.7 million.

•

Sublease Agreements. TD Ameritrade and TD Bank are parties to sublease agreements where TD Ameritrade and TD Bank sublease building space to each other for administrative and operational purposes. Under these sublease agreements, TD Ameritrade generated $0.4 million of sub-lease rental income and recognized $0.3 million of occupancy and equipment costs.

•

Trademark License Agreement. TD Ameritrade and TD Bank were party to a trademark license agreement that allowed TD Ameritrade to use certain TD Bank trademarks as part of TD Ameritrade’s corporate identity. Although the agreement terminated upon the TD Ameritrade Acquisition, the company is permitted to continue using the trademarks for a transitionary period.

In addition, certain brokerage subsidiaries of the company have securities lending agreements with certain subsidiaries of TD Bank. These agreements were entered into in the ordinary course of business and were made on substantially the same terms as those prevailing for comparable securities lending agreements with persons other than related persons and do not involve more than the normal risk of collectability or present other unfavorable features.

As described in Security Ownership of Certain Beneficial Owners and Management, based on information contained in separate Schedule 13G filings with the SEC, each of BlackRock and Vanguard reported that it beneficially owned more than 5% of the outstanding shares of the company’s common stock as of December 31, 2022. The company and its affiliates engage in ordinary course transactions and arrangements with BlackRock or its affiliates including for sub-advisory services for a fund, recordkeeping, administrative, stockholder, educational, and data support services, and a license to use BlackRock’s portfolio management technology platform. The company and its subsidiaries also do and may continue to, in the ordinary course, invest in BlackRock and Vanguard funds and pay related management fees. These transactions are negotiated on an arm’s-length basis and we believe they are on customary terms and conditions.

Some directors, executive officers, and entities with which they are affiliated have credit transactions with the company’s banking and brokerage subsidiaries, such as mortgage loans, revolving lines of credit, or other extensions of credit. These transactions with directors, executive officers, and their affiliates are made in the ordinary course of business and as permitted by the Sarbanes-Oxley Act of 2002. Such transactions are on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the lender and do not involve more than the normal risk of collectability or present other unfavorable features.

The company’s written Policy Regarding Related Party Transactions, which has been approved by the Audit Committee, governs the review and approval of transactions with related persons. With certain limited exceptions, this policy generally requires Audit Committee review and approval of any financial transaction, arrangement, or relationship (including any indebtedness or guarantee of indebtedness), or any series of similar transactions, arrangements, or relationships in which the company participates and the amount involved exceeds or is expected to exceed $120,000, and a director, nominee for director, or executive officer of the company, an immediate family member of any of the foregoing, or a stockholder owning in excess of 5% of a class of the company’s voting securities has a direct or indirect material interest. For the purposes of the policy, immediate family members include children, stepchildren, parents, stepparents, spouses, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law, and any persons sharing their household (other than a tenant or employee).

76	THE CHARLES SCHWAB CORPORATION PROXY STATEMENT

Transactions with Related Persons

The policy requires directors and executive officers to promptly notify the company’s Office of Corporate Governance prior to the commencement of any such transaction in which the notifying person has or will have a material interest, and promptly after becoming aware of any other related person transaction or proposed related person transaction, and to provide a description of all material facts concerning such transaction and the related person’s interest in such transaction. The Office of Corporate Governance conducts an initial review of any reported transaction and refers all transactions requiring review and approval to the Audit Committee. The Audit Committee must give reasonable prior review to any related person transaction brought to its attention and will generally consider any such transaction at its next meeting. However, if prior review is not reasonably possible or the Audit Committee otherwise becomes aware of a related person transaction after its commencement, the transaction will be considered at the next regularly scheduled Audit Committee meeting. In the event that it is infeasible or impractical to wait until the next regularly scheduled Audit Committee meeting or convene an Audit Committee meeting to evaluate a related person transaction, the Chair of the Audit Committee, or any two disinterested members of the Audit Committee if the Chair is an interested party, may review and approve the related person transaction, and any such approval will be reported to the Audit Committee as promptly as reasonably practicable. A transaction may be approved only if it is determined that the transaction is not inconsistent with the interests of the company as of the time of authorization or ratification.

Notice to and approval by the Audit Committee as described above is not required for certain transactions not required to be disclosed under Item 404 of Regulation S-K, charitable contributions to any tax-exempt organization (other than family foundations created by a related person) that do not exceed the greater of $1 million or 2% of the charitable organization’s revenues, and transactions involving financial services, other than loans and other extensions of credit, that are provided on substantially the same terms as those prevailing at the time for comparable services provided to non-affiliates and that otherwise comply with applicable law.

THE CHARLES SCHWAB CORPORATION PROXY STATEMENT	77

Proposals Five and Six: Stockholder Proposals

PROPOSALS FIVE AND SIX:

STOCKHOLDER PROPOSALS

We have been notified that stockholder proponents intend to present proposals for consideration at the annual meeting. The stockholder proposals and supporting statements appear in italics below, and we present the proposals as they were submitted to us. We recommend that you vote against the two stockholder proposals. Our responses are contained immediately after each proposal.

FIRST STOCKHOLDER PROPOSAL

James McRitchie, 9295 Yorkship Court, Elk Grove, California 95758, who holds 100 shares of the company’s common stock, has submitted the following proposal for consideration at the annual meeting:

Resolved: James McRitchie, of CorpGov.net, requests the Charles Schwab Corp (“Company” or “Schwab”) report annually on unadjusted median and adjusted pay gaps across race and gender globally and/or by country, where appropriate, including associated policy, reputational, competitive, and operational risks, and risks related to recruiting and retaining diverse talent. The report should be prepared at reasonable cost, omitting proprietary information, litigation strategy, and legal compliance information.

Racial/gender pay gaps are the difference between non-minority and minority/male and female median earnings expressed as a percentage of non-minority/male earnings.

Supporting Statement: Pay inequities persist across race and gender. They pose substantial risks to companies and society. Black workers’ hourly median earnings represent 64% of white wages. Median income for women working full time is 83% of that of men.1 Intersecting race, Black women earn 63%, Native women 60%, and Latina women 55%.2 At the current rate, women will not reach pay equity until 2059, Black women 2130, and Latina women 2224.3

Citigroup estimated closing minority and gender wage gaps 20 years ago could have generated 12 trillion dollars in additional national income.4 PwC estimates closing the gender pay gap could boost OECD economies by $2 trillion annually.5 Actively managing pay equity is linked to superior stock performance and return on equity.6

Best practice includes:

1.	unadjusted median pay gaps, assessing equal opportunity to high-paying roles,

2.	statistically adjusted gaps, assessing whether minorities and non-minorities, men and women, are paid the same for similar roles.

Over 20 percent of the 100 largest U.S. employers currently report adjusted gaps, and an increasing number of companies disclose unadjusted gaps to address the structural bias women and minorities face regarding job opportunity and pay.7 Schwab reports neither.

78	THE CHARLES SCHWAB CORPORATION PROXY STATEMENT

Proposals Five and Six: Stockholder Proposals

Racial and gender unadjusted median pay gaps are accepted as the valid way of measuring pay inequity by the United States Census Bureau, Department of Labor, OECD, and International Labor Organization.8 The United Kingdom and Ireland mandate disclosure of median pay gaps, and the United Kingdom is considering racial pay reporting.

An annual report adequate for investors to assess performance could integrate base, bonus and equity compensation to calculate:

•	percentage median and adjusted gender pay gap, globally and/or by country

•	percentage median and adjusted racial/minority/ethnicity pay gap, U.S. and/or by country

To Enhance Shareholder Value, Vote FOR Pay Equity Disclosure – Proposal Five

1 https://www.nationalpartnership.org/our-work/resources/economic-justice/fair-pay/americas-women-and-the-wage-gap.pdf

2 https://www.aauw.org/app/uploads/2021/09/AAUW_SimpleTruth_2021_-fall_update.pdf

3 https://iwpr.org/iwpr-publications/quick-figure/the-gender-pay-gap-1985-to-2020-with-forecast-for-achieving-pay-equity-by-race-and-ethnicity/

4 https://ir.citi.com/NvIUklHPilz14Hwd3oxqZBLMn1_XPqo5FrxsZD0x6hhil84ZxaxEuJUWmak51UHvYk75VKeHCMI%3D

5 https://www.pwc.com/hu/en/kiadvanyok/assets/pdf/women-in-work-2021-executive-summary.pdf

6 https://www.mckinsey.com/capabilities/people-and-organizational-performance/our-insights/promoting-gender-parity-in-the-global-workplace ; https://www.issgovernance.com/file/publications/ISS-ESG-Gender-Diversity-Linked-to-Success.pdf

7 https://diversiq.com/which-sp-500-companies-disclose-gender-pay-equity-data/

8 https://static1.squarespace.com/static/5bc65db67d0c9102cca54b74/t/622f4567fae4ea772ae60492/1647265128087/Racial+Gender+ Pay+Scorecard+2022+-+Arjuna+Capital.pdf

THE CHARLES SCHWAB CORPORATION PROXY STATEMENT	79

Proposals Five and Six: Stockholder Proposals

Board of Directors’ Recommendation Against and Statement of Opposition to the Stockholder Proposal

We believe diversity and inclusion (D&I) are tied to our success and purpose of serving every client with passion and integrity. Our D&I strategy is guided by four key pillars:

•  Increase Workforce Diversity: talent comes from a broad spectrum of human qualities and strengths

•  Build on our Inclusive Workplace: embracing an inclusive culture across the organization

•  Serve a Diverse Marketplace’s Needs: leveraging our differences is important to our clients’ success

•  Support our Communities: making a positive impact on the communities where we live and work

Our employees are the foundation of our business, and we are dedicated to fostering a culture that values and reflects the strengths of every employee so that we can be best positioned to support our diverse clients and the communities we serve.

Moreover, a recent pay equity analysis, conducted in 2022, showed that our female employees earn approximately 99.2 cents for every dollar earned by similarly situated male employees, and our employees who identify as people of color earn approximately 99.9 cents for every dollar earned by similarly situated white employees.

Given the company’s strong programs, practices and disclosure, the Board believes that the adoption of this proposal is unnecessary as its implementation would not meaningfully enhance the company’s already established commitment to pay equity as part of our broader commitment to diversity and inclusion.

For these reasons and the reasons set forth below, after careful consideration, our board unanimously recommends a vote AGAINST this proposal.

We are transparent about our workforce diversity.

We believe that diversity contributes to company performance. Through diversity, we gain a wider range of perspectives and experiences, which supports our business strategy of seeing the world “Through Clients’ Eyes.” We are on a long-term journey to continue to improve our workforce diversity, enhance our inclusive culture, better serve our diverse clients, and build stronger connections to our diverse communities. It is important to both our business and our clients that our talent is as broad and diverse as the communities we serve. The ability to hire, retain, and develop a diverse workforce is an important component of our commitment to D&I. To that end, we have a number of measures in place to increase diverse representation and belonging.

Our board and Executive Council are responsible for establishing our D&I strategy across the organization and supporting our talent acquisition and retention efforts. Our D&I Sponsorship Committee provides centralized oversight and governance to ensure that D&I partner sponsorships align with our four-pillar approach to D&I.

To further enhance our transparency regarding our workforce diversity, we published our first “D&I At a Glance” progress report, available at https://content.schwab.com/web/retail/public/about-schwab/schwab_external_d&i_infographic_2020_v2.pdf. In addition, we make our EEO-1 report publicly available on our website, providing disaggregated information about gender, race, and ethnicity across our workforce.

80	THE CHARLES SCHWAB CORPORATION PROXY STATEMENT

Proposals Five and Six: Stockholder Proposals

We are proud of the progress we have made, and we recognize there will be more to do as best practices and the needs of our communities and markets continue to evolve. We are committed to our ongoing efforts to open doors and unlock the human and commercial potential that can flow from a strong focus on D&I across the company.

Our Board and Nominating and Corporate Governance Committee oversee our diversity and inclusion efforts.

Our board and its Nominating and Corporate Governance Committee oversee our efforts with respect to pay equity and diversity and inclusion as part of their responsibility for oversight of our ESG programs and priorities. In addition, the Nominating and Corporate Governance Committee and the full board are regularly updated and provide director oversight of our efforts to foster a diverse and inclusive workforce.

We have implemented many programs and practices to foster diversity and inclusion.

The company has developed recruiting, training, and compensation programs to foster diversity and inclusion across its workforce. Because we recognize that there is no single solution to expanding diversity in our workforce, we have developed a holistic set of programs and policies to support our efforts. To help build an inclusive culture, we:

•  Employ numerous outreach strategies, such as campus recruiting with Historically Black Colleges and Universities and Hispanic-serving institutions and partnerships with over 30 organizations to help recruit diverse talent to the company.

•  Offer multiple mentoring programs, including a structured mentoring program for colleagues of color at the director level. Our senior leader mentors provide career guidance and developmental insights, and mentees focus on expanding leadership capabilities to prepare them for career growth while developing meaningful, supportive relationships with senior leaders. In 2022, we offered additional mentor training through an Inclusion through Allyship program facilitated by our external training partner, providing tools and support on how to be an ally to mentees and team members.

•  Use a bias-detection tool so that all job descriptions and recruiting communications are reflective of the diverse candidate pools we want to attract and reduce potential bias in the interview process through a competency-based behavioral interviewing method that focuses on the quality of people hired.

•  Sponsor 10 Employee Resource Groups (ERGs), employee-driven groups developed around specific dimensions of diversity to build and maintain a community of support, leadership development opportunities, mentorship, and connection to our diverse client base. Our ERGs are made up of employees who come together around common interests, shared characteristics or life experiences and are committed to fostering a culture of inclusion at the company. Our ERGs are supported by at least one or two Managing Directors as National Executive Sponsors. The Executive Sponsors work as an ally to provide coaching, mentorship and guidance to our ERG leaders on the successful execution of our ERG initiatives, all in concert to build an environment of inclusion and belonging. In 2022, our ERGs included approximately 12,500 members in 132 chapters spread across our different locations and hosted approximately 900 events.

•  Hold an annual Week of Belonging—a weeklong intersectional event highlighting inclusion through employee and leadership engagement and development activities open to all employees.

•  Launched a new program to enhance the support and resources, including accessibility tools and accommodations processes, available to employees who self-identify as neurodivergent to make for a positive employee experience. We also launched the Charles Schwab Neurodiversity at Work website that will connect neurodivergent job seekers to select roles across Schwab.

THE CHARLES SCHWAB CORPORATION PROXY STATEMENT	81

Proposals Five and Six: Stockholder Proposals

We provide additional information about our diversity and inclusion efforts in the 2022 Charles Schwab Corporation Environmental, Social, and Governance Report, available at aboutschwab.com/citizenship.

As a result of our efforts to cultivate a diverse and inclusive workforce, the company has been repeatedly recognized for our efforts and successes, including:

•  2022 DEI Award: Scoring 100% on the 2022 Disability Equality Index

•  2022 Best of the Best Recognition: Being recognized annually since 2012 by U.S. Veterans Magazine

•  Corporate Equality: Receiving 100% rating on the Human Rights Campaign’s Corporate Equality Index for LGBTQ+ inclusion since 2004

•  Best Employers for Diversity: Being named as one of America’s Best Employers for Diversity by Forbes, based on a survey of 50,000 workers across the U.S. in 2019

•  2022 Top 50 Employers Recognition: Being awarded as a top employer by readers of Careers & the disABLED magazine

•  Social Impact: Being recognized as a 2022 honoree of The Civic 50 awarded by Points of Light to the 50 most community-minded companies for their corporate citizenship and social impact programs

We are intently focused on our employees’ well-being and success.

The well-being of our people and their families comes first. In order to help employees and their families navigate life’s everyday challenges, we focus on providing benefits that matter most to them. We have expanded our parental leave benefits and added more family/personal support programs, including backup care, support for children who are experiencing developmental, learning or emotional hurdles, and legal assistance for employees’ parents. Recognizing that our employees span many different life stages and have a variety of different work-life needs, the company offers a wide range of resources and benefits to support all employees, including a hybrid work environment, employee sabbatical program, paid parental leave, employee stock purchase plan, tuition reimbursement, and volunteer time off. In 2022, we expanded our Employee Assistance Program that supports employee’s emotional and mental well-being, and we introduced a new holistic, inclusive wellbeing program through a customized website and mobile app.

Summary

The board believes that the adoption of this proposal is unnecessary as it would not meaningfully enhance the company’s commitment to pay equity and diversity and inclusion. As described above, we are committed to pay equity and cultivating diverse representation, and we have strong programs and practices supporting our ongoing commitment. Our current disclosure already provides robust information and implementation of this proposal would not meaningfully enhance the company’s already established commitment to pay equity as part of our broader commitment to diversity and inclusion.

For these reasons, we recommend a vote against the stockholder proposal.

82	THE CHARLES SCHWAB CORPORATION PROXY STATEMENT

Proposals Five and Six: Stockholder Proposals

SECOND STOCKHOLDER PROPOSAL

The National Center for Public Policy Research, 2005 Massachusetts Ave. NW. Washington, DC 20036, which holds at least $2,000 in market value of the company’s common stock, has submitted the following proposal for consideration at the annual meeting:

Supporting Statement: Companies that provide banking or financial services are essential pillars of the marketplace. On account of their unique and pivotal role in America’s economy, many federal and state laws already prohibit them from discriminating when providing financial services to the public. And the UN Declaration of Human Rights, consistent with many other laws and the U.S. Constitution, recognizes that “everyone has the right to freedom of thought, conscience, and religion.”1 Financial institutions should respect these freedoms.

As shareholders of Charles Schwab, we believe it is of great import that the company respect civil rights by identifying potential factors that may contribute to discrimination in the provision of services based on race, color, religion, sex, national origin, or social, political, or religious views.

We are particularly concerned with recent evidence of religious and political discrimination by companies in the financial services industry, as detailed in the Statement on Debanking and Free Speech.2

When companies engage in this kind of discrimination, they hinder the ability of individuals, groups, and businesses to access and equally participate in the marketplace and instead skew it to their own ends.

The Statement on Debanking and Free Speech identified many companies in the financial services industry that frequently include vague and subjective standards in their policies like “hate speech” or promoting “intolerance” that allow employees to deny or restrict service for arbitrary or discriminatory reasons. The 2022 edition of the Viewpoint Diversity Business Index3 also identified numerous examples of this in many companies’ terms of service. The inclusion of vague and arbitrary terms risks impacting clients’ exercise of their constitutionally protected civil rights, by creating the potential that such persons or groups will be denied access to essential services as a consequence of their speech or political activity. Moreover, they risk giving fringe activists and governments a foothold to demand that private financial institutions deny service under the sweeping, unfettered discretion that such policies provide.

These actions and policies are an affront to public trust, destabilize the market, and threaten the ability of American citizens to live freely and do business according to their deeply held convictions.

Charles Schwab also maintains that it promotes good social policy and diversity, equity, and inclusion practices.4 It is important for the shareholders to know that Charles Schwab is adhering to its own standards by serving diverse consumers without regard to their beliefs or other factors above.

Resolved: Shareholders request the Board of Directors conduct an evaluation and issue a report within the next year, at reasonable cost and excluding proprietary information and disclosure of anything that would constitute an admission of pending litigation, evaluating how it oversees risks related to discrimination against individuals based on their race, color, religion (including religious views), sex, national origin, or political views, and whether such discrimination may impact individuals’ exercise of their constitutionally protected civil rights.

1 https://www.un.org/en/about-us/universal-declaration-of-human-rights.

2 https://storage.googleapis.com/vds_storage/document/Statement%20on%20Debanking%20and% 20Free%20Speech.pdf.

3 https://viewpointdiversityscore.org/business-index.

4 https://www.aboutschwab.com/diversity-and-inclusion; https://www.aboutschwab.com/schwab-ramps-up-its-ongoing-d&i-efforts-in-2021

THE CHARLES SCHWAB CORPORATION PROXY STATEMENT	83

Proposals Five and Six: Stockholder Proposals

Board of Directors’ Recommendation Against and Statement of Opposition to the Stockholder Proposal

We believe diversity and inclusion are tied to our success and purpose of serving every client with passion and integrity. When Mr. Schwab started our firm, he sought to create a company that would make investing easier and more accessible for everyone. That is worth repeating: for everyone. That spirit of inclusion still permeates all that we do at Schwab.

As such, given the company’s strong commitment to diversity and inclusion, as further discussed below, the board believes that the adoption of this proposal is unnecessary as its implementation would not meaningfully enhance the company’s already established policies and practices. After careful consideration, our board unanimously recommends a vote AGAINST this proposal.

We respect everyone’s rights, including those of our clients, to their viewpoints, however diverse, on various issues.

We believe strongly that everyone is entitled to their individual viewpoints—each and every client, employee, or board director. It is, in fact, our respect for those viewpoints that leads us to believe that our company’s purpose is best realized by declining to take sides in political debates unrelated to our business.[1] We never want to be seen attempting to speak for the diverse viewpoints held by our clients and employees nor do we want a company position on political issues to get in the way of our employees serving others, or all of our clients achieving better financial outcomes. That is why each of us is expected to respect the rights of and deal fairly with the company’s clients, competitors, vendors, and personnel. Our success has always been rooted in our commitment to a simple but important principle: serving our clients, stockholders, and all other stakeholders in the way any of us would want to be served. As such, we earn our clients’ trust by treating clients in an ethical, empathetic, and proactive way.

We are committed to preventing discrimination across the organization.

We believe that diversity contributes to company performance and that, through diversity, we gain a wider range of perspectives and experiences, which supports our business strategy of seeing the world “Through Clients’ Eyes.” We take seriously our commitment to diversity and inclusion. We do not tolerate discrimination or harassment of any kind based on an individual’s protected status and promote a culture of respect for people from all backgrounds, including gender, race, national origin, religion, sexual orientation, disability, and other dimensions of diversity. All of these considerations are enduring values for us as reflected in The Charles Schwab Corporation Code of Business Conduct and Ethics, as well as in our Equal Employment Opportunity Policy and Preventing Harassment and Discrimination Policy. We are on a long-term journey to continue to improve our workforce diversity, enhance our inclusive culture, better serve our diverse clients, and build stronger connections to our diverse communities. This commitment is reflected in our numerous diversity and inclusion efforts, including but not limited to partnering with Historically Black Colleges and Universities and Hispanic serving institutions for campus recruiting, our endowed scholarship program, our diversity and inclusion mentorship program, and the 10 different ERGs that support our diversity and inclusion strategies and have participation from approximately 12,500 employees.

[1]	See Charles Schwab Corporation, “Why We Don’t Take Sides on Political Issues,” available at https://www.aboutschwab.com/why-we-dont-take-sides-on-political-Issues.

84	THE CHARLES SCHWAB CORPORATION PROXY STATEMENT

Proposals Five and Six: Stockholder Proposals

It is important for our business and our clients that our talent reflects the diverse communities of clients that they serve. The policies and procedures we have in place for our employees and clients are intended to foster diversity and inclusion and promote respect for all people. We are also committed to respecting the dignity of everyone in the workplace and expect everyone to show respect for all of our colleagues, clients, contingent workers, and vendors.

Our Board and its committees oversee our diversity and inclusion policies and practices.

In addition to measures designed to combat discrimination, we have thorough risk management processes to protect against risks to the company, including risks related to the application of our policies. As part of this process, our board and its Nominating and Corporate Governance Committee oversee and monitor our ESG programs and priorities, our Audit Committee oversees policies and procedures for ensuring compliance with the company’s Code of Business Conduct and Ethics, and our Risk Committee reviews reporting guidelines for overseeing conduct risk and reviews reports relating to violations of the Code of Business Conduct and Ethics.

For these reasons, we recommend a vote against the stockholder proposal.

THE CHARLES SCHWAB CORPORATION PROXY STATEMENT	85

Voting Procedures and Other Information

VOTING PROCEDURES AND OTHER INFORMATION

How can I obtain proxy materials?

Pursuant to the “notice and access” rules adopted by the SEC, we have elected to provide stockholders access to our proxy materials over the internet. Accordingly, we are making this proxy statement and our Annual Report to Stockholders, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, available to our stockholders on the internet. On March 31, 2023, we mailed our stockholders a Notice of Internet Availability of Proxy Materials (Notice) containing instructions on how to access our proxy materials, including this proxy statement and our Annual Report to Stockholders. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request these materials. Other stockholders, in accordance with their prior requests, have received email notification of how to access our proxy materials and vote over the internet, or have been mailed paper copies of our proxy materials and a proxy card or a voting instruction form from their bank or broker.

Internet distribution of proxy materials is designed to expedite receipt by stockholders, lower the cost of our annual meeting, and reduce the environmental impact of our annual meeting. However, if you received a Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions for requesting such materials contained on the Notice. If you have previously elected to receive our proxy materials electronically for all future meetings, you will continue to receive these materials via email unless you elect otherwise.

How can I attend the annual meeting?

Stockholders who owned the company’s common stock at the close of business on March 20, 2023 may attend the annual meeting. There were 1,767,817,829 shares of common stock outstanding on March 20, 2023.

This year’s annual meeting will be a virtual event. We believe that conducting the annual meeting as a virtual meeting will enable higher levels of stockholder attendance while also helping the company reduce its financial and environmental costs associated with the annual meeting. Stockholders attending the meeting will have the same rights as at an in-person meeting, including the rights to vote and to ask questions through the virtual meeting platform.

You must register in advance to attend via the internet. To register, please go to:

www.schwabevents.com.

When registering, you will be asked to provide your name, mailing address, email address, and, if you own Schwab shares, proof that you own those shares (such as the Schwab account number in which you hold the shares or the name of the broker that you hold the shares with in an account outside of Schwab).

Upon completion of registration, you will receive a confirmation email that has additional information about the webcast, including the link to join and a calendar reminder. You will have the opportunity to submit a question when registering and vote during the meeting from the webcast console.

You will be able to join the webcast 15 minutes prior to the start time of the annual meeting. You should ensure that you have a strong internet connection, and we recommend testing your system using the link that will be provided in the registration confirmation email and on the annual meeting website.

86	THE CHARLES SCHWAB CORPORATION PROXY STATEMENT

Voting Procedures and Other Information

If you encounter any technical difficulties with the virtual meeting platform on the day of the annual meeting, please email schwabeventswebcasts@schwab.com. Technical support will also be available from the webcast console starting at 10:45 a.m. Central Time on May 18, 2023.

Properly submitted questions may be addressed during the question and answer session of the annual meeting. Due to limited time at the annual meeting, we may aggregate questions by topic and may not be able to address all submitted questions. Consistent with the company’s approach when the annual meetings were held in person, questions or comments that are not related to the proposals under discussion, are about personal concerns not shared by stockholders generally, or use blatantly offensive language may be ruled out of order.

What is a quorum?

A quorum is necessary to hold a valid annual meeting. The presence, in person or by proxy, of the holders of record of a majority in voting interest of the shares of stock of the company entitled to be voted at the annual meeting is necessary to constitute a quorum. Virtual attendance at the annual meeting constitutes presence in person for purpose of a quorum at the meeting.

How can I vote?

Stockholders who owned the company’s common stock at the close of business on March 20, 2023 may vote at the annual meeting. Each share of common stock is entitled to one vote.

You may vote in advance of the meeting by internet, telephone, or mail by following the instructions on your Notice, proxy card, or voting instruction form, including by entering the 11-digit control number contained in your Notice. Please vote as promptly as possible by following these instructions.

If you do not vote in advance, and plan to submit your vote at the virtual annual meeting, you will need a legal proxy to vote your shares if your shares are held in “street name” (e.g., through a bank or broker). You may obtain a legal proxy from your bank or broker. Please send your legal proxy to our transfer agent, Equiniti Trust Company, by email to EQSS-ProxyTabulation@equiniti.com. If you hold shares registered in your name (e.g., in certificate form), you will not need a legal proxy to vote your shares at the virtual annual meeting.

How is my vote counted?

You may vote either “for” or “against” or “abstain” from voting on each director nominee, the ratification of the selection of independent auditors, the advisory approval of NEO compensation, and on the stockholder proposals. If you abstain from voting on any director nominee, the abstention will not count as a vote cast on the proposal to elect that director. If you abstain from voting on the ratification of the selection of independent auditors, the advisory approval of NEO compensation, or the stockholder proposals, it will have the same effect as a vote “against” that proposal.

You may vote for “one,” “two,” or “three” years or “abstain” from voting on the frequency of the advisory vote on NEO compensation. Under the policy adopted by the board, if you abstain from voting on the frequency of the advisory vote on NEO compensation, the abstention will not count as a vote cast for the frequency of advisory vote proposal. The frequency receiving the greatest number of votes will be considered the frequency recommended by stockholders.

If you provide your voting instructions on your proxy, your shares will be voted as you instruct, and according to the best judgment of Charles R. Schwab, Walter W. Bettinger II, and Peter J. Morgan III if a proposal comes up for a vote at the meeting that is not on the proxy.

THE CHARLES SCHWAB CORPORATION PROXY STATEMENT	87

Voting Procedures and Other Information

If you do not indicate a specific choice on the proxy you submit for one or more proposals, your shares will be voted (with respect to the proposal or proposals on which you do not vote):

•	for the five named nominees for director;

•	for the ratification of the selection of independent auditors;

•	for the advisory approval of NEO compensation;

•	for one year as the frequency with which to hold the advisory vote on NEO compensation;

•	against the stockholder proposal requesting pay equity disclosure;

•	against the stockholder proposal requesting a report on discrimination risk oversight and impact; and

•	according to the best judgment of Mr. Schwab, Mr. Bettinger, and Mr. Morgan if a proposal comes up for a vote at the meeting that is not on the proxy.

How will my shares be voted if other business is presented at the annual meeting?

We know of no business other than the proposals contained in the proxy statement to be considered at the meeting. However, if other matters are properly presented at the meeting, or at any adjournment or postponement of the meeting, and you have properly submitted your proxy, then Mr. Schwab, Mr. Bettinger, and Mr. Morgan will vote your shares on those matters according to their best judgment.

What if I change my mind after I submit my proxy?

You may revoke your proxy and change your vote by:

•	signing a proxy card with a later date and returning it before the polls close at the meeting;

•	voting by telephone or on the internet before 11:59 p.m. Central Time on May 17, 2023; or

•	voting at the meeting.

How many votes must the director nominees receive to be elected as directors?

A director must receive more “for” than “against” votes to be elected as a director. If a director does not receive more “for” than “against” votes, the director may be eligible under Delaware law to continue to serve a “holdover” term until the next annual meeting of stockholders. However, in the event that a director does not receive more “for” than “against” votes, our corporate governance guidelines provide that the Nominating and Corporate Governance Committee shall meet within 90 days after the final certification of the vote and evaluate the director’s continued service for a holdover term. Under the guidelines, the Nominating and Corporate Governance Committee should consider the following:

•	the reasons for the director’s failure to receive an affirmative majority of votes;

•	the director’s qualifications and skills and contributions to the board and board committees;

•	the effect on board composition without the director’s continued service during the holdover term on the board or board committees;

•	whether there are qualified candidates to fill a vacancy if the affected director immediately resigned from the board or board committees; and

•	the guidelines for considering director candidates established by the Nominating and Corporate Governance Committee.

88	THE CHARLES SCHWAB CORPORATION PROXY STATEMENT

Voting Procedures and Other Information

In making its evaluation, the Nominating and Corporate Governance Committee may determine that:

•	the director should continue to serve a holdover term on the board;

•	the director should continue service on the board for a predetermined period (but less than a full holdover term);

•	the director should continue service on the board for a holdover term or predetermined period but resign from one or more board committees; or

•	the director should immediately resign from the board or one or more board committees.

If the Nominating and Corporate Governance Committee determines that the affected director should resign from the board or one or more board committees, the director will be expected to submit a resignation immediately upon such determination. The Nominating and Corporate Governance Committee’s determination, including the reasons for such determination, will be publicly disclosed on a Form 8-K filed with the SEC.

What happens if a director nominee is unable to stand for election?

The board may reduce the number of directors or select a substitute nominee. In the latter case, if you have submitted your proxy, Mr. Schwab, Mr. Bettinger, and Mr. Morgan can vote your shares for a substitute nominee. They cannot vote for more than three nominees.

How many votes are needed for the ratification of independent auditors and the advisory approval of NEO compensation?

The ratification of independent auditors and the advisory approval of NEO compensation will be approved if a majority of the shares present at the meeting in person or by proxy and entitled to vote on the proposal vote for approval.

What is the effect of the vote on the frequency of advisory votes on NEO compensation?

Because the choices are one, two, or three years or abstain, a vote on the frequency of advisory votes on executive compensation is not a “for” or “against” vote on our recommendation. We will consider the results – including the preference that receives the highest number of votes – when determining the frequency of advisory votes on NEO compensation. The board had adopted a policy that, if one of the options receives a majority of votes cast on the proposal, it will submit the advisory vote on NEO compensation in accordance with that frequency.

How many votes are needed for approval of the stockholder proposals?

The stockholder proposals will be approved if a majority of the shares present at the meeting in person or by proxy and entitled to vote on the proposal vote for approval.

What is a “broker non-vote”?

A broker non-vote occurs when a brokerage firm holding shares in street name for a beneficial owner does not vote on a proposal because the broker has not received instructions from the beneficial owner and does not have discretionary voting power with respect to the proposal.

THE CHARLES SCHWAB CORPORATION PROXY STATEMENT	89

Voting Procedures and Other Information

What is the effect of not providing voting instructions if my shares are held in street name?

Brokerage firms may have authority to vote clients’ unvoted shares on some “routine” matters. When a brokerage firm votes its clients’ unvoted shares on routine matters, these shares are counted to determine if a quorum exists to conduct business at the meeting. A brokerage firm cannot vote clients’ unvoted shares on non-routine matters, which results in a broker non-vote. A broker non-vote will be treated as not being entitled to vote on the proposal and will not be counted for purposes of determining whether the proposal has been approved.

The company’s proposal to ratify the selection of independent auditors is considered a routine matter, but the election of directors, the advisory approval of NEO compensation, the frequency with which to hold the advisory vote, and the stockholder proposals are not.

If you have a stockbroker or investment advisor, they may be able to vote your shares depending on the terms of the agreement you have with them.

What is the effect of not submitting my proxy if my shares are held in a retirement plan?

A trustee under a retirement plan may be able to vote a participant’s unvoted shares. For example, if you are a participant in The SchwabPlan Retirement Savings and Investment Plan, the trustee, under certain circumstances, can vote your shares. Specifically, the trustee will vote shares you hold under the Employee Stock Ownership Plan (ESOP) component of The SchwabPlan Retirement Savings and Investment Plan if the trustee does not receive voting instructions from you. The trustee will vote your unvoted shares held under the ESOP component of the overall plan in the same proportion as all other plan participants vote their shares held under the ESOP component of the overall plan.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts at the transfer agent or with stockbrokers. Please complete and submit all proxies to ensure that all your shares are voted.

Unless you need multiple accounts for specific purposes, it may be less confusing if you consolidate as many of your transfer agent or brokerage accounts as possible under the same name and address.

Is my vote kept confidential?

Proxies, ballots, and voting tabulations identifying stockholders are kept confidential by our transfer agent and will not be disclosed except as may be necessary to meet legal requirements.

Where do I find voting results of the meeting?

We will announce preliminary voting results at the annual meeting. We will announce the final results on a Form 8-K following the annual meeting. You may access a copy electronically on our website at www.aboutschwab.com/investor-relations by clicking on “Financial Reports & Presentations” or through the SEC’s electronic data system at www.sec.gov. You also may obtain a copy by contacting investor.relations@schwab.com.

Voting results are tabulated and certified by our transfer agent, Equiniti Trust Company.

Who pays the cost for proxy solicitation?

The company is paying for distributing and soliciting proxies. As a part of this process, the company reimburses brokers, nominees, fiduciaries, and other custodians for reasonable fees and expenses in forwarding proxy materials to stockholders.

90	THE CHARLES SCHWAB CORPORATION PROXY STATEMENT

Voting Procedures and Other Information

The company has retained D.F. King & Co., Inc. to act as proxy solicitor in conjunction with the annual meeting at an estimated fee of $15,000 plus reasonable out of pocket expenses. Employees of the company or its subsidiaries may solicit proxies through mail, telephone, the internet, or other means. Employees do not receive additional compensation for soliciting proxies.

What is “householding”?

“Householding” means that we may deliver a single Notice or, if applicable, set of proxy materials to households with multiple stockholders, provided such stockholders give their affirmative or implied consent and certain other conditions are met.

Some households with multiple stockholders already may have provided the company with their affirmative consent or given a general consent to householding. We will provide only one Notice or, if applicable, set of proxy materials to each such household, unless we receive contrary instructions.

If you are eligible for householding but received multiple Notices or, if applicable, sets of proxy materials and prefer to receive only a single Notice or set for your household, please send a request addressed to our transfer agent, Equiniti Trust Company, at P.O. BOX 64856, St. Paul, Minnesota 55164, or call (877) 778-6753. If you are a registered stockholder residing at an address with other registered stockholders and wish to receive a separate Notice or, if applicable, set of proxy materials at this time or in the future, we will promptly provide you with a separate Notice or set upon request. To obtain this Notice or set, please contact Equiniti Trust Company as indicated above. If you hold your shares in “street name,” please contact your bank, broker, or other holder of record to request information about householding.

How do I submit a proposal or nomination for the 2024 annual meeting?

Pursuant to Rule 14a-8 under the Exchange Act, some proposals by stockholders may be eligible for inclusion in our proxy statement for the 2024 annual meeting. If you want us to consider including such a proposal in our proxy statement next year, it must comply with SEC rules and it must be received at the company’s principal executive offices no later than December 2, 2023.

In addition, under our proxy access bylaw, if you are a stockholder or a group of up to 20 stockholders that has owned at least 3% of our outstanding common stock for at least three years, you may submit nominees up to the greater of two and 25% of the number of directors then in office for inclusion in our proxy statement for the 2024 annual meeting if the nominations are received by the Corporate Secretary no earlier than November 2, 2023 and no later than December 2, 2023.

If you want to submit a proposal or nomination for action at next year’s annual meeting that is not to be included in our proxy statement, pursuant to our bylaws, it must be received by the Corporate Secretary no earlier than February 18, 2024 and no later than March 19, 2024, and any such proposal must be, under the Delaware General Corporation Law, an appropriate subject for stockholder action.

In addition to satisfying the foregoing requirements, stockholders who intend to solicit proxies in support of director nominees other than our nominees for next year’s annual meeting pursuant to Rule 14a-19 under the Exchange Act must provide the notice required by Rule 14a-19 no later than March 19, 2024.

The bylaws contain specific procedural requirements regarding a stockholder’s ability to nominate a director or submit a proposal to be considered at a meeting of stockholders. The bylaws are available on our website at www.aboutschwab.com/governance. In addition, you may obtain a copy of our bylaws by contacting the Office of the Corporate Secretary at the address in the “Corporate Governance” section of this proxy statement.

THE CHARLES SCHWAB CORPORATION PROXY STATEMENT	91

Appendix A: Non-GAAP Financial Measures

APPENDIX A:

NON-GAAP FINANCIAL MEASURES

In addition to disclosing financial results in accordance with GAAP, this proxy statement contains references to the non-GAAP financial measures described below. We believe these non-GAAP financial measures provide useful supplemental information about the financial performance of the company and facilitate meaningful comparison of Schwab’s results in the current period to both historic and future results. These non-GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may not be comparable to non-GAAP financial measures presented by other companies.

Schwab’s use of non-GAAP measures is reflective of certain adjustments made to GAAP financial measures as described below. The company uses ROTCE, which represents annualized adjusted net income available to common stockholders as a percentage of average tangible common equity. Tangible common equity represents common equity less goodwill, acquired intangible assets – net, and related deferred tax liabilities. The company also uses adjusted diluted EPS and ROTCE as components of performance criteria for employee bonus and certain executive management incentive compensation arrangements. The Compensation Committee maintains discretion in evaluating performance against these criteria.

The following tables present reconciliations of GAAP measures to non-GAAP measures for the twelve months ended December 31, 2022 (in millions, except ratios and per share amounts):

	2022 Amount	2022 % of Total Net Revenues
Income before taxes on income (GAAP), Pre-tax profit margin (GAAP)	$9,388	45.2%
Acquisition and integration-related costs[1]	392	1.9%
Amortization of acquired intangible assets	596	2.9%
Adjusted income before taxes on income (non-GAAP), Adjusted pre-tax profit margin (non-GAAP)	$10,376	50.0%

(1)	Acquisition and integration-related costs for 2022 primarily consist of $220 million of compensation and benefits, $140 million of professional services, and $21 million of occupancy and equipment.

	2022 Amount	2022 Diluted EPS
Net income available to common stockholders (GAAP), Diluted EPS (GAAP)	$6,635	$ 3.50
Acquisition and integration-related costs[1]	392	0.21
Amortization of acquired intangible assets	596	0.31
Income tax effects[2]	(237)	(0.12)
Adjusted net income available to common stockholders (non-GAAP), Adjusted diluted EPS (non-GAAP)	$7,386	$ 3.90

(1)	Acquisition and integration-related costs for 2022 primarily consist of $220 million of compensation and benefits, $140 million of professional services, and $21 million of occupancy and equipment.

(2)	The income tax effects of the non-GAAP adjustments are determined using an effective tax rate reflecting the exclusion of non-deductible acquisition costs and are used to present the acquisition and integration-related costs and amortization of acquired intangible assets on an after-tax basis.

THE CHARLES SCHWAB CORPORATION PROXY STATEMENT	A-1

Appendix A: Non-GAAP Financial Measures

2022 Amount
Return on average common stockholders’ equity (GAAP)	18%
Average common stockholders’ equity	$36,605
Less: Average goodwill	(11,952)
Less: Average acquired intangible assets – net	(9,084)
Plus: Average deferred tax liabilities related to goodwill and acquired intangible assets – net	1,870
Average tangible common equity	$17,439
Adjusted net income available to common stockholders[1]	$7,386
Return on tangible common equity (non-GAAP)	42%

(1)	See table above for the reconciliation of net income available to common stockholders to adjusted net income available to common stockholders (non-GAAP).

A-2	THE CHARLES SCHWAB CORPORATION PROXY STATEMENT

“Always put the client first.”
Chuck Schwab

Since day one, we’ve set out to challenge the status quo, looking for ways to offer our clients more value and a better experience. We’re confident our approach can help people take ownership of their financial futures.

We believe in the power of investing, which helps turn earners into owners. Investing can be truly transformative when investors actively engage and when they work collaboratively with the right financial provider.

We are champions of investors and those who serve them. We look at the world through our clients’ eyes and keep that perspective at the heart of everything we do.

We offer investors a contemporary, full-service approach to build and manage their wealth. We help investors either directly as Schwab clients or through one of the thousands of independent advisors and employers we serve.

This is how we help investors, advisors, employers, and employees take ownership of their futures.

Own your tomorrow.

The Charles Schwab Corporation

3000 Schwab Way, Westlake, TX 76262
(817) 859-5000
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Printed on recycled paper. ©2023 The Charles Schwab Corporation. All rights reserved. LGL13902-24 (03/23) 00284106 charles SCHWAB CORPORATION EQ Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945 Address Change? Mark box, sign, and indicate changes below: TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD. FPO The Board of Directors Recommends a Vote “FOR” Proposals 1(a) through 1(e), 2 and 3, “ONE YEAR” for Proposal 4, and “AGAINST” Proposals 5 and 6. Election of directors: 1(a) Marianne C. Brown 1(b) Frank C. Herringer 1(c) Gerri k. Martin- Flickinger FOR AGAINST ABSTAIN 1(d) Todd M. Ricketts 1(e) Carolyn Schwab-Pomerantz FOR AGAINST ABSTAIN Please fold here – Do not separate 2. Ratification of the selection of Deloitte & Touche LLP as independent auditors 3. Advisory vote to approve named executive officer compensation 4. Frequency of advisory vote on named executive officer compensation One Year Two Years Three Years Abstain 5. Stockholder Proposal requesting pay equity disclosure 6. Stockholder Proposal requesting company report on discrimination risk oversight and impact WHEN THIS PROXY IS PROPERLY EXECUTED YOUR SHARES WILL BE VOTED: (1) AS DIRECTED; (2) IF NO DIRECTION IS GIVEN: FOR PROPOSALS 1(a) THROUGH 1(e), 2, AND 3, ONE YEAR FOR PROPOSAL 4 AND AGAINST PROPOSALS 5 AND 6; AND (3) ACCORDING TO THE BEST JUDGMENT OF CHARLES R. SCHWAB, WALTER W. BETTINGER II, AND/OR PETER J. MORGAN III IF ANY OTHER MATTER COMES BEFORE THE ANNUAL MEETING FOR A VOTE. Date Signature(s) in Box Please sign exactly as your name(s) appears on proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

ANNUAL MEETING OF STOCKHOLDERS Thursday, May 18, 2023 11:00 a.m (Central Time) www.schwabevents.com/corporation The Annual Meeting of Stockholders will be hosted as a virtual event via the internet. To attend the meeting via the internet, visit www.schwabevents.com/corporation. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 18, 2023: The proxy statement and annual report to security holders are available in the “Investor Relations” section of our website at www.aboutschwab.com. 3000 Schwab Way Westlake, Texas 76262 proxy This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 18, 2023. The shares of stock you hold in your account, as well as any shares you hold under The Charles Schwab Corporation Dividend Reinvestment Plan and/or The SchwabPlan Retirement Savings and Investment Plan will be voted as you specify on the reverse side. If you sign and return your proxy card and no choice is specified, your shares will be voted “FOR” Proposals 1(a) through 1(e), 2, and 3, “ONE YEAR” for Proposal 4, and “AGAINST” Proposals 5 and 6. By signing the proxy, you revoke all prior proxies and appoint Charles R. Schwab, Walter W. Bettinger II and/or Peter J. Morgan III with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned your proxy card. INTERNET/MOBILE PHONE MAIL www.proxypush.com/schw 1-866-883-3382 Mark, sign and date your proxy Use the Internet to vote your proxy Use a touch-tone telephone to card and return it in the before 11:59 p.m. (CT) on vote your proxy before 11:59 p.m. (CT) postage-paid envelope provided in May 17, 2023. on May 17, 2023. time to be received by May 17, 2023. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.